Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183862

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 12, 2012)

2,000,000         % Tangible Equity Units

Genesee & Wyoming Inc.

This is an offering of tangible equity units, or “Units,” issued by Genesee & Wyoming Inc. (“Genesee & Wyoming”). Each Unit has a stated amount of $100. Each Unit is comprised of a prepaid stock purchase contract issued by Genesee & Wyoming and a senior amortizing note having a final installment payment date of October 1, 2015 issued by Genesee & Wyoming, which has an initial principal amount of $             per amortizing note and a final installment payment date of October 1, 2015.

Unless settled or redeemed earlier as described herein, each purchase contract will automatically settle on October 1, 2015 (subject to postponement in certain limited circumstances) and we will deliver a number of shares of our Class A Common Stock based on the applicable market value of our Class A Common Stock. The applicable market value is the average of the daily volume weighted average prices, or daily VWAPs (as defined herein), of our Class A Common Stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding October 1, 2015. On the mandatory settlement date, each purchase contract will settle, unless earlier settled or redeemed, as follows (subject to adjustment):

•	if the applicable market value is equal to or greater than $ , you will receive shares of Class A Common Stock for each purchase contract;

•

if the applicable market value is less than $             but greater than $            , you will receive a number of shares of Class A Common Stock for each purchase contract equal to $100 divided by the applicable market value; and

•	if the applicable market value is less than or equal to $ , you will receive shares of Class A Common Stock for each purchase contract.

At any time prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding October 1, 2015, you may settle any or all of your purchase contracts early, and we will deliver              shares of our Class A Common Stock per purchase contract (subject to adjustment). In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our Class A Common Stock based on the fundamental change early settlement rate, as described herein. We may elect to settle all, but not less than all, outstanding purchase contracts on or after May 15, 2013 and prior to October 1, 2015, at the “early mandatory settlement rate” (as defined herein), upon a date fixed by us upon not less than five business days’ notice. In addition, if the agreement and plan of merger relating to our pending acquisition of RailAmerica, Inc. has terminated, we may elect within the five business days immediately following April 30, 2013 to redeem all, but not less than all, outstanding purchase contracts on the terms described herein. Except for cash in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay you equal quarterly cash installments of $             per amortizing note (except for the January 1, 2013 installment payment, which will be $             per amortizing note), which in the aggregate will be equivalent to a         % cash payment per year with respect to each $100 stated amount of Units. The amortizing notes will be our unsecured senior obligations and will rank equally in right of payment to our existing and future senior indebtedness. The amortizing notes will rank senior to all of our existing and future unsecured subordinated indebtedness and junior to the rights of our secured creditors to the extent of their security in our assets. If we elect to settle the purchase contracts early or in the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes, as described herein.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to recreate a Unit, as described herein.

We will apply to list the Units on the New York Stock Exchange under the symbol “GWRU,” subject to satisfaction of its minimum listing standards with respect to the Units. If the Units are approved for listing, we expect trading on the New York Stock Exchange to begin within 30 calendar days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. Prior to this offering, there has been no public market for the Units.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GWR.” On September 7, 2012, the last reported sale price of our Class A Common Stock on the New York Stock Exchange was $65.41 per share.

The underwriters have an option to purchase within 13 days beginning on and including, the date of the initial issuance of the Units up to an additional 300,000 Units from us at the price to public less underwriting discounts and commissions.

Concurrently with this offering of Units, pursuant to a separate prospectus supplement, we are offering 3,500,000 shares of our Class A Common Stock (including 233,996 shares by a selling stockholder, for which we will not receive any proceeds) for a total price to public of approximately $             million (or 4,025,000 shares, for a total price to public of approximately $             million, if the underwriters exercise their option to purchase up to an additional 525,000 shares in full). The completion of this offering is not contingent on the completion of the offering of our Class A Common Stock, and the completion of the offering of Class A Common Stock is not contingent on the completion of this offering. This offering is not contingent on completion of the Merger (as defined herein).

Investing in the Units involves risks. See “Risk Factors” beginning on page S-34 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us (before expenses)	$	$

The underwriters expect to deliver the Units to purchasers on or about September     , 2012 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

September     , 2012

GENESEE
G&W
WYOMING
Genesee & Wyoming Inc.
Following completion of the Merger
RailAmerica
Port Operations
Genesee & Wyoming
Port Operations
Industrial Switching
Contract Coal Loading
Dashed lines indicate trackage rights

Following the consummation of the acquisition of RailAmerica*, Genesee & Wyoming Inc. (GWI) (NYSE:GWR) will own and operate short line and regional freight railroads in the United States, Australia, Canada, the Netherlands and Belgium. GWI operations worldwide are expected to include 111 railroads organized in 12 regions, with more than 15,000 miles of owned and leased track and approximately 2,500 additional miles under track-access arrangements, as well as rail service at 35 ports in North America, Australia and Europe. GWI also performs contract coal loading and railcar switching services for industrial customers. Assuming the completion of the acquisition of RailAmerica, GWI will be the largest owner and operator of short line and regional freight railroads in North America, with 108 railroads and approximately 13,000 track miles in 39 U.S. states and four Canadian provinces. In addition, we provide rail service in four Australian states and one Australian territory and operate the 1,400-mile Tarcoola to Darwin rail line linking the Port of Darwin with the interstate rail network in South Australia.

*There is no assurance that GWI will complete the merger or obtain the necessary governmental approvals to control RailAmerica and complete the integration of RailAmerica.

Australia
Genesee & Wyoming Australia (GWA)
GWA-Operated Track
Interstate Lines with Open Access
Port Operations
Darwin
NORTHERN TERRITORY
Alice Springs
QUEENSLAND
SOUTH AUSTRALIA
Brisbane
NEW SOUTH WALES
Tarcoola
Perth
WESTERN AUSTRALIA
Whyalla
Sydney
Port Lincoln
Adelaide
VICTORIA
Melbourne
Europe
Port Operations
Shunting Contracts
Rotterdam
Antwerp

Prospectus Supplement

Prospectus

S-i

PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Genesee & Wyoming Inc. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2012, which became automatically effective upon filing. If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus we provide to you when making your investment decision.

BASIS OF PRESENTATION

In this prospectus supplement, unless otherwise specified or the context requires otherwise:

•	“Genesee & Wyoming”, “GWI”, the “Company”, “we”, “our” and “us” refer to Genesee & Wyoming Inc. and its subsidiaries and affiliates as of the date hereof;

•	“RailAmerica” refers to RailAmerica, Inc. and its subsidiaries as of the date hereof;

•	“combined company” refers to Genesee & Wyoming and its subsidiaries (including RailAmerica and its subsidiaries) after completion of the Transactions, including the Merger;

•	“Merger” refers to our acquisition of the outstanding common shares of RailAmerica;

•	“Transactions” refers to the Merger and the related Financing Transactions as described under “Prospectus Supplement Summary—The Transactions” in this prospectus supplement; and

•	“Financing Transactions” means the various financing transactions as described under “Prospectus Supplement Summary—The Transactions” in this prospectus supplement.

Although Genesee & Wyoming’s acquisition of RailAmerica has not yet occurred, the pro forma information in this prospectus supplement gives pro forma effect to the Merger and the related Financing Transactions, including this offering and the concurrent Class A Common Stock Offering (as defined under “Prospectus Supplement Summary—The Transactions”), as if we had received Surface Transportation Board (“STB”) approval to control RailAmerica and complete the integration of RailAmerica as of June 30, 2012, in the case of balance sheet data, and as of January 1, 2011, in the case of statement of operations data, unless otherwise specified. Although our notice of exemption filed with the STB to close the Merger into a sole voting trust has become effective, there is no assurance that we will

S-ii

obtain the necessary governmental approvals to control RailAmerica and complete the integration of RailAmerica. The STB may not permit the integration or may impose significant restrictions or conditions on such integration, including conditions associated with our service, the rates we charge or divestiture of certain of our assets. Pending such formal approval, the voting trustee will hold the RailAmerica stock and we expect to account for our ownership of RailAmerica using the equity method of accounting. The pro forma financial information in this prospectus supplement assumes STB approval without any divestiture of assets. See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica”.

Certain financial and other data of RailAmerica has been reclassified in accordance with Genesee & Wyoming’s presentation, such as commodity groups.

This offering is not conditioned on completion of the Merger or STB approval to control RailAmerica. If the Merger is not completed, none of the transactions described under “The Transactions”, other than this offering and the concurrent Class A Common Stock Offering, if completed, will occur, the other pieces of our current capital structure will remain in place as described in the documents incorporated by reference herein and we will use the net proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, as described under “Use of Proceeds”. See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica—The failure by us to complete the acquisition of RailAmerica could adversely affect our business and the market price of our common stock and could result in substantial termination costs”.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their right to purchase up to 300,000 additional Units from us.

All references to currency amounts included in this prospectus supplement are in United States dollars unless specifically noted otherwise.

INDUSTRY AND MARKET DATA

We obtained the market, competitive position and forecast data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from our own research and internal sources, surveys or studies conducted by third parties, public filings and industry or general publications. Industry publications, surveys and forecasts generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement.

Unless otherwise indicated, the Association of American Railroads (the “AAR”) data comes from its Railroad Facts Report, 2011 Edition (the most current edition), which reported data as of and for the year ended December 31, 2010.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding future events and future performance of Genesee & Wyoming Inc. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” “trends,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Actual results may differ materially from those expressed or forecasted in these forward-looking statements. Examples of factors that could cause actual results to vary from those expressed in forward-looking statements include all statements that are not historical in nature, including statements regarding:

•	the ability to obtain STB approval to control RailAmerica and complete the integration of RailAmerica on the proposed terms and contemplated schedule;

•	the completion of the concurrent Class A Common Stock Offering (as defined in “Prospectus Supplement Summary—The Transactions”);

•	the industry and markets, including their outlook, in which we operate and our competitive position;

•

the impact of political, social or economic conditions (including commodity demand associated with the industrialization of developing economies) on our results and our susceptibility to downturns in the general economy;

•	our operations, competitive position, growth strategy and prospects;

•

our ability to complete, integrate and benefit from acquisitions, investments, joint ventures and strategic alliances, including the Merger, and the challenges associated with managing rapid growth and operating a global business with decentralized management and operations;

•	our substantial indebtedness and our ability to fulfill our obligations under such indebtedness;

•	the imposition of operational restrictions as a result of covenants in our debt agreements;

•

our susceptibility to severe weather conditions, climate change and other natural occurrences, which could result in shutdowns, derailments, other substantial disruptions of operations or impacts on our customers;

•

governmental policies, legislative and regulatory developments affecting our railroad operations or the operations of our customers, including the passage of new legislation, rulings by the STB and the Federal Railroad Administration (the “FRA”), as well as the actions of the Railroad Retirement Board in the United States and the actions of the governmental entities in the foreign jurisdictions where we operate;

•	our relationships with Class I railroads and other connecting carriers for our operations;

•	our ability to obtain railcars and locomotives from other providers on which we are currently dependent;

•	competition from numerous sources, including those relating to geography, substitute products, other modes of transportation and other rail operators;

•	changes in foreign exchange policy or rates;

•	strikes, work stoppages or unionization efforts by our employees or in the rail network;

•	our ability to attract, retain and develop a sufficient number of skilled employees, including senior leadership in the various geographies in which we operate;

•	our obligation as a common carrier to transport hazardous materials by rail;

S-iv

•	the occurrence of losses or other liabilities which are not covered by insurance or which exceed our insurance limits, or which cause our self-insured retentions or insurance premiums to rise;

•	rising fuel costs or constraints in fuel supply;

•	customer retention and contract continuation;

•	our exposure to the credit risk of customers and counterparties;

•	our ability to manage our growth effectively;

•	our funding needs and financing sources, including our ability to obtain government funding for capital projects;

•	acts of terrorism and anti-terrorism measures;

•

the effects of market and regulatory responses to environmental, health and safety law changes, as well as the effects of violations of, or liabilities under, new or existing environmental, health and safety laws, regulations and requirements;

•	our susceptibility to various legal claims and lawsuits;

•	our susceptibility to risks associated with doing business in foreign countries;

•	our ability to achieve anticipated cost savings from synergies and to utilize RailAmerica’s tax benefits; and

•	the other risk factors set forth in “Risk Factors” in this prospectus supplement.

The areas in which there is risk and uncertainty are further described in documents that we file from time to time with the SEC, which contain additional important factors that could cause actual results to differ from current expectations and from the forward-looking statements contained herein. Readers of this document are cautioned that our forward-looking statements are not guarantees of future performance and our actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

In light of the risks, uncertainties and assumptions associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus not to occur.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are taking advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our forward-looking statements speak only as of the date of this prospectus supplement or as of the date they are made, and we undertake no obligation to update our forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus. This summary highlights selected information from this prospectus supplement. As a result, it does not contain all of the information you should consider before investing in our Units. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under “Where You Can Find More Information,” before deciding whether to invest in our Units. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether to invest in our Units.

Genesee & Wyoming Inc.

Overview

We operate short line and regional freight railroads and provide railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, we operate a longer-haul railroad that runs approximately 1,400 miles between Tarcoola in South Australia and Darwin in the Northern Territory of Australia. As of June 30, 2012, we operated in 30 states in the United States, four Australian states, one Australian territory and three Canadian provinces and provide rail service at 23 ports in North America, Australia and Europe. The Company’s corporate predecessor was founded in 1899 as a 14-mile rail line serving a single salt mine in upstate New York. As of June 30, 2012, we operated over approximately 7,600 miles of owned, jointly owned or leased track (inclusive of the Tarcoola to Darwin rail line operated under a concession agreement) and 1,405 additional miles under other contractual track access arrangements. Based on North American track miles, we believe that we are the second largest operator of short line and regional freight railroads in North America.

Since our initial public offering in 1996 through December 31, 2011, our revenue increased at a compound annual growth rate of 17.1%, from $77.8 million in 1996 to $829.1 million in 2011, and our diluted earnings per share increased at a compound annual growth rate of 16.3%, from $0.29 to $2.79. We have achieved these results primarily through the disciplined execution of our growth strategy. Our July 23, 2012 announcement of the acquisition of RailAmerica, Inc. for approximately $2.0 billion (equity purchase price of $1.4 billion based on a 49.9 million outstanding common stock share count plus net debt of approximately $600 million) is the most recent illustration of our growth strategy and our largest acquisition to date. We intend to use the net proceeds of this offering to partially fund the RailAmerica acquisition as described in more detail below.

Genesee & Wyoming’s acquisition of RailAmerica combines the two largest short line railroad operators in North America. The acquisition is expected not only to allow us to take advantage of significant synergies, but also provides a wide national footprint for future industrial and commercial development along our 108 railroads in North America following the acquisition. We believe the combined company’s increased exposure to any sustained recovery of the U.S. economy coupled with our exposure to the long-term urbanization and industrialization of China and India through commodity exports shipped by our Australian operations, positions us to benefit from favorable long-term macroeconomic conditions.

Growth Strategy

We intend to continue to increase our earnings and cash flow through the disciplined execution of our growth strategy for both domestic and international opportunities. The two main drivers of our growth strategy are the execution of (1) our operating strategy and (2) our disciplined acquisition and investment strategy.

Operating Strategy

Our railroads operate under strong local management teams, with centralized administrative support and oversight. In North America, our operations are currently conducted and organized into eight regions. In each of our regions, we seek to encourage the entrepreneurial drive, local knowledge and customer service that we view as necessary to achieve our financial goals. Our regional managers continually focus on increasing our return on invested capital, earnings and cash flow through the disciplined execution of our operating strategy. At the regional level, our operating strategy consists of the following four principal elements:

Continuous Safety Improvement. We believe that a safe work environment is essential for our employees, our customers and the communities in which we conduct business. Each year, we establish stringent safety targets as part of our safety program. For each of the full year 2011 and for January through August 2012, we achieved a consolidated injury frequency rate of 0.5 injuries per 200,000 man-hours worked. Through the implementation of our safety programs, we have reduced our injury frequency rate by 74% since 2006, when it was 1.95 injuries per 200,000 man-hours worked for that year. For comparative purposes, for January through June 2012, the most recent month for which data is available, the U.S. short line average was 3.0 injuries per 200,000 man-hours worked, and the U.S. regional railroad average was 3.1 injuries per 200,000 man-hours worked. Based on these results, we are nearly six times safer than the short line and regional railroad peer group averages, and also safer than any U.S. Class I railroad.

Focused Regional Marketing. We generally build and operate each of our regions on a base of large industrial customers and seek to grow rail traffic through marketing efforts. We also pursue additional sources of revenue by marketing to new industrial customers and providing ancillary rail services. These ancillary rail services include railcar switching, repair, storage, cleaning, weighing and blocking and bulk transfer, which enable shippers and Class I carriers to move freight more easily and cost-effectively. Separately, in Australia and Europe, our capacity to compete for new customers is enhanced by open access regimes, which generally allow us to pursue new business opportunities with customers anywhere on the open access rail network.

Lower Operating Costs. We focus on lowering operating costs and historically have been able to operate acquired rail lines more efficiently than the companies from which we acquired these properties. We typically achieve efficiencies by lowering administrative overhead, consolidating equipment and track maintenance contracts, reducing transportation costs and selling surplus assets.

Efficient Use of Capital. We invest in track and rolling stock to ensure that we operate safe railroads that meet the needs of customers. At the same time, we seek to maximize our return on invested capital by focusing on cost effective capital programs. For example, for our short haul and regional operations in North America we typically rebuild older locomotives rather than purchase new ones and invest in track at levels appropriate for traffic type and density. In addition, because of the importance of certain customers and railroads to the regional economies, we are able, in some instances, to obtain state, provincial and/or federal grants to upgrade track. Typically, we seek government funds to support investments that otherwise would not be economically viable for us to fund on a stand-alone basis.

Following the RailAmerica acquisition, we plan to maintain our regionally focused operating strategy. The high quality of our regional management is an important reason why we intend to incorporate many of the proximate RailAmerica railroads into our eight existing regional operations in North America. In addition, we currently plan to create two new operating regions and management teams in the United States to operate railroads in geographies where we do not presently have a significant regional presence. By combining best practices from our railroads and RailAmerica’s railroads, we believe that we will improve the operating efficiency of our regional operations and enhance service to our customers.

Acquisition and Investment Strategy

Since 1985, we have completed 36 acquisitions and made several significant rail equipment investments to serve mining customers who are developing natural resource projects such as iron ore mines. Our acquisition and investment strategy includes the acquisition or long-term lease of existing railroads as well as investment in rail equipment and/or track infrastructure to serve new and existing customers. Historically, our acquisition, investment and long-term lease opportunities have been from the following five sources:

•

Acquisitions of other regional railroads or short line railroads, such as our acquisitions of the Arizona Eastern Railway Company (“AZER”) in 2011, CAGY Industries, Inc. in 2008, the Ohio Central Railroad System in 2008 and Rail Management Corporation in 2005. Based on AAR data, as of December 31, 2011 there were approximately 460 short line and regional railroads in the United States not owned by us or RailAmerica;

•

Investments in track and/or rolling stock to support new industrial development or mineral development in new or existing areas of operations, such as our long-term rail services agreement with Labrador Iron Mines Limited (“LIM”) to haul unit trains of iron ore over LIM’s six-kilometer railway, our recently announced long-term agreement with Tata Steel Minerals Canada Ltd. (“TSMC”) to provide, subject to the satisfaction of certain conditions, rail transportation and rail construction services in respect of the direct shipping iron ore mine that TSMC is developing near Schefferville, Quebec and our recently announced expansion of two existing rail haulage contracts with Arrium Limited to transport an additional 2.7 million tons per year of export iron ore in South Australia;

•

Acquisitions of international railroads, such as our acquisitions of FreightLink Pty Ltd (“FreightLink”) in Australia and Rotterdam Rail Feeding (“RRF”) in the Netherlands. We believe that there are additional acquisition and investment opportunities in Australia, Europe, Canada and other international markets;

•

Acquisitions or long-term leases of branch lines of Class I railroads, such as our recent lease from Norfolk Southern Railway Company (“NS”) of the Columbus & Chattahoochee Railroad, Inc., a 26-mile segment of NS track that runs from Girard, Alabama to Mahrt, Alabama; and

•	Acquisitions of rail lines of industrial companies, such as our acquisition of railroads owned by Georgia-Pacific Corporation.

Following the RailAmerica acquisition, we will continue to target these five sources of acquisition and investment opportunities. We also believe that our larger footprint of railroads in North America will increase the number of future opportunities to make contiguous short line acquisitions due to a higher number of touch points with other railroads. On a global basis, we believe that our increased scale and greater financial resources will improve our ability to invest in rail opportunities worldwide. The Company has played a significant role in the consolidation of the short line industry in North America and has made a number of important railroad investments in international markets, and we expect to continue to pursue our acquisition and investment strategy while adhering to our disciplined valuation approach.

RailAmerica Acquisition

On July 23, 2012, Genesee & Wyoming and RailAmerica jointly announced their entry into an agreement under which Genesee & Wyoming will acquire RailAmerica, a New York Stock Exchange listed short line freight railroad operator, for a purchase price of $27.50 per share in cash (the “Merger Consideration”), or approximately $1.4 billion based on a 49.9 million outstanding common stock share count, plus net debt of approximately $600 million. We intend to use the net proceeds of this offering to partially fund the Merger. For a more detailed discussion of the RailAmerica acquisition, see “The Transactions” below.

Genesee & Wyoming’s acquisition of RailAmerica combines the two largest short line operators in North America. RailAmerica operates short line and regional freight railroads in 28 U.S. states and three Canadian provinces and provides rail service at 12 ports. RailAmerica was incorporated in Delaware on March 31, 1992 as a holding company for two railroad companies. As of June 30, 2012, RailAmerica operated over approximately 7,500 miles of owned or leased track, and approximately 1,100 miles under trackage rights and operating agreements. During the period from its formation until today, RailAmerica has grown both through the expansion of the traffic base on its existing railroads and through acquisitions of North American railroads and railroad-related properties.

For a depiction of the combined company’s geographic footprint, see the inside front cover of this prospectus supplement.

Strategic Rationale for the RailAmerica Acquisition

Derive Significant Synergies and Other Benefits from the Combined Company

We expect the combined company to provide significant opportunities for cost savings relative to the operations of the two separate companies. We have identified duplicative corporate overhead costs and general administrative expenses, which we believe are not necessary for the combined company’s operations, and that we anticipate will result in ongoing cost savings of approximately $36 million over the next two years, excluding non-recurring implementation costs we expect to incur to realize these savings. We believe these anticipated synergies will be realized over the next two years following the integration of RailAmerica after formal STB approval of our control of RailAmerica’s railroads, with a significant portion expected to be realized within the first year. Over time, we also believe we can derive additional synergies as we incorporate many of RailAmerica’s railroads into GWI’s existing operating regions, consolidate purchasing power and apply best practices across the combined company. In addition to these expected synergies, we anticipate being able to utilize RailAmerica’s tax assets, valued at approximately $130 million as of June 30, 2012, to offset income taxes of the combined company, subject to certain conditions and limitations.

The Acquisition of RailAmerica Significantly Enhances Our Scale and Geographic Presence in North America and our Leverage to a Recovery of the U.S. Economy

The acquisition of RailAmerica significantly expands our North American rail operating footprint while also deepening our presence in some of our existing geographic regions. Following the Merger, the combined company will operate in 39 U.S. states and four Canadian provinces and have 111 railroads (108 in North America) covering more than 15,000 track miles (approximately 13,000 in North America). We believe this broader footprint will provide us with enhanced visibility to origin and destination moves in the North American rail network, thereby improving our service capabilities for existing customers and enabling us to attract new customers.

On a pro forma basis for the year ended December 31, 2011, our combined businesses would have transported approximately 1.8 million carloads, generating approximately $1.4 billion in revenues. The following table highlights the significant increase in scale, footprint and revenues from the Merger.

June 30, 2012 data unless otherwise noted	RailAmerica	GWI North America	Pro Forma North America		GWI Australia & Europe	Pro Forma Total GWI
Railroads	45	63	108		3	111
U.S. States Canadian Provinces Australian States & Territories European Countries	28 3 — —	30 3 — —	39 4 — —		— — 5 2	39 4 5 2
Miles	7,500	5,400	12,900		2,200	15,100
Employees	1,900	2,200	4,100		400	4,500
Locomotives / Cars	450 / 8,300	480 / 12,500	930 / 20,800		120 / 1,300	1,050 / 22,100
2011 Carloads	840,000	787,000	1,627,000		210,000	1,837,000
2011 Revenue ($ in millions)	$551	$543	$1,090	*	$286	$1,376*
Top 3 Commodities (by 2011 freight revenues)	1. Agricultural Products 2. Chemicals & Plastics 3. Metals	1. Coal & Cokes 2. Pulp & Paper 3. Metals	1. Coal & Coke 2. Chemicals & Plastics 3. Metals		1. Intermodal 2. Metallic Ores 3. Agricultural Products	1. Agricultural Products 2. Coal & Coke 3. Chemicals & Plastics

*	Net of $4 million of revenue eliminated in consolidation.

Combined, the Company and RailAmerica will be the largest short line and regional rail operator in North America and will be well positioned to benefit from any sustained improvement in U.S. economic activity. For example, an improvement in U.S. housing starts should benefit the Company’s shipments of lumber and forest products (used in construction), linerboard (used in packaging) and steel (used in construction).

Enhanced Growth from Commercial and Industrial Development Opportunities

We believe the expansion of our North American footprint will provide us with greater visibility to new commercial and industrial development opportunities in North America for two primary reasons. First, due to the additional origin and destination combinations we will handle, we expect to have better visibility to traffic flows and customer transportation needs. Second, we expect the probability of major new rail customers locating on our railroads to increase as the larger combined company will become a more attractive partner for industrial development projects and because our railroads often serve more than one connecting Class I rail carrier, which enhances the competitive rail routes available to potential new development projects. In conjunction with the RailAmerica acquisition, we also plan to expand our centralized corporate industrial development capabilities to support our regional management in the identification and execution of new business development opportunities.

We expect the combined company will be well-positioned to take advantage of the following illustrative market opportunities:

•

North American shale exploration and development. The Company’s existing footprint of railroads in the New York/Pennsylvania and Ohio regions, together with acquired properties from RailAmerica, will enhance our position in shale energy producing regions in the United States, including the Marcellus and Utica shale regions. According to the U.S. Energy Information Administration’s Annual Energy Outlook 2012, which provides projections to 2035, there is the potential for 90,216 and 13,936 wells to be drilled in the Marcellus and Utica basins, respectively. We will continue to benefit from the growing need for transloading facilities and terminals to facilitate the delivery of key minerals and materials such as frac sand, pipe, steel, aggregates and lubricants to oil and gas customers. Each new well requires multiple carloads of inbound service materials, including sand, water and pipe, and produces multiple carloads each year of outbound materials, including drill cuttings, brine water, natural gas liquids and crude oil. The combined footprint of the Company and RailAmerica should also position us well to take advantage of increased crude oil production in other shale energy producing regions. As a result of currently limited pipeline infrastructure and the potential transition by U.S. refineries from imported crude oil to domestic crude oil supplied by rail, we believe that several of our railroads may offer attractive locations for the development of destination crude oil terminals thereby enabling us to benefit from a resulting increase in rail traffic.

•

Expanded port operations. The combined company will serve 35 ports on the West Coast, Gulf Coast and South East Coast of the United States, as well as in Eastern Canada, Australia and Europe and we believe we will benefit from new projects designed to capitalize on the growth in exports of key commodities and products through these ports. We believe we are well positioned to benefit from growth in U.S. exports of coal, industrial machinery, motor vehicles and automotive parts, chemicals and plastics, bio-fuels such as wood-pellets as well as grain shipments. In addition, we believe that import shipments through these ports may generate additional rail traffic driven by any economic recovery and global sourcing initiatives.

Acquisition Opportunities

We believe that the Company’s leading rail safety and service platform combined with our expanded North American footprint and greater financial resources will position us well to acquire additional short line and regional railroads. The U.S. short line industry continues to be highly fragmented, with approximately 460 short line and regional railroads not owned by us or RailAmerica. In addition, we believe that our greater scale and financial resources will improve our ability to participate in opportunities on a global basis. The Company’s experienced management team has a strong track record of making accretive acquisitions. To date, the Company has played a significant role in the consolidation of the short line industry, having completed 36 acquisitions since 1985, and we will continue to adhere to our disciplined valuation approach when considering future opportunities.

Additional Diversity for Our Business

The acquisition of RailAmerica further diversifies our revenue mix by commodities, customers and geographies.

Combined Company Pro Forma Revenues Breakdown for the Year Ended December 31, 2011
Total Freight Revenues by Commodity	Total Revenues by Geography

For the year ended December 31, 2011, the Company’s three largest commodities totaled 39% of freight revenues, comprised of intermodal (15%), coal & coke (13%) and agricultural products (11%). On a pro forma basis for the year ended December 31, 2011, the combined company’s three largest commodities would have declined to 35% of freight revenues, comprised of agricultural products (13%), coal & coke (11%) and chemicals & plastics (11%). Following the Merger, agricultural products would have been our largest pro forma commodity, increasing from 11% to 13% of freight revenues for the year ended December 31, 2011. The agricultural products revenues of the combined company would be diversified geographically within the United States (8%), Australia (4%) and Canada (1%).

On a pro forma basis for the year ended December 31, 2011, the combined company would have served over 2,000 customers globally with no single customer accounting for more than 3% of the combined company’s total revenues. In addition, during the same period, the combined company’s top ten customers would have accounted for approximately 19% of revenues, compared to 29% of the Company’s revenues prior to the Merger.

The combined company will also be geographically diversified. On a pro forma basis for the year ended December 31, 2011, 70% of the combined company’s total revenues would have been derived from 39 U.S. states. For the year ended December 31, 2011, Australia would have represented 20% of total pro forma revenues, with such revenues driven largely by the domestic Australian economy (primarily intermodal), globally-traded commodities (primarily exports of grain and copper) and the urbanization of Asian economies (exports of iron ore, coal and manganese). We believe Australia, through natural resources exported to Asia, will continue to be an important source of growth for the combined company as discussed below. In addition, the combined company’s operations in Canada, which span four provinces, serve a diverse customer base that, for the year ended December 31, 2011, would have represented 9% of total pro forma revenues. Lastly, the combined company’s operations in Europe, serving large ports in Rotterdam and Antwerp, for the year ended December 31, 2011, would have represented 1% of total revenues.

Long-Term Access to Lower Cost Capital

We believe that the combined company will have better access to the capital markets and more efficient forms of capital as a result of its greater size, operating efficiencies and significant cash flow generation. Historically, the Company has maintained moderate levels of leverage, and we intend to maintain financial discipline while targeting industry leading earnings growth, cash flow generation and return on invested capital.

Rail Industry Overview and Trends

North American Rail Industry

Industry Overview

According to the AAR, there are 565 railroad operators in the United States operating over 138,000 miles of track. The STB classifies railroads operating in the United States into one of three categories based on the amount of an individual railroad’s operating revenues (adjusted annually for inflation). Under current classification levels, Class I railroads are individual railroads (not including holding companies) with over $398.7 million in revenues. Regional and short line railroads operate approximately 43,000 miles of track in the United States. The primary function of these smaller railroads is to provide local service to rail customers and communities not located on the Class I networks.

Classification of Railroads	Number	Aggregate Miles Operated	Revenues
Class I(1)	7	95,573	Over $398.7 million
Regional	21	10,407	Over $31.9 million to $398.7 million
Short line	537	32,596	$20.0 million to $31.9 million

Total	565	138,576

(1)	Includes CSX Transportation, Inc., BNSF Railway Company, Norfolk Southern Corporation, Kansas City Southern Railway Company, Union Pacific Corporation, Canadian National Railway Company and Canadian Pacific Railroad Company.

Source: AAR

Class I railroads operate across many different states and concentrate largely, though not exclusively, on long haul, high density intercity traffic lanes. Regional railroads typically operate 400 to 650 miles of track and provide service to selected areas of the country, mainly connecting neighboring states and/or economic centers. Typically, short line railroads serve as branch lines connecting customers with Class I railroads. Short line railroads have more predictable and straightforward operations as they generally perform point-to-point service over short distances, versus the complex networks associated with the large Class I railroads.

Regional and short line railroad traffic is largely driven by carloads that are interchanged with other carriers. For example, a Class I railroad may transport freight hundreds or thousands of miles from its origination point, and then pass the railcar to a short line railroad, which provides the final step of service directly to the terminating customer.

Competitive Environment

The unique and difficult to replicate infrastructure associated with railroads is a key benefit of the industry as compared to other modes of transportation, such as trucking (which uses public highways, toll roads, etc.) and shipping (which uses river systems and ports). Therefore, unlike trucking or shipping companies, each railroad is typically the only rail carrier directly serving its customers. However, railroads compete directly with other modes of transportation, principally highway competition from trucks and, on some routes, ship, barge and pipeline operators. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. In North America, most freight is interchanged between other railroads prior to reaching its final destination. To the extent that highway competition is involved, the degree of that competition is affected by government policies with respect to fuel and other taxes, highway tolls and permissible truck sizes and weights. To a lesser degree, railroads also face competition from similar products made in other areas, a kind of competition commonly known as “geographic competition”. For example, a paper producer may choose to increase or decrease production at a specific plant served by one railroad depending on the relative competitiveness of that plant versus paper plants in other locations. In some instances, railroads face

“product competition,” where commodities transported are exposed to competition from substitute products (e.g., coal transported may compete with natural gas as a fuel source for electricity generation).

Rail Industry Economic Drivers

Railroads represent the largest component of North America’s freight transportation industry, carrying more freight tonnage than any other mode of transportation. The transportation of raw materials such as coal, ores, aggregates, lumber and grain as well as finished goods, such as food products, paper products, automobiles and machinery, is critical to economic activity in North America. Because of the significant role that railroads play in the U.S. economy (the U.S. economy, as a primary driver of North American economic growth, is a proxy for such growth), we believe that U.S. macroeconomic activity will be an important factor in driving the performance of the North American railroad industry and that the combined company will be well-positioned to capitalize on any positive trends.

For example, as summarized in the graph below, U.S. rail traffic has historically been correlated with U.S. industrial production. Rail industry revenues, as measured by U.S. Class I carriers, which are a function of both traffic volumes and prices charged for rail services, have similarly been correlated with U.S. industrial production. However, rail industry revenues have grown at a faster rate than industrial production, increasing at a 6.8% compound average annual growth rate from 2001 to 2011 compared to a 0.5% compound average growth rate over the same time period for industrial production. This relative outperformance of rail industry revenues compared to industrial production is the result of several positive rail industry trends, including increased rail market share relative to other transportation modes, improved rail service, the fuel efficiency of rail transportation as compared to trucks and increases in the prices charged for rail services. The FRA estimates that railroad transportation is on average four times more fuel efficient than truck transportation, which efficiency is a significant competitive advantage when fuel prices increase.

Source: AAR and Federal Reserve and public filings

The increase in rail traffic and revenues coupled with streamlining of operations has also resulted in improvements in overall rail industry profitability, as measured by Class I railroad operating ratios as a proxy. As operating ratios (defined as operating expenses divided by operating revenues) decrease, profitability improves.

Source: Bureau of Economic Analysis and public filings

The ability of the railroad industry to maintain relatively consistent operating ratios during the severe economic downturn highlights the strength of the industry and the success of its efforts to significantly lower costs. As the economy has gradually recovered over the past few years, railroads have been able to improve profitability, a trend we expect to continue in the coming years assuming the economy continues to improve.

Australian Rail Industry

Industry Structure

Australia has over 25,000 miles (approximately 40,000 kilometers) of both public and privately owned track that links major capital cities and key regional centers, as well as key mining regions to ports. The Australian rail network comprises three track gauges: broad, standard and narrow gauge. There are three major interstate rail segments in Australia: the east-west corridor (Sydney, New South Wales to Perth, Western Australia); the east coast corridor (Brisbane, Queensland to Melbourne, Victoria); and the north-south corridor (Adelaide, South Australia to Darwin, Northern Territory). In addition, there are a number of intrastate rail freight networks servicing major agricultural and mining regions in Queensland, New South Wales, Western Australia and South Australia.

The Company manages over 3,000 miles (approximately 5,000 kilometers) of track in South Australia and the Northern Territory, which includes approximately 1,400 miles (approximately 2,200 kilometers) of track in the Tarcoola to Darwin corridor that we manage pursuant to a concession agreement that expires in 2054.

Competitive Environment

The Australian rail freight industry is largely open access, which means that network owners and managers must provide access to the rail network to all accredited rail service providers subject to the rules and negotiation framework of each applicable access regime. The rules generally include pricing principles and standards of use, and are established by the applicable state and Commonwealth government. The rail industry is structured around two components: train operations for freight haulage services (above rail) and rail track access operation and management (below rail). This contrasts with the North American freight rail industry where railroad operators almost always have exclusive use of the track they own or over which they operate. Through the Company’s concession agreements, we have long-term economic ownership of the primary tracks that we manage in South Australia and the Northern Territory, and we receive below rail access fees when other rail operators use the track we manage. The Company’s economic ownership of the tracks it manages, combined with its above rail operations, makes its Australian operations more similar to a typical North American railroad.

Because Australian rail customers have access to multiple rail carriers under “open access” regimes, all rail carriers face competition from other rail carriers, as well as competition from competing modes of transportation, such as trucks for above rail business. The open access nature of the Australian rail freight industry enables rail operators to develop new business and customer relationships in areas outside of their current operations, and there are limited barriers to entry to preclude any rail operator from approaching a customer to seek new business. However, shipments of bulk commodities in Australia are generally handled under long-term agreements that may include take or pay provisions and/or exclusivity arrangements, which make capturing new business from an existing rail operator more difficult.

Australian Rail Industry Economic Drivers

According to the Australian Bureau of Infrastructure, Transport and Regional Economics (“BITRE”), over the 20-year period to 2009, Australia’s total domestic freight traffic more than doubled in size as measured in billions of ton kilometers (“BTKM”) transported. In 1989, the total BTKM of freight transported was 251 BTKM, which grew to 536 BTKM by 2009, averaging growth of 3.8% per year, with rail freight traffic averaging growth of 5.5% per year. In addition, according to BITRE, the percent of freight volume transported by rail versus other modes of transportation (road, coastal shipping and air) grew from 32% in 1989 to 44% in 2009.

Rail freight activity in Australia can generally be classified as one of two main types:

•

Bulk Freight—consists primarily of bulk mineral commodities that are mainly hauled intrastate from mines to export terminals. Common bulk freight hauled in Australia includes coal, iron ore, copper, bauxite, lead, zinc and nickel, as well as agricultural commodities, such as grain and sugar, and liquid commodities, such as petroleum. Bulk freight frequently requires specialized loading, unloading and storage facilities, as well as rolling stock tailored to each type of freight.

•

Intermodal (non-bulk)—consists generally of rail and road containerized freight moved domestically, and also includes non-containerized freight such as steel and steel products, consumer goods, dangerous goods and chemicals. Typically, intermodal freight is transported to or from a rail terminal by road and then by rail between terminals. Rail’s fuel efficiency creates a competitive cost advantage for the movement of intermodal freight over long distances.

In recent years, rail has benefited more than other modes of transport from the resources-led increase in freight volumes, due to rail’s relative cost advantages in transporting large volumes and the often remote and distant locations of mines from ports. The increase in demand for rail transportation of natural resources has been driven by significant bulk mineral exports from Australia to Asia. We believe there is a long-term structural transformation of countries such as China and India, which are moving from historically rural economies to urbanized economies. We believe this industrial transformation will result in continued demand for bulk minerals, such as iron ore and coal, with the geographic proximity of Australia to Asia helping make Australia a cost-effective supply source.

Source: United Nations, Department of Economic and Social Affairs, Population Division (2012). World Urbanization Prospects: The 2011 Revision.

We believe our Australian operations are well positioned to capitalize on the Asian urbanization trend due to our operation (pursuant to a long-term concession agreement) of the Tarcoola to Darwin rail corridor. In addition to existing rail shipments moving across this rail corridor destined for Asia, there are several resource projects in various stages of development located in close proximity to this rail corridor. Moreover, we believe other opportunities for growth will emerge as the open access nature of the Australian rail industry also provides the Company the ability to establish new customer relationships in geographies elsewhere across the country.

The Transactions

Acquisition of RailAmerica

On July 23, 2012, Genesee & Wyoming and RailAmerica jointly announced their entry into an agreement under which Genesee & Wyoming will acquire RailAmerica for a purchase price of $27.50 per share in cash, or approximately $1.4 billion based on a 49.9 million outstanding common stock share count as of August 31, 2012, plus net debt of approximately $600 million. The Agreement and Plan of Merger (the “Merger Agreement”) provides for the merger of Jaguar Acquisition Sub Inc. (“Merger Sub”), a direct wholly-owned subsidiary of Genesee & Wyoming, with and into RailAmerica (the “Merger”), with RailAmerica surviving the Merger as a wholly owned subsidiary of Genesee & Wyoming. At the effective time of the Merger, each share of RailAmerica common stock issued and outstanding immediately prior to the effective time (other than shares (1) owned by Genesee & Wyoming or Merger Sub or any other subsidiary of Genesee & Wyoming, (2) held in the treasury of RailAmerica, (3) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law or (4) owned by any wholly owned subsidiary of RailAmerica) will be automatically cancelled and converted into the right to receive the Merger Consideration, without interest. Shares issuable under outstanding RailAmerica restricted stock and restricted stock unit awards will be converted into corresponding restricted stock and restricted stock unit awards based on shares of Genesee & Wyoming’s Class A Common Stock. See “The Transactions—RailAmerica Equity Plans.”

The Merger is subject to customary closing conditions, including the formal approval by the STB of Genesee & Wyoming’s control of the RailAmerica railroads or, in the alternative, the consent of the STB to close the Merger into a sole voting trust, which will be managed by a voting trustee until we are granted formal approval from the STB to control the RailAmerica railroads. Our notice of exemption filed with the STB to close the Merger into a sole voting trust became effective September 5, 2012. We expect to close the Merger into a sole voting trust while we await formal STB approval of our application to control RailAmerica’s railroads. We expect the STB’s formal control decision will be received as early as the fourth quarter of 2012 or as late as the first quarter of 2013. If and when formal STB approval is obtained, we would be able to integrate RailAmerica. However, there can be no assurance that formal approval will be obtained or that there will not be conditions associated with any such approval. See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica—The proposed integration of RailAmerica is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on us or could delay or prevent the completion of the integration”.

In addition to receipt of STB approvals, completion of the Merger is subject to customary conditions, including without limitation (1) the mailing of an information statement to stockholders of RailAmerica at least 20 calendar days prior to the closing date, which condition will be satisfied on September 20, 2012 in light of the August 31, 2012 mailing of the information statement to such stockholders, (2) the absence of any law restraining, enjoining or prohibiting the Merger and (3) the absence of any action or proceeding by any governmental entity challenging, materially delaying or otherwise restraining or prohibiting the Merger or seeking to obtain material damages with respect to the Merger. Moreover, each party’s obligation to complete the Merger is subject to certain other conditions, including without limitation, the accuracy of the other party’s representations and warranties and the other party’s compliance with its covenants and agreements contained in the Merger Agreement, in each case subject to customary materiality qualifiers.

The Company was not required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Merger. On August 6, 2012, in connection with its contemplated investment pursuant to the Investment Agreement (as defined below), Carlyle Partners V, L.P. (together with certain affiliates, “Carlyle”) and Genesee & Wyoming filed the required notification and report form under the HSR Act, and early termination of the waiting period under the HSR Act was received on August 22, 2012.

RailAmerica’s majority stockholder executed a written consent adopting the Merger Agreement shortly after the Merger Agreement was executed. As a result, the required approval by the shareholders of RailAmerica has been obtained, and no further action by RailAmerica’s stockholders in connection with the Merger is required.

The Merger Agreement contains certain termination rights for RailAmerica and us. The Merger Agreement also provides that if we fail to close the transaction, we will be required to pay RailAmerica a reverse termination fee of $135.0 million under certain circumstances specified in the Merger Agreement.

As discussed in more detail below, the following transactions (collectively, the “Financing Transactions”) are expected to occur in connection with the Merger:

•	we will enter into the Senior Secured Credit Facilities (defined below);

•	we will issue shares of Series A-1 Preferred Stock (defined below) to Carlyle at least equal to the Minimum Purchase Requirement (defined below);

•	we will issue Units in this offering and issue shares of Class A Common Stock in the concurrent Class A Common Stock Offering (defined below); and

•	we will redeem or repay existing indebtedness of Genesee & Wyoming and indebtedness of RailAmerica.

Financing Transactions

Senior Secured Credit Facilities. Concurrently and in connection with Genesee & Wyoming entering into the Merger Agreement, Genesee & Wyoming entered into a debt commitment letter, which was subsequently amended and restated on August 9, 2012 and further amended on September 10, 2012 (the “Debt Commitment Letter”). The parties to the Debt Commitment Letter are Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch”), JPMorgan Chase Bank, N.A. (“JPMCB”) and Citi (as defined below). Pursuant to the Debt Commitment Letter, subject to the conditions set forth therein, Bank of America, JPMCB and Citi have committed to provide to Genesee & Wyoming up to $2.3 billion in senior secured credit facilities, comprised of (1) a term-A loan facility of $875.0 million maturing in 2017 (the “Committed Term A Facility”), (2) a term-B loan facility of $1.0 billion maturing in 2019 (“the Committed Term B Facility” and, together with the Committed Term A Facility, the “Committed Term Facilities”) and (3) a revolving credit facility of up to $425.0 million maturing in 2017. “Citi” means Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citigroup USA, Inc., Citicorp North America, Inc. and/or certain of their affiliates. Following the completion of the syndication of the Term A Facility, at the closing of the Merger, Genesee & Wyoming expects to have $2.3 billion in senior secured credit facilities, comprised of (1) a term-A loan facility of $1,875.0 million (the “Term A Facility” or the “Term Loan Facility”) and (2) a revolving credit facility of up to $425.0 million (the “Revolving Facility” and, together with the Term A Facility, the “Senior Secured Credit Facilities”), with such Senior Secured Credit Facilities to be arranged by Bank of America, JPMCB and Citi. However, until the time of such closing, the Term A Facility will not be finalized and the expected Term A Facility may not be funded. If the Term A Facility is not funded and the Committed Term Loan Facilities, including the Committed Term B Facility as described above, are funded, interest associated with such Committed Term Facilities will be higher than that associated with the Term A Facility. The proceeds of the Senior Secured Credit Facilities will be used to partially finance the Merger

Consideration and related transactions as described below under “—Sources and Uses” and to finance the ongoing working capital and other general corporate purposes of Genesee & Wyoming after consummation of the Merger. For a more detailed discussion of the Senior Secured Credit Facilities, including interest rates associated with the facilities, see “The Transactions—The Financing Transactions—Senior Secured Credit Facilities”.

Carlyle Convertible Preferred Stock. Also on July 23, 2012, Genesee & Wyoming entered into an investment agreement, which was amended on September 10, 2012 (the “Investment Agreement”), with Carlyle in order to, among other things, partially finance the Merger Consideration and related transactions as described below under “—Sources and Uses”. Pursuant to the Investment Agreement, Carlyle has agreed that, upon notice by the Company, it will purchase from the Company no more than 800,000 shares of Mandatorily Convertible Preferred Stock, Series A-1, par value $0.01 per share (the “Series A-1 Preferred Stock”) and no less than 350,000 shares of Series A-1 Preferred Stock (the “Minimum Purchase Requirement”), at a purchase price of $1,000 per share of Series A-1 Preferred Stock. Pursuant to the Investment Agreement, the Company has the sole discretion to sell any amounts to Carlyle in excess of the Minimum Purchase Requirement. If the issuance of such Series A-1 Preferred Stock would require the approval of a majority of votes cast under applicable New York Stock Exchange rules (the “Requisite Stockholder Approval”), the Company will decrease the number of Series A-1 Preferred Stock to be issued, and issue a substitute number of shares of Mandatorily Convertible Preferred Stock, Series A-2, par value $0.01 per share (the “Series A-2 Preferred Stock”), instead. The Series A-2 Preferred Stock will have the same rights as the Series A-1 Preferred Stock, subject to certain exceptions, including that such Series A-2 Preferred Stock will be non-voting and will not be convertible prior to receipt of the Requisite Stockholder Approval, at which time they will automatically convert into shares of Series A-1 Preferred Stock. The issuance of the Series A-1 Preferred Stock is conditioned upon the closing of the Merger and upon certain other customary closing conditions.

The Series A-1 Preferred Stock will rank on parity with Series A-2 Preferred Stock and senior to the Company’s Class A Common Stock and Class B Common Stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. Holders of Series A-1 Preferred Stock will be entitled to cumulative dividends payable in cash at an annual rate of 5% per annum, subject to adjustment. The Series A-2 Preferred Stock, if any, will have the same dividend rights as the Series A-1 Preferred Stock; however, if the Company does not obtain the Requisite Stockholder Approval within (1) 180 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 10% per annum, (2) 270 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 12.25% per annum, and (3) 360 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 15% per annum until the Requisite Stockholder Approval has occurred at which point the dividend rate shall become 5% per annum. Holders of Series A-1 Preferred Stock will be entitled to vote with the holders of the Class A Common Stock on an as-converted basis. The Series A-2 Preferred Stock, if issued, will have no voting rights except as required by law. The Series A-1 Preferred Stock is convertible at the option of the holders at any time into an amount of shares of Class A Common Stock as described under “The Transactions—The Financing Transactions—Investment Agreement”. The Investment Agreement contains a prohibition on our payment of certain dividends on our common stock, including cash dividends, for so long as the Series A-1 Preferred Stock is outstanding. For a further discussion of the terms of the Series A-1 Preferred Stock, see “The Transactions—The Financing Transactions—Investment Agreement”.

Because the agreement to issue the Series A-1 Preferred Stock was executed in conjunction with the Merger announcement on July 23, 2012, for the period between July 23, 2012 and the closing of the Merger, this instrument will be accounted for as a contingent forward sale contract. Accordingly, mark-to-market non-cash income or expense, with the cumulative effect represented as an asset or liability, in each case as the case may be will be included in our consolidated financial results up until the actual date of issuance of the Series A-1 Preferred Stock. A change of $1.00 per share in the market price of our Class A Common Stock below or above the initial conversion rate of $58.49 per share is expected to represent non-cash income or expense of $6.0 million. Although no effect has been included in the pro forma balance sheets and statements of operations presented herein, based on the closing market price of our Class A Common Stock on September 7, 2012 of $65.41 per share, we would have recorded a non-cash expense and corresponding liability of $41.4 million as a result of the mark-to-market of this instrument. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information”.

Assuming completion of this offering and the concurrent Class A Common Stock Offering (as defined below), we expect that we will issue to Carlyle the Minimum Purchase Requirement of Series A-1 Preferred Stock.

Concurrent Class A Common Stock Offering. Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 3,500,000 shares of our Class A Common Stock (including 233,996 shares by a selling stockholder, for which we will not receive any proceeds) (or 4,025,000 shares, if the underwriters exercise their option to purchase up to an additional 525,000 shares in full) (the “Class A Common Stock Offering”). Funds from the concurrent Class A Common Stock Offering will not be used to repay the Existing Indebtedness. We estimate that the net proceeds of the concurrent Class A Common Stock Offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $203.0 million (or approximately $235.8 million if the underwriters exercise their option with respect to such offering in full), based on an assumed public offering price of $65.41 per share, the last reported sale price of our Class A Common Stock on the New York Stock Exchange on September 7, 2012, although there can be no assurance that the concurrent Class A Common Stock Offering will be completed. The Class A Common Stock are being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. The completion of this offering is not contingent on the completion of the concurrent Class A Common Stock Offering, and the concurrent Class A Common Stock Offering is not contingent on the completion of this offering.

Redemption and Repayment of Other Indebtedness. In connection with the Merger, we expect to redeem or repay certain indebtedness (collectively, the “Existing Indebtedness”) consisting of the following:

•	Genesee & Wyoming’s existing credit facilities, which comprise term loan facilities and a revolving facility (the “GWI Existing Credit Facilities”);

•	Genesee & Wyoming’s $100.0 million aggregate principal amount of its 5.36% Series 2005-B Senior Notes due 2015 (the “Existing Notes”); and

•	RailAmerica’s existing credit facilities, which comprise a term loan facility and revolving facility (the “RailAmerica Credit Facilities”).

Genesee & Wyoming expects that an Australian $50.0 million non-interest bearing loan due in 2054 (the “Existing Australian Loan”), which is recorded on our balance sheet at its carrying value of $2.1 million as of June 30, 2012, and certain other limited third party borrowings of Genesee & Wyoming and RailAmerica will remain outstanding following the completion of the Merger.

The Merger, the issuance to Carlyle of the Series A-1 Preferred Stock, the entry into and borrowings under the Senior Secured Credit Facilities, the redemption and repayment of the Existing Indebtedness, including payment of accrued and unpaid interest and related redemption and prepayment premiums, the concurrent Class A Common Stock Offering, this offering of Units and the payment of associated fees and expenses are collectively referred to in this prospectus supplement as the “Transactions”. For additional information concerning the Merger and its effects, see “Use of Proceeds”, “Capitalization”, “The Transactions” and “Unaudited Pro Forma Condensed Combined Financial Information”.

Sources and Uses

We estimate that the net proceeds to us from the sale of the 2,000,000 Units we are offering pursuant to this prospectus supplement will be approximately $192.5 million ($221.6 million if the underwriters exercise their option to purchase 300,000 additional Units in full). We intend to use the net proceeds of this offering and our concurrent Class A Common Stock Offering, together with borrowings under our Senior Secured Credit Facilities, the proceeds from the issuance to Carlyle of the Series A-1 Preferred Stock and cash on hand, to fund the Transactions and to pay related fees and expenses (however, the Existing Indebtedness will be redeemed or repaid in full solely with borrowings under our new Senior Secured Credit Facilities and not with the proceeds of this offering or the concurrent Class A Common Stock Offering). This offering is not contingent on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions. If the offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following April 30, 2013. We will pay a redemption price to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”.

The following table outlines the sources and uses of funds for the Transactions, as if the Transactions were completed on June 30, 2012 (the assumed closing date of the Merger for purposes of the unaudited pro forma condensed combined financial information contained in “Unaudited Pro Forma Condensed Combined Financial Information”), assuming no exercise by the underwriters of their option to purchase additional Units with respect to this offering or additional shares in the concurrent Class A Common Stock Offering. The table assumes we purchase and integrate RailAmerica and consummate the related Financing Transactions simultaneously, although this offering and the concurrent Class A Common Stock Offering are expected to occur before completion of the Merger. The actual amounts may vary from estimated amounts depending on the actual closing date of the Merger, and any additional proceeds will be used for general corporate purposes, including strategic investments and acquisitions. See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica—There can be no assurance that the Merger will be completed” and “Use of Proceeds”.

Sources of funds		Uses of funds
	(Dollars in millions)
Senior Secured Credit Facilities(1)	$1,984.2	Cash consideration for RailAmerica’s outstanding shares(5)	$1,372.6
Series A-1 Preferred Stock (2)	350.0	Repayment of Existing Indebtedness(6)	1,279.7
Concurrent Class A Common Stock(3)	213.6	Costs and Expenses(7)	95.5
Units offered hereby(4)	200.0

Total sources of funds	$2,747.8	Total uses of funds	$2,747.8

(1)

We expect that the Senior Secured Credit Facilities will consist of $2.3 billion in senior secured credit facilities, comprised of (a) the Term A Facility of $1,875.0 million maturing in 2017 and (b) the Revolving Facility of up to $425.0 million maturing in 2017. At the closing of the Merger, we expect to borrow the full amount of the Term A Facility as well as $109.2 million under the Revolving Facility to partially fund the Merger (pursuant to the terms of the Debt Commitment Letter, borrowings under the Revolving Facility on the closing date of the Merger may not exceed $150.0 million). The actual amount borrowed, when combined with our cash on hand, may differ between June 30, 2012 and the actual closing of the Merger as a result of normal fluctuations in our funding needs for general corporate purposes, including the operating and working capital needs of both the Company and RailAmerica before and after completion of the Merger and investments in equipment and infrastructure associated with new business development. For a further description of the Senior Secured Credit Facilities, see “The Transactions—The Financing Transactions—Senior Secured Credit Facilities”.
(2)	Represents the Minimum Purchase Requirement. We have $800.0 million of committed financing from Carlyle of which we have agreed to take a minimum of $350.0 million with an option to fund up to an additional $450.0 million. For a further description of the Investment Agreement and the Series A-1 Preferred Stock, see “The Transactions—The Financing Transactions—Investment Agreement”.
(3)	Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 3,266,004 shares of our Class A Common Stock (or 3,791,004 shares, if the underwriters exercise their option to purchase up to an additional 525,000 shares in full). Calculated based on an assumed public offering price of $65.41, the closing price of our Class A Common Stock on September 7, 2012. Funds from the concurrent Class A Common Stock Offering will not be used to repay the Existing Indebtedness. The concurrent Class A Common Stock Offering is not conditioned on completion of the Merger. If the Merger is not completed, we intend to use the proceeds from the concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions. The completion of this offering is not contingent on the completion of the offering of our Class A Common Stock, and the completion of the offering of Class A Common Stock is not contingent on the completion of this offering.
(4)	Funds from this offering will not be used to repay the Existing Indebtedness. This offering is not conditioned upon completion of the Merger. If the Merger is not completed, we intend to use the proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions. If the offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following April 30, 2013. We will pay a redemption price to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”.
(5)	Represents the cash payment of RailAmerica’s outstanding shares, consisting of $27.50 per share and a 49.9 million outstanding common stock share count as of June 30, 2012.
(6)	Assumes:

•

all of the Company’s $100.0 million aggregate principal amount of Existing Notes are redeemed at a price equal to 100% of the principal amount redeemed plus an applicable “make-whole” premium (assumed to be $13.5 million for purposes of this table) with a repurchase date of June 30, 2012 and accrued and unpaid interest of $2.3 million at June 30, 2012;

•

repayment of $641.5 million outstanding under the RailAmerica Credit Facilities, which represents the operating and stated principal amount before the effect of loan discount, plus accrued and unpaid interest of $2.1 million through June 30, 2012;

•

repayment of $495.0 million principal amount outstanding under the GWI Existing Credit Facilities (at June 30, 2012 exchange rates) plus accrued and unpaid interest of $0.2 million through June 30, 2012; and

•

payment of the outstanding $25.0 million aggregate principal amount of the Company’s Series C senior notes, which were substantially replaced at maturity on July 26, 2012 with borrowings under the GWI Existing Credit Facilities.

We expect that the GWI Existing Credit Facilities will be fully repaid with borrowings under the Senior Secured Credit Facilities.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are lenders, and in some cases agents, under the GWI Existing Credit Facilities.

Affiliates of Citigroup Global Markets Inc. are lenders and agents under the RailAmerica Credit Facilities. See “Underwriting”. The GWI Existing Credit Facilities and the RailAmerica Credit Facilities will be repaid in full solely with borrowings under our new Senior Secured Credit Facilities.

(7)	Represents cash payments for change of control agreements with RailAmerica’s senior management including the payment of $4.2 million based on the Merger Consideration of $27.50 per share and 0.2 million change of control shares and $10.0 million for change of control cash payments.

Also includes estimated fees and expenses related to the Transactions, including underwriting discounts and commissions, legal, accounting and advisory fees, fees associated with the Financing Transactions and other transaction costs.

Additional Information

Genesee & Wyoming Inc. is a Delaware corporation incorporated in 1977. Our executive offices are located at 66 Field Point Road, Greenwich, CT 06830. Our telephone number is (203) 629-3722. Our website address is http://www.gwrr.com. The information on or accessible from our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Units,” “Description of the Purchase Contracts” and “Description of the Amortizing Notes” sections of this prospectus supplement and the “Description of Our Capital Stock” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the Units, the purchase contracts, the amortizing notes and the Class A Common Stock. As used in this section, the terms “Genesee & Wyoming,” “we,” “our” and “us” refer to Genesee & Wyoming Inc. and do not include its subsidiaries and affiliates.

The Units

Issuer	Genesee & Wyoming Inc., a Delaware corporation

Number of Units offered	2,000,000 Units. We have also granted the underwriters an option to purchase within 13 days begining on, and including, the date of initial issuance of the Units up to an additional 300,000 Units.

Stated amount and initial offering price of each Unit	$100 for each Unit.

Components of each Unit

Each Unit is comprised of two parts:

•    a prepaid stock purchase contract (a “purchase contract”); and

•    a senior amortizing note (an “amortizing note”).

Unless earlier redeemed by us in connection with a merger termination redemption or settled earlier at the holder’s option or our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on October 1, 2015 (such date, as so postponed (if applicable), the “mandatory settlement date”), and we will deliver not more than                 shares of our Class A Common Stock and not less than                 shares of our Class A Common Stock per purchase contract, subject to adjustment, based upon the applicable settlement rate and applicable market value of our Class A Common Stock, as described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock.”

No fractional shares of our Class A Common Stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein.

Other than cash payments in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Each amortizing note will have an initial principal amount of $            , will bear interest at the rate of            % per annum and will have a final installment payment date of October 1, 2015. On each January 1, April 1, July 1 and October 1 commencing on January 1, 2013, we will pay equal quarterly cash installments of $            per amortizing note (except for the January 1, 2013 installment payment, which will be $             per amortizing note), which in the aggregate per year will be equivalent to a             % cash payment per year with respect to each $100 stated amount of Units. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will depend on the value of the shares of our Class A Common Stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into its components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding October 1, 2015 or any “early mandatory settlement date” or “merger redemption settlement date” and also excluding the business day immediately preceding any “installment payment date” (provided that, for the avoidance of doubt, such right to separate the Unit will resume after such business day), each as defined below. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See “Description of the Units—Separating and Recreating Units.”

Trading	We will apply to list the Units on the New York Stock Exchange under the symbol “GWRU,” subject to satisfaction of its minimum listing standards with respect to the Units. If approved for listing, we expect trading on the New York Stock Exchange to begin within 30 calendar days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the Units—Listing of Securities.” Prior to this offering, there has been no public market for the Units.

New York Stock Exchange symbol	Our Class A Common Stock is listed on The New York Stock Exchange under the symbol “GWR.”

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $192.5 million ($221.6 million if the underwriters exercise their option to purchase additional Units in full).

We intend to use the net proceeds of this offering, including any proceeds we may receive from the exercise by the underwriters of their option to purchase additional Units, and our concurrent Class A Common Stock Offering, together with borrowings under our Senior Secured Credit Facilities, the proceeds from the issuance to Carlyle of the Series A-1 Preferred Stock and cash on hand, to fund the Transactions, to pay related fees and expenses and for general corporate purposes. This offering is not contingent on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions or redeem the purchase contracts and (if required) repurchase the amortizing notes, as described below. See “Use of Proceeds”.

United States federal income tax considerations	Although there is no authority directly addressing the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of Genesee & Wyoming for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Holders should consult their tax advisors regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “Certain United States Federal Income and Estate Tax Consequences.”

The Purchase Contracts

Mandatory settlement date	October 1, 2015, subject to postponement in limited circumstances.

Mandatory settlement	On the mandatory settlement date, unless such purchase contract has been earlier redeemed by us in connection with a merger termination redemption or settled at the holder’s option or our option, each purchase contract will automatically settle, and we will deliver a number of shares of our Class A Common Stock, based on the applicable settlement rate.

Settlement rate for the mandatory settlement date

The “settlement rate” for each purchase contract will be not more than                shares of our Class A Common Stock and not less than                shares of our Class A Common Stock (each subject to adjustment as described herein), depending on the applicable market value of our Class A Common Stock, calculated as described below.

•    If the applicable market value is equal to or greater than $            (the “threshold appreciation price”), you will receive                shares of Class A Common Stock per purchase contract (the “minimum settlement rate”).

•    If the applicable market value is greater than $            (the “reference price”) but less than the threshold appreciation price, you will receive a number of shares per purchase contract equal to $100, divided by the applicable market value.

•    If the applicable market value is less than or equal to the reference price, you will receive                shares of Class A Common Stock per purchase contract (the “maximum settlement rate”).

Each of the maximum settlement rate, the minimum settlement rate, the reference price and the threshold appreciation price is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the average of the “daily VWAPs” (as defined below) of our Class A Common Stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding October 1, 2015.

The reference price is the public offering price of our Class A Common Stock in the concurrent Class A Common Stock Offering described above.

The threshold appreciation price shall be equal to $100, divided by the minimum settlement rate (rounded to the nearest $0.0001) and represents an approximately            % appreciation over the reference price.

No fractional shares of our Class A Common Stock will be issued to holders upon settlement or redemption of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The following table illustrates the settlement rate per purchase contract and the value of our Class A Common Stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable Market Value of Our Class A Common Stock	Settlement Rate	Value of Class A Common Stock Delivered (Based on the Applicable Market Value Thereof)
Less than or equal to $	shares of our Class A Common Stock	Less than $100

Greater than $ but less than $	A number of shares of our Class A Common Stock equal to $100, divided by the applicable market value	$100

Equal to or greater than $	shares of our Class A Common Stock	Greater than $100

Early settlement at your election	At any time prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding October 1, 2015, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our Class A Common Stock per purchase contract equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates,” unless such early settlement occurs in connection with a fundamental change, in which case the provisions described under “—Early settlement at your election upon a fundamental change” below will apply. The market value of our Class A Common Stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding October 1, 2015 is subject to the delivery of your purchase contract.

Upon early settlement of a purchase contract that is a component of a Unit at your election, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.

Early settlement at your election upon a fundamental change

At any time prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding October 1, 2015, if a “fundamental change” (as defined herein) occurs, you may settle any or all of your purchase contracts early. If you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our Class A Common Stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Upon early settlement at your election in connection with a fundamental change of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon such fundamental change.

Early mandatory settlement at our election

We may elect to settle all, but not less than all, outstanding purchase contracts on or after May 15, 2013 at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts—Early Settlement at Our Election”) upon a date fixed by us upon not less than five business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate, unless the daily VWAP of our Class A Common Stock for (x) 20 or more trading days in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the “notice date” (as defined under “Description of the Purchase Contracts—Early Mandatory Settlement at Our Election”) and (y) the last trading day in such period, in each case, exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Merger termination redemption

If the agreement and plan of merger relating to our pending acquisition of RailAmerica, Inc. has terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts (a “merger termination redemption”), for the applicable redemption amount, as described below under “Description of the Purchase Contracts—Merger Termination Redemption,” by delivering notice within the five business days immediately following April 30, 2013.

If the “merger termination stock price” is equal to or less than the reference price, the redemption amount will be an amount of cash as described under “Description of the Purchase Contracts—Merger Termination Redemption.” Otherwise, the redemption amount will be a number of shares of our Class A Common Stock equal to the merger redemption rate, calculated in the manner described under “Description of the Purchase Contracts—Merger Termination Redemption,”; provided, however, that we may elect to pay cash in lieu of any or all of such shares in an amount equal to the redemption market value thereof.

The “redemption market value” means the average of the “daily VWAPs” (as defined below) of our Class A Common Stock for 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled merger redemption settlement date.

In the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

The Amortizing Notes

Initial principal amount of each amortizing note	$

Installment payments	Each quarterly installment payment of $ per amortizing note (except for the January 1, 2013 installment payment, which will be $ per amortizing note) will be paid in cash and will constitute a payment of interest and a partial repayment of principal, computed at an annual rate of %. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment payment dates	Each January 1, April 1, July 1 and October 1, commencing on January 1, 2013, with a final installment payment date of October 1, 2015.

Ranking of the amortizing notes

The amortizing notes will be senior unsecured obligations of Genesee & Wyoming and will rank equally in right of payment to Genesee & Wyoming’s existing and future senior indebtedness. The amortizing notes will rank senior to all of Genesee & Wyoming’s existing and future unsecured subordinated indebtedness and junior to the rights of our secured creditors to the extent of their security in its assets.

See “Description of Amortizing Notes—Ranking” below.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. As of June 30, 2012, on a pro forma basis after giving effect to the Financing Transactions and the Merger, we would have had a total indebtedness of $2,023.1 million, and we would have had unused commitments of $311.0 million under our senior secured revolving credit facility (after giving effect to $4.8 million of undrawn letters of credit which reduces such availability).

No guarantees	The amortizing notes will not be guaranteed by any of our subsidiaries

Repurchase of amortizing notes at the option of the holder
If we elect to settle the purchase contracts early or in the event of a merger termination redemption, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Risk factors	Investing in the Units involves risks. See “Risk Factors” for a description of certain risks you should consider before investing in the Units.

Summary Historical Consolidated Financial Information

Genesee & Wyoming

The following tables set forth Genesee & Wyoming’s summary historical consolidated financial information. The summary consolidated financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from Genesee & Wyoming’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated financial information as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 have been derived from Genesee & Wyoming’s unaudited consolidated financial statements incorporated by reference into this prospectus supplement. In the opinion of Genesee & Wyoming’s management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. In addition, we have grown through acquisitions and investments and made divestments over the periods covered by this summary historical consolidated financial information. Because of variations in the structure, timing and size of acquisitions and dispositions, our results of operations with respect to the periods presented below may not be directly comparable.

You should read the consolidated financial information in conjunction with the sections entitled “Capitalization”, “Unaudited Pro Forma Condensed Combined Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the consolidated financial statements of Genesee & Wyoming and the related notes incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2011(1)	2010(2)	2009(3)	2012	2011
(In thousands, except per share amounts)				(unaudited)
Income Statement Data:
Operating revenues	$829,096	$630,195	$544,866	$424,855	$401,500
Operating expenses	637,317	499,785	445,544	321,068	311,132

Income from operations	191,779	130,410	99,322	103,787	90,368
Gain on sale of investments	907	—	391	—	894
Interest income	3,243	2,397	1,065	1,831	1,633
Interest expense	(38,617)	(23,147)	(26,902)	(17,238)	(20,192)
Other income/(expense), net	712	(827)	2,115	999	469

Income from continuing operations before income taxes	158,024	108,833	75,991	89,379	73,172
Provision for income taxes	38,531	30,164	15,916	30,748	19,905

Income from continuing operations, net of tax	119,493	78,669	60,075	58,631	53,267
(Loss)/income from discontinued operations, net of tax	(9)	2,591	1,398	(27)	—

Net income	119,484	81,260	61,473	58,604	53,267
Less: Net income attributable to noncontrolling interest	—	—	(146)	—	—

Net income attributable to Genesee & Wyoming Inc.	$119,484	$81,260	$61,327	$58,604	$53,267

	Year Ended December 31,			Six Months Ended June 30,
	2011(1)	2010(2)	2009(3)	2012	2011
(In thousands, except per share amounts)				(unaudited)
Basic earnings per common share attributable to Genesee & Wyoming Inc. common stockholders:
Basic earnings per common share from continuing operations	$2.99	$2.02	$1.66	$1.45	$1.34
Weighted average shares—Basic	39,912	38,886	36,146	40,487	39,695
Diluted earnings per common share attributable to Genesee & Wyoming Inc. common stockholders:
Diluted earnings per common share from continuing operations	$2.79	$1.88	$1.54	$1.36	$1.25
Weighted average shares—Diluted	42,772	41,889	38,974	43,116	42,654

	As of December 31,		As of June 30,
	2011	2010	2012
(In thousands)			(unaudited)
Balance Sheet Data:
Total assets	$2,294,157	$2,067,560	$2,381,786
Long-term debt (excluding portion due within one year) and capital leases	$569,026	$475,174	$563,599
Total stockholders’ equity	$960,634	$817,240	$1,036,905

(1)	On September 1, 2011, we acquired the stock of AZER with net assets of $90.3 million.
(2)	On December 1, 2010, we acquired $320.0 million of net assets from FreightLink. In 2010, we incurred $28.2 million of acquisition-related expenses charged to earnings related to that transaction. In addition, we reversed $2.3 million of accrued restructuring expense related to our Huron Central Railway Inc. (“HCRY”).
(3)	In 2009, we acquired the 12.6% interest in Maryland Midland Railway, Inc. that we did not already own for $4.4 million. In addition, with respect to HCRY, we recorded a non-cash write-down of non-current assets of $6.7 million and $2.3 million of restructuring expense, which were partially offset by a tax benefit of $3.6 million.

RailAmerica

The following tables set forth RailAmerica’s summary historical consolidated financial information. The summary consolidated financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from RailAmerica’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated financial information as of June 30, 2012 and 2011 and for the six months ended June 30, 2012 and 2011 have been derived from RailAmerica’s unaudited consolidated financial statements incorporated by reference into this prospectus supplement. In the opinion of RailAmerica’s management, the interim financial information provided herein contains all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. In addition, RailAmerica has grown through acquisitions and investments and made divestments over the periods covered by this summary historical consolidated financial information. Because of variations in the structure, timing and size of acquisitions and dispositions, RailAmerica’s results of operations with respect to the periods presented below may not be directly comparable.

You should read the consolidated financial information in conjunction with the sections entitled “Capitalization”, “Unaudited Pro Forma Condensed Combined Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in RailAmerica’s Annual Report on Form 10-K for the year ended December 31, 2011 and in RailAmerica’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the consolidated financial statements of RailAmerica and the related notes incorporated by reference into this prospectus supplement.

	Year ended December 31,			Six Months ended June 30,
	2011	2010	2009	2012	2011
(In thousands, except per share amounts)				(unaudited)
Statement of Operations Data:
Operating revenue	$551,123	$490,291	$425,774	$299,538	$264,152
Operating expenses	429,501	375,784	311,569	233,487	211,251
Operating income	121,622	114,507	114,205	66,051	52,901
Interest expense, including amortization costs	(71,923)	(83,775)	(86,878)	(23,678)	(36,734)
Other income (loss)(1)	1,331	(4,759)	(8,117)	(87,418)	1,035

Income (loss) from continuing operations before income taxes	51,030	25,973	19,210	(45,045)	17,202
Provision for (benefit from) income taxes	14,162	6,856	16,299	(16,023)	4,417

Income (loss) from continuing operations	36,868	19,117	2,911	(29,022)	12,785
Income from discontinued operations, net of taxes	—	—	12,931	—	—

Net income (loss)	36,868	19,117	15,842	(29,022)	12,785
Less: Net income attributable to noncontrolling interest	—	—	—	(202)	—

Net income (loss) attributable to the Company	$36,868	$19,117	$15,842	$(28,820)	$12,785

Dividends declared and paid per common share	$—	$—	$0.46	$—	$—
Income (loss) from continuing operations per share of common stock:
Basic	$0.70	$0.35	$0.07	$(0.57)	$0.24
Diluted	$0.70	$0.35	$0.07	$(0.57)	$0.24

	As of December 31,		As of June 30,
	2011	2010	2012
(In thousands)			(unaudited)
Balance Sheet Data:
Total assets	$1,597,380	$1,603,653	$1,668,578
Long-term debt, including current maturities	$575,694	$573,711	$640,748
Total stockholders’ equity	$680,125	$704,749	$664,523

(1)	The six months ended June 30, 2012 includes $88.1 million of costs associated with RailAmerica’s redemption of $592.0 million of its 9.25% senior secured notes in January 2012.

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information is based on the historical financial information of Genesee & Wyoming and RailAmerica incorporated by reference into this prospectus supplement and has been prepared to reflect the proposed Merger and the related Financing Transactions and assumes that formal approval from the STB is granted and Genesee & Wyoming integrates RailAmerica. See “Basis of Presenation”. The unaudited pro forma condensed combined balance sheet data as of June 30, 2012 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on that date. The unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2012 and the year ended December 31, 2011 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on January 1, 2011.

You should read the summary unaudited pro forma condensed combined financial information below in conjunction with the information under the captions “Use of Proceeds,” “Capitalization,” “The Transactions,” and “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement and the audited and unaudited financial statements of Genesee & Wyoming and RailAmerica, respectively, incorporated by reference herein. RailAmerica’s other (expense)/income, net for the six months ended June 30, 2012, included $88.1 million of costs associated with the redemption of $592.0 million of its 9.25% senior secured notes in January 2012 that represent nonrecurring expenses but do not qualify for exclusion from the pro forma results under Article 11 of Regulation S-X of the Securities Act.

Although our notice of exemption filed with the STB to close the Merger into a sole voting trust became effective on September 5, 2012, there is no assurance that the other conditions to the Merger will be satisfied or that we will obtain the necessary approvals to control RailAmerica and complete its integration. Unless and until the STB formally approves our control of RailAmerica and allows us to integrate the RailAmerica railroads, we expect to account for our ownership of RailAmerica using the equity method of accounting. We have presented the following unaudited pro forma condensed combined financial information on a combined basis as demonstrative of the reporting we expect following the receipt of formal approval from the STB and integration. Additionally, the following unaudited pro forma condensed combined financial information assumes formal STB approval without any divestiture of assets. However, the STB may not permit the integration or may impose significant restrictions or conditions on such integration, including conditions associated with our service, the rates we charge or divestiture of certain of our assets, and therefore, the pro forma financial information may not be indicative of our operations following the Merger. In addition, this offering is not conditioned upon completion of the Merger and therefore, investors should refer to Genesee & Wyoming’s historical financial statements incorporated by reference in this prospectus when evaluating an investment in our Units.

Upon approval from the STB for Genesee & Wyoming to control RailAmerica and its railroads, the acquisition of RailAmerica will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America (U.S. GAAP). Under the acquisition method of accounting, all identifiable assets acquired and liabilities assumed are recorded at their estimated acquisition-date fair values. At this time, Genesee & Wyoming has not performed detailed valuation analyses to determine the fair values of RailAmerica’s assets and liabilities; and accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. The final allocation of the purchase price will be based on the actual assets and liabilities of RailAmerica that exist as of the date of the Merger. Therefore, it is likely that once the valuation studies are completed, the historical values for certain assets and liabilities will be changed.

	For the Six Months Ended June 30, 2012		For the Year Ended December 31, 2011
	(dollars in thousands, except per share amounts) (unaudited)
	Historical GWI	Pro Forma	Historical GWI	Pro Forma
Pro Forma Statement of Operations Data
Operating revenues	$424,855	$720,698	$829,096	$1,376,184
Operating expenses	321,068	554,826	637,317	1,071,250

Income from operations	103,787	165,872	191,779	304,934
Income from continuing operations attributable to GWI, net of taxes	58,631	28,040	119,493	165,873
Preferred stock dividend accrued	—	8,750	—	17,500

Income available to common stockholders	$58,631	$19,290	$119,493	$148,373

Weighted average shares—Diluted	43,116	50,058	42,772	55,698
Diluted earnings per common share from continuing operations attributable to GWI	$1.36	$0.39	$2.79	$2.98

Pro Forma Balance Sheet Data (end of period)
Total assets	$2,381,786	$5,233,587
Long-term debt, including current maturities	$627,950	$2,023,144
Series A-1 Preferred Stock	$—	$349,500
Equity	$1,036,905	$1,371,986

RISK FACTORS

Investing in our Units involves risks. You should carefully consider the following risk factors as well as the risk factors contained in our annual and quarterly reports and RailAmerica’s annual and quarterly reports incorporated herein by reference in addition to the other information contained or incorporated by reference in this prospectus in deciding whether to invest in our Units.

In this “Risk Factors” section only, references to “our”, “we”, “us” and the “company” refer to Genesee & Wyoming assuming the completion of the acquisition of RailAmerica unless the context otherwise requires.

Risks Relating to the Business of Genesee & Wyoming and RailAmerica

Adverse global macroeconomic and business conditions could negatively impact our business.

The global economy, which experienced a significant downturn in late 2008 and throughout 2009 that included widespread recessionary conditions, high levels of unemployment, significant distress of global financial institutions, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, began to improve in 2010. While some economic indicators have trended positively, the overall rate of global recovery experienced during 2011 and 2012 has been uneven and uncertainty remains over the stability of the recovery. The recent economic improvements may not be broad-based and sustainable and may not enhance conditions in the markets relevant to us. For instance, in Australia a significant portion of the commodities we transport are supporting economic growth and industrial development in China and India, and a sustained slowdown in these markets could impact us. Both China and India have reported slower growth in recent months, and the resulting decreased demand for, and lower prices of, natural resources is a factor influencing decisions to delay and cancel certain mining projects in Australia. In addition, we anticipate benefiting from development of shale regions in the United States, but continued low natural gas prices could reduce such development and the benefit we could realize. In addition, the eurozone debt crisis could lead to further political and financial turmoil, and to a destabilization of financial markets and the overall financial and euro monetary system. It is difficult to determine how general global macroeconomic and business conditions will impact our customers, our suppliers and freight rail transportation in general. We are required to assess for potential impairment of non-current assets whenever events or changes in circumstances, including economic circumstances, indicate that the respective asset’s carrying amount may not be recoverable. Given the asset intensive nature of our business, weakness in the general economy increases the risk of significant asset impairment charges. A decline in current macroeconomic and financial conditions or commodity demand from economic activity and industrialization could have a material adverse effect on our operating results, financial condition and liquidity.

If we are unable to consummate additional acquisitions or investments or manage our growth effectively, then we may not be able to implement our growth strategy successfully.

Our growth strategy is based to a large extent on the selective acquisition and development of, and investment in, rail operations, both in new regions and in regions in which we currently operate. The success of this strategy will depend on, among other things:

•	the availability of suitable opportunities;

•	the level of competition from other companies;

•	our ability to value acquisition and investment opportunities accurately and negotiate acceptable terms for those acquisitions and investments;

•	our ability to identify and enter into mutually beneficial relationships with partners; and

•	the receipt of government approvals and financial constraints or other restrictions that may be specific to the particular company or asset to be acquired.

We have experienced significant growth in the past; principally through the acquisition of additional railroads. Effective management of rapid growth presents challenges, including the availability of management resources to oversee the integration and operation of the new businesses effectively, the need to expand our management team and staff when necessary, the need to enhance internal operating systems and controls and the ability to consistently achieve targeted returns on capital. These challenges are more pronounced when we experience growth in numerous geographies and on a larger scale. We may not be able to maintain similar rates of growth in the future, or manage our growth effectively.

See also “Risks Relating to Our Pending Acquisition of RailAmerica”.

We may need additional capital to fund our acquisitions and investments. If we are unable to obtain this capital at a reasonable cost, then we may forego potential opportunities, which would impair the execution of our growth strategy.

Since January 1, 1996, Genesee & Wyoming has acquired interests in 58 railroads (excluding the acquisition of the RailAmerica railroads). With one exception, all of these interests were purchased for cash, and our growth strategy contemplates additional acquisitions. We intend to continue to review acquisition and investment opportunities and potential purchases of railroad assets and to attempt to acquire companies and assets that meet our investment criteria. As in the past, we expect that we will pay cash for some or all of the purchase price of acquisitions and purchases that we make. In addition, from time to time we may make investments in equipment and assets to support our customers. Depending on the number of acquisitions and investments and funding requirements, we may need to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity, equity-linked or convertible debt securities, the issuance of such securities could result in dilution to our existing stockholders. If we raise additional funds through the issuance of debt securities, the terms of such debt could impose additional restrictions and costs on our operations. Additional capital, if required, may not be available on acceptable terms or at all. If we are unable to obtain additional capital, we may forego potential acquisitions, which could impair the execution of our growth strategy.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. Our high level of debt could limit our ability to obtain additional financing for acquisitions and investment opportunities. See “—Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under such indebtedness”.

Our inability to acquire or integrate acquired businesses successfully or to realize the anticipated cost savings and other benefits could have adverse consequences to our business.

We may not be able to acquire or integrate acquired businesses successfully. Evaluating acquisition targets gives rise to additional costs related to legal, financial, operating and industry due diligence. In addition, acquisitions generally result in increased operating and administrative costs and, to the extent financed with debt, additional interest costs. Integrating acquired businesses could also result in significant restructuring costs. The process of acquiring businesses may be disruptive to our existing business and may cause an interruption or reduction of our business as a result of the following factors, among others:

•	loss of key employees or customers;

•

possible inconsistencies in or conflicts between standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information technology and other systems;

•	failure to maintain the quality of services that have historically been provided;

•	integrating employees of rail lines acquired from other entities into our regional railroad culture;

•	unanticipated environmental or other liabilities;

•	failure to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to manage any disruptions and difficulties and the need to add management resources to do so.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, synergies, revenue enhancements and other benefits that we expect to result from integrating acquired companies and may cause material adverse short- and long-term effects on our operating results, financial condition and liquidity.

Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits of the cost savings, synergies, revenue enhancements or other benefits that we may have expected at the time of acquisition. The expected revenue enhancements, synergies and cost savings are based on extensive analyses. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, the longevity of specific customer plants and factories served, the ability to negotiate acceptable contractual arrangements, operating costs, competitive factors and the ongoing cost of maintaining track infrastructure, some of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates that are necessarily speculative in nature. In addition, even if we achieve the expected benefits, we may not be able to achieve them within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by unexpected costs incurred in integrating the companies, increases in other expenses or problems in the business unrelated to these acquisitions. Finally, the physical conditions of the assets acquired may not be sufficient to support the operations.

Many of our recent acquisitions have involved the purchase of stock of existing companies. These acquisitions, as well as acquisitions of substantially all of the assets of a company, may expose us to liability for actions taken by an acquired business and its management before our acquisition. The due diligence we conduct in connection with an acquisition and any contractual guarantees or indemnities that we receive from the sellers of acquired companies may not be sufficient to protect us from, or compensate us for, actual liabilities. Generally, the representations made by the sellers, other than certain representations related to fundamental matters, such as ownership of capital stock, expire within several years of the closing. A material liability associated with an acquisition, especially where there is no right to indemnification, could adversely affect our operating results, financial condition and liquidity.

See also “Risks Relating to Our Pending Acquisition of RailAmerica”.

The loss of important customers or contracts may adversely affect our operating results, financial condition and liquidity.

Genesee & Wyoming’s operations served more than 840 freight customers in 2011. Freight revenues from its 10 largest freight customers accounted for approximately 24% of its total revenues in 2011. Six of its 10 largest freight customers in 2011 were located in Australia and accounted for approximately 16% of its total revenues. In 2011, Genesee & Wyoming’s largest freight customer was a company in the farm and food products industry and represented approximately 5% of its total revenues. RailAmerica’s operations served approximately 1,500 customers in North America in 2011. For the year ended December 31, 2011, RailAmerica’s 10 largest customers accounted for approximately 14% of its total revenues, with no individual customer accounting for more than approximately 3% of revenues. In 2011 on a pro forma combined basis, no single customer of the combined company would have represented more than 3% of pro forma total revenue.

In North America, freight frequently moves over short line railroads pursuant to transportation contracts with its connecting carriers and the customer. These contracts are in accordance with industry norms and vary in duration. These contracts establish price or, in the case of longer term contracts, a methodology for determining the price, but do not typically obligate the customer to move any particular volume. Freight rates and volumes are not directly linked to the prices of the commodities being shipped. In Australia, a number of Genesee & Wyoming’s customer contracts contain a combination of fixed and variable pricing, with the variable portion based on the volumes shipped. Substantial reduction in business with or loss of important customers or contracts could have a material adverse effect on our operating results, financial condition and liquidity.

Because we depend on Class I railroads and other connecting carriers for a significant portion of our operations in North America, our operating results, financial condition and liquidity may be adversely affected if our relationships with these carriers deteriorate.

The railroad industry in North America is dominated by seven Class I carriers that have substantial market control and negotiating leverage. In 2011, approximately 86% of Genesee & Wyoming’s total carloads in the United States and Canada were interchanged with Class I carriers, and approximately 89% of RailAmerica’s total carloads in the United States and Canada were interchanged with Class I carriers. A decision by any of these Class I carriers to cease certain freight movements could have a material adverse effect on our operating results, financial condition and liquidity. The quantitative impact of such a decision would depend on which of our routes and freight movements were affected. In addition, Class I carriers also have traditionally been significant sources of business for us, as well as sources of potential acquisition candidates as they divest branch lines to smaller rail operators.

Our ability to provide rail service to customers in the United States and Canada depends in large part upon our ability to maintain cooperative relationships with connecting carriers with respect to lease arrangements, freight rates, revenue divisions, fuel surcharges, car supply, reciprocal switching, interchange and trackage rights. Deterioration in the operations of or service provided by those connecting carriers or in our relationship with those connecting carriers could have a material adverse effect on our operating results, financial condition and liquidity.

We are dependent on lease agreements with Class I railroads and other third parties for our operations, strategy and growth.

In North America, our rail operations are dependent, in part, on lease agreements with Class I railroads and third parties that allow us to operate over certain segments of track critical to our operations. For instance, we lease several railroads from Class I carriers and other third parties under lease arrangements. In addition, we own several railroads that also lease portions of the track or right-of-way upon which they operate from Class I railroads and other third parties. Our ability to provide comprehensive rail services to our customers on the leased lines depends in large part upon our ability to maintain and extend these lease agreements. Expiration or termination of these leases or failure of our railroads to comply with the terms of these leases could result in the loss of operating rights with respect to those rail properties and could have a material adverse effect on our operating results, financial condition and liquidity.

The United States short line tax credit expired on December 31, 2011. As a result, our effective tax rate in 2012 will be higher.

From 2005 to its expiration on December 31, 2011, we benefited from the effects of the United States short line tax credit, which was an income tax credit for Class II and Class III railroads to reduce their federal income tax based on qualified railroad track maintenance expenditures (the “Short Line Tax Credit”). Qualified expenditures included amounts incurred for maintaining track, including roadbed, bridges and related track structures owned or leased by a Class II or Class III railroad. The credit has historically benefitted both us and RailAmerica and was equal to 50% of the qualified expenditures, subject to an annual limitation of $3,500 multiplied by the number of miles of railroad track owned or leased by the Class II or Class III railroad as of the end of its tax year. For example, in 2011 and 2010, the Short Line Tax Credit lowered Genesee & Wyoming’s (not including RailAmerica) effective tax rate by 6.5% and 9.3%, respectively. The Short Line Tax Credit expired on December 31, 2011 and was not extended for additional tax years; therefore, the loss of the credit will increase our effective tax rate relative to 2011 and reduce our reported earnings per share.

Our results of operations and rail structure are susceptible to severe weather conditions and other natural occurrences.

We are susceptible to adverse weather conditions, including floods, fires, hurricanes or cyclones, tornadoes, droughts, earthquakes and other natural occurrences. For example, bad weather and natural disasters, such as blizzards in the Northeastern United States and Canada and hurricanes or cyclones in the United States and Australia, and resulting floods, could cause a shutdown, derailment or other substantial disruption of operations, which could have a material adverse effect on our operating results, financial condition and liquidity. Even if a material adverse weather or other condition does not directly affect our operations, it can impact the operations of our customers or connecting carriers. For example, currently and following the Merger:

•	Our coal and coke freight revenues may be reduced by mild winters in the United States, which lessen demand for coal.

•	Our minerals and stone freight revenues may be reduced by mild winters in the Northeastern United States, which lessen demand for road salt.

•	Our grain revenues may be reduced by drought conditions in the Midwest and the Southeastern United States.

•

Our revenues generated by our Australian operations are susceptible to the impact of drought conditions on the South Australian grain harvest and the impact of heavy rains and flooding in the Northern Territory.

Furthermore, our expenses could be adversely impacted by such weather conditions, including, for example, higher track maintenance and overtime costs in the winter at our railroads in the northern United States and Canada related to snow removal and mandated work breaks. Such weather conditions could also cause our customers or connecting carriers to reduce or suspend their operations, which could have a material adverse effect on our results of operations, financial condition and liquidity.

We are subject to significant governmental regulation of our railroad operations. The failure to comply with governmental regulations or changes to the legislative and regulatory environment could have a material adverse effect on our operating results, financial condition and liquidity.

We are subject to governmental regulation with respect to our railroad operations and to a variety of health, safety, security, labor, environmental and other matters by a significant number of federal, state and local regulatory authorities. In the United States, these agencies include the STB, the U.S. Department of Transportation (the “DOT”), the FRA of the DOT, the Occupational Safety and Health Administration, the U.S. Environmental Protection Agency, the Department of Homeland Security (the “DHS”) and other federal and state agencies. In Australia, we are subject to both Commonwealth and state regulations. In Canada, we are subject to regulation by the Canada Transportation Agency, Transport Canada and the regulatory departments of the provincial governments of Quebec and Ontario. In the Netherlands, we are subject to regulation by the Ministry of Transport, Public Works and Water Management, the Transport, Public Works and Water Management Inspectorate and the Dutch railways managers, ProRail and Keyrail. In Belgium, we are subject to regulation by the Federal Public Service (“FPS”) Mobility and Transport, the Regulatory Service for Railway Transport and for Brussels Airport Operations, which is currently hosted by FPS Mobility and Transport, and the Belgian railways infrastructure manager, Infrabel. See “Business—Regulation” in GWI’s Annual Report on Form 10-K, incorporated by reference herein, for the year ended December 31, 2011, and “Business—Regulation” in RailAmerica’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of these regulations. Our failure to comply with applicable laws and regulations could have a material adverse effect on our operating results, financial condition and liquidity.

There are various legislative and regulatory actions being considered in the United States, including legislation that would modify the regulatory oversight of the rail industry and various proceedings that have been initiated by the STB related to rail competition and competitive “access.” In addition, a two-year DOT study on the impacts of a possible increase in federal truck size and weight limits is commencing in 2012, and could result in subsequent federal legislation. The majority of the actions under consideration and pending are directed at Class I railroads; however, specific initiatives being considered by Congress and the STB could expand regulation of railroad operations and prices for our rail services, which could undermine the economic viability of certain of our railroads, as well as threaten the service we are able to provide to our customers. The cost of compliance with the proposed rules and regulations could also be significant. In the other geographies in which we operate, federal, state, provincial and local regulatory authorities could change the regulatory framework (including the access regimes) or take other actions without providing us with any recourse for the adverse effects that the changes or actions could have on our business, including, without limitation, regulatory determinations or rules regarding dispute resolution and business relationships with our customers and other railroads. Significant legislative or regulatory activity could expand regulation of railroad operations and prices for rail services, which could reduce capital spending on our rail network, facilities and equipment and have a material adverse effect on our results of operations, financial condition and liquidity.

Our current credit agreement and other debt agreements impose, and the credit agreement governing the Senior Secured Credit Facilities will impose, numerous covenants that impose certain restrictions on the way we operate our business.

Our credit agreement and other debt agreements contain numerous covenants that impose restrictions on the way Genesee & Wyoming can operate prior to the Merger. For a discussion of the restrictive covenants in the GWI Existing Credit Facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Long-term Debt” in GWI’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein.

The credit agreement that will, upon consummation of the Merger, govern the Senior Secured Credit Facilities will restrict our ability to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	engage in certain transactions with affiliates;

•	sell assets, including capital stock of any of our subsidiaries;

•	consolidate or merge;

•	create liens;

•	enter into sale leaseback transactions;

•	change the business conducted by us and the guarantors;

•	change our fiscal year;

•	enter into certain agreements containing negative pledges and upstream limitations; and

•	modify certain voting trust documents and grant voting trust consents.

Our current credit agreement and the credit agreement that will, upon consummation of the Merger, govern the Senior Secured Credit Facilities also contains financial covenants that require us to meet certain financial ratios and tests. Our failure to comply with the obligations in our credit agreement and other debt agreements could result in an increase in our interest expense and could give rise to events of default under the credit agreement or other debt agreements, as applicable, which, if not cured or waived, could permit lenders to accelerate our indebtedness and foreclose on the assets securing such debt, if any.

We are exposed to the credit risk of our customers and counterparties, and their failure to meet their financial obligations could adversely affect our business.

Our business is subject to credit risk. There is a risk that customers or counterparties, which include government entities related to grants and financial institutions related to derivative transactions, will fail to meet their obligations when due. Customers and counterparties that owe us money have defaulted and may continue to default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. For interline traffic, one railroad typically invoices a customer on behalf of all railroads participating in the route. The invoicing railroad then pays the other railroads their portion of the total amount invoiced on a monthly basis. When we are the invoicing railroad, therefore, we are exposed to customer credit risk for the total amount invoiced and we are required to pay the other railroads participating in the route even if we are not paid by the customer. We have procedures for reviewing our receivables and credit exposures to specific customers and counterparties; however, default risk may arise from events or circumstances that are difficult to detect or foresee. Certain of our risk management methods depend upon the evaluation of information regarding markets, customers or other matters. This information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. In addition, we may make substantial investments in equipment and assets to support our customers, in particular those in the mining and natural resources industry, before the customer commences operations. In those cases, we may be exposed to start-up risks that we would not be exposed to in respect of customers with active operations. As a result, unexpected credit exposures or start-up delays could have a material adverse effect on our operating results, financial condition and liquidity.

We face competition from numerous sources, including those relating to geography, substitute products, other types of transportation and other rail operators.

In North America, each of our railroads is typically the only rail carrier directly serving our customers. In certain circumstances, including under the open access regimes in Australia, the Netherlands and Belgium, our customers have direct access to other rail carriers. In addition, our railroads also compete directly with other modes of transportation, principally trucks and, on some routes, ship, barge and pipeline operators. Transportation providers such as trucks and barges utilize public rights-of-way that are built and maintained by governmental entities, while we must build and maintain our own network infrastructure. Competition for our services could increase if other rail operators build new rail lines to access certain of our customers or if legislation is passed that provides materially greater latitude for trucks with respect to size or weight restrictions. We are also subject to geographic and product competition. A customer could shift production to a region where we do not have operations. Also, commodities that are not transported by rail could be substituted for another commodity that we transport by rail. For example, natural gas can compete with coal we transport as a fuel source for electricity generation. In either case, we could lose a source of revenues.

The extent of competition varies significantly among our railroads. Competition is based primarily upon the rate charged, the relative costs of substitutable products and the transit time required. In addition, competition is based on the quality and reliability of the service provided. Because a significant portion of our carloads in the United States and Canada involve interchange with another carrier, we have only limited control over the total price, transit time or quality of such service. It is difficult to quantify the potential impact of competition on our business, since not only each customer, but also each customer location and each product shipped from such location is subject to different types of competition. However, changes to the competitive landscape could have a material adverse effect on our operating results, financial condition and liquidity.

For information on the competition associated with the open access regimes in Australia and Europe, see “Additional Risks Associated with our Foreign Operations”.

Market and regulatory responses to climate change, climate change litigation and climate change itself could adversely affect our operating costs and decrease demand for the commodities we transport.

Market and regulatory responses to climate change, as well as its physical impacts, could materially affect us. For example, clean air laws, restrictions, caps, taxes or other controls on emissions of greenhouse gases, including diesel exhaust, could significantly increase our operating costs. Restrictions on emissions could also affect our customers that use commodities that we carry to produce energy, that use significant amounts of energy in producing or delivering the commodities we carry, or that manufacture or produce goods that consume significant amounts of energy or burn fossil fuels, including, for example, coal mining operations, natural gas developers and producers, coal-fired power plants, chemical producers, farmers and food producers and automakers and other manufacturers. Significant cost increases, government regulation, or changes in consumer preferences for goods or services relating to alternative sources of energy or emissions reductions could materially affect the markets for the commodities we carry, which in turn could have a material adverse effect on our results of operations, financial condition and liquidity. Government incentives encouraging the use of alternative sources of energy could also affect certain of our customers and the markets for certain of the commodities we carry in an unpredictable manner that could alter our traffic patterns, including, for example, the impacts of ethanol incentives on farming and ethanol producers. Finally, we could face increased costs related to defending and resolving legal claims and other litigation related to climate change, including claims alleging impact of our operations on climate change. Any such market or regulatory responses or litigation, as well as physical impacts attributed to climate change and global warming, such as floods from rising sea levels and increasingly frequent and intense storms, individually or in conjunction with one or more of the impacts discussed above or other unforeseen impacts of climate change, could have a material adverse effect on our results of operations, financial condition and liquidity.

We could incur significant costs for violations of, or liabilities under, environmental laws and regulations.

Our railroad operations and real estate ownership are subject to extensive federal, state, local and foreign environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, the handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous materials (including lading) or petroleum releases. We generate and transport hazardous and non-hazardous waste in our operations. We may incur environmental liability from conditions or practices at properties previously owned or operated by us, properties leased by us and other properties owned by third parties (for example, properties at which hazardous substances or wastes for which we are responsible have been treated, stored, spilled or disposed), as well as at properties currently owned or operated by us. Under some environmental statutes, such liability may be found without regard to whether we were at fault and may also be “joint and several,” whereby we are responsible for all the liability at issue even though we (or the entity that gives rise to our liability) may be only one of a number of entities whose conduct contributed to the liability.

Environmental liabilities may arise from claims asserted by owners or occupants of affected properties, other third parties affected by environmental conditions (for example, contractors and current or former employees) seeking to recover in connection with alleged damages to their property or personal injury or death, and/or by governmental authorities seeking to remedy environmental conditions or to enforce environmental obligations. Environmental requirements and liabilities could obligate us to incur significant costs, including significant expenses to investigate and remediate environmental contamination, which could have a material adverse effect on our operating results, financial condition and liquidity.

As a common carrier by rail, we are required to transport hazardous materials, regardless of risk.

Transportation of certain hazardous materials could create catastrophic losses in terms of personal injury, property damage and environmental remediation costs and compromise critical parts of our railroads. In addition, insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or certain coverage may not be available to us in the future if there is a catastrophic event related to rail transportation of these commodities. Also, federal regulators have previously prescribed regulations governing railroads’ transportation of hazardous materials and have the ability to put in place additional regulations. For instance, recently enacted legislation requires pre-notification for hazardous materials shipments. Such legislation and regulations could impose significant additional costs on railroads. Additionally, regulations adopted by the DOT and the DHS could significantly increase the costs associated with moving hazardous materials on our railroads. Further, certain local governments have sought to enact ordinances banning hazardous materials moving by rail within their borders. Such ordinances could require the re-routing of hazardous materials shipments, with the potential for significant additional costs. Increases in costs associated with the transportation of hazardous materials could have a material adverse effect on our operating results, financial condition and liquidity.

The occurrence of losses or other liabilities that are either not covered by insurance or that exceed our insurance limits could materially adversely affect our operating results, financial condition and liquidity.

We have insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. Unexpected or catastrophic circumstances associated with derailments of valuable lading, accidents involving passenger trains or spillage of hazardous materials or other incidents involving our operations could cause our losses to exceed our insurance coverage limits or sublimits. For example, the Company has incurred, and may incur in the future, losses arising from the December 27, 2011 derailment of a Genesee & Wyoming Australia Pty Ltd (“GWA”) freight train carrying copper concentrate in the flood waters associated with Cyclone Grant that may exceed or otherwise not be covered by our insurance coverage. In addition, on certain of the rail lines over which we operate, freight trains are commingled with passenger trains. For instance, in Oregon, Genesee & Wyoming’s Portland & Western Railroad operates certain passenger trains for the Tri-County Metropolitan Transportation District of Oregon and RailAmerica’s New England Central Railroad is also used by Amtrak for passenger service in New England. Derailments, collisions or other incidents involving the Company and passenger trains could give rise to losses that exceed our insurance coverage. Also, insurance is available from only a very limited number of insurers, and we may not be able to obtain insurance protection at current levels or at all or obtain it on terms acceptable to us. Deteriorating insurance market conditions caused by global property casualties and subsequent adverse events directly and indirectly attributable to us, including such things as derailments, accidents, discharge of toxic or hazardous materials, or other like occurrences in the industry, may result in additional increases in our insurance premiums and/or our self-insured retentions, volatility in our claims’ expenses and limitations to the coverage under our existing policies and could have a material adverse effect on our operating results, financial condition and liquidity.

Exposure to market risks, particularly changes in interest rates and foreign currency exchange rates, and hedging transactions entered into to mitigate these and other risks could adversely impact our operating results, financial condition and liquidity.

We are exposed to various market risks, including interest rate and foreign currency exchange rate risks. It is impossible to fully mitigate all such exposure and higher interest rates and unfavorable fluctuations in foreign currency exchange rates could have an adverse effect on our operating results, financial condition and liquidity. From time to time, we may use various financial instruments to reduce our exposure to certain market risks. For instance, we currently expect to enter into interest rate swaps to mitigate the risk associated with the floating interest rate payments under our new Senior Secured Credit Facilities . While these financial instruments reduce our exposure to market risks, the use of such instruments may ultimately limit our ability to benefit from lower interest rates or favorable foreign currency exchange rate fluctuations due to amounts fixed at the time of entering into the hedge agreement and may have significant costs associated with early termination, which could have a material adverse effect on our operating results, financial condition and liquidity.

Mark-to-market accounting for derivative financial instruments, particularly the Series A-1 Preferred Stock we contemplate issuing in connection with the Merger, could adversely impact our operating results and financial condition.

Due to mark-to-market accounting for certain derivative financial instruments, during the term of those derivative contracts we could experience significant non-cash gains or losses. For instance, the Series A-1 Preferred Stock we contemplate issuing in connection with the Merger requires mark-to-market accounting during the period between entering into the Investment Agreement on July 23, 2012 and the closing of the

Merger. See “Prospectus Supplement Summary—The Transactions—Financing Transactions” for the anticipated impact of such mark-to-market accounting. The effects of such mark-to-market could have a material adverse effect on our operating results and financial condition.

We may be adversely affected by diesel fuel supply constraints resulting from disruptions in the fuel markets and increases in diesel fuel costs.

In 2011, Genesee & Wyoming and RailAmerica consumed 26.1 million gallons and 16.2 million gallons, respectively, of diesel fuel. Fuel availability could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. If a severe fuel supply shortage arose from production curtailments, disruption of oil imports, disruption of domestic refinery production, damage to refinery or pipeline infrastructure, political unrest, war or otherwise, diesel fuel may not be readily available and may be subject to rationing regulations.

In addition, diesel fuel costs constitute a significant portion of our total operating expenses. An increase in diesel fuel costs could have a negative effect on our profitability. Although we receive fuel surcharges and other rate adjustments to offset rising fuel prices, if Class I railroads change their policies regarding fuel surcharges, the compensation we receive for increases in fuel costs may decrease. Costs for fuel used in operations were approximately 13%, 14% and 9% of the Company’s operating expenses for the six months ended June 30, 2012 and the years ended December 31, 2011 and 2010, respectively. Pro forma for the Merger and integration, costs of fuel used in operations would have been approximately the same as on a standalone basis.

If diesel fuel prices increase dramatically from production curtailments, a disruption of oil imports or otherwise, these events could have a material adverse effect on our operating results, financial condition and liquidity.

We may be subject to various claims and lawsuits that could result in significant expenditures.

The nature of our business exposes us to the potential for various claims and litigation related to labor and employment, personal injury, freight loss, property damage and other matters. For example, United States job-related personal injury claims by our railroad employees are subject to the Federal Employers’ Liability Act (“FELA”), which is applicable only to railroads. FELA’s fault-based tort system produces results that are unpredictable and inconsistent as compared with a no-fault worker’s compensation system. The variability inherent in this system could result in the actual costs of claims being very different from the liability recorded.

Any material changes to current litigation trends or a catastrophic rail accident or series of accidents involving material freight loss or property damage, personal injury and environmental liability that is not covered by insurance could have a material adverse effect on our operating results, financial condition and liquidity.

Certain of our capital projects may be impacted by our ability to obtain government funding.

Certain of our existing capital projects are, and certain of our future capital projects may be partially or completely funded through government grant programs. During 2011, Genesee & Wyoming obtained government funding for 53 separate projects that were partially or completely funded by United States and Canadian federal, state, provincial and municipal agencies. The spending associated with these grant-funded projects represented approximately 18% of Genesee & Wyoming’s total capital expenditures during 2011 and 55% of RailAmerica’s total capital expenditures during 2011. Government funding for projects is limited, and there is no guarantee that budget pressure at the federal, state, provincial and local level or changing governmental priorities will not eliminate funding availability. In addition, competition for government funding from other short line railroads, Class I railroads and other companies is significant, and the receipt of government funds is often contingent on the acceptance of contractual obligations that may not be strictly profit maximizing. In certain jurisdictions, the acceptance of government funds may impose additional legal obligations on our operations, such as compliance with prevailing wage requirements. If we are unable to obtain adequate government funding, we may have to defer or forgo certain capital projects.

Some of our employees belong to labor unions, and strikes or work stoppages could adversely affect our operating results, financial condition and liquidity.

As of June 30, 2012, Genesee & Wyoming was a party to 40 collective bargaining agreements with various labor unions in the United States, Australia, Canada and Belgium. Genesee & Wyoming is currently engaged in negotiations with respect to seven of those agreements. Approximately 940 of Genesee & Wyoming’s 2,643 full time employees are union members. Genesee & Wyoming has also entered into employee association agreements with an additional 123 employees who are not represented by a national labor organization. GWA has a collective enterprise bargaining agreement covering the majority of its employees. Many of RailAmerica’s employees are union-represented. As of June 30, 2012, 1,088 of RailAmerica’s employees were non-unionized and 813 were unionized. In total, RailAmerica’s railroads are party to 37 labor agreements, which are separately negotiated by the individual railroads.

Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and/or higher ongoing labor costs. A substantial majority of the employees of the Class I railroads with which we interchange are unionized. If such Class I railroads were to have a work stoppage or strike, the national rail network and our operations would be adversely affected. To date, we have experienced no material strikes or work stoppages. Additional unionization of our workforce could result in higher employee compensation and restrictive working condition demands that could increase our operating costs or constrain our operating flexibility.

If we are unable to employ a sufficient number of qualified workers, our operating results, financial condition and liquidity may be materially adversely affected.

We believe that our success and our growth depend upon our ability to attract and retain skilled workers who possess the ability to operate and maintain our equipment and facilities. The operation and maintenance of our equipment and facilities involve complex and specialized processes and often must be performed in harsh and remote conditions, resulting in a high employee turnover rate when compared to many other industries. The challenge of attracting and retaining the necessary workforce is increased by the expected retirement of an aging workforce, training requirements and significant competition for specialized trades. Within the next five years, and without taking into account any of RailAmerica’s employees, we estimate that approximately 15% of the Company’s current workforce will become eligible for retirement. Many of these workers hold key operating positions, such as conductors, engineers and mechanics. In addition, the demand for workers with the types of skills we require has increased, especially from Class I railroads, which can usually offer higher wages and better benefits. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force or an increase in the wage rates that we must pay or both. Finally, there can be no assurance that we will be able to attract and retain senior leadership necessary to manage and grow our business. The loss of the services of any of our senior leadership could adversely affect our operating, acquisition and investment strategies. Our ability to manage all of these risks is further complicated by the geographic diversity of our operations. If any of these events were to occur, our cost structure could increase, our profit margins could decrease and our growth strategy could be impaired.

Our operations are dependent on our ability to obtain rail cars, locomotives and other critical railroad items from suppliers.

Due to the capital intensive nature and industry-specific requirements of the rail industry, there are high barriers to entry for potential new suppliers of core railroad items such as rail cars, locomotives and track materials. If the number of available rail cars is insufficient or if the cost of obtaining these rail cars either through lease or purchase increases, we might not be able to obtain rail cars on favorable terms, or at all, and shippers may seek alternate forms of transportation. As of August 1, 2012, according to AAR, approximately 21% of the North American railcar fleet was in storage. In some cases we use third-party locomotives to provide transportation services to our customers and such locomotives may not be available. Without these third-party locomotives, we would need to invest additional capital in locomotives. Even if purchased, there is no guarantee that locomotives would be available for delivery without significant delay. Additionally, we compete with other industries for available capacity and raw materials used in the production of certain track materials, such as rail and ties. Changes in the competitive landscapes of these limited-supplier markets could result in equipment shortages that could have a material adverse effect on our operating results, financial condition and liquidity in a particular year or quarter and could limit our ability to support new projects and achieve our growth strategy.

We may be affected by acts of terrorism or anti-terrorism measures.

Our rail lines, port operations and other facilities and equipment, including rail cars carrying hazardous materials that we are required to transport under federal law as a common carrier, could be direct targets or indirect casualties of terrorist attacks. Any terrorist attack or other similar event could cause significant business interruption and may adversely affect our operating results, financial condition and liquidity. In addition, regulatory measures designed to control terrorism could impose substantial costs upon us and could result in impairment to our service, which could also have a material adverse effect on our operating results, financial condition and liquidity.

Additional Risks Associated with Our Foreign Operations

We are subject to the risks of doing business in foreign countries.

Some of our significant subsidiaries transact business in foreign countries, namely in Australia, Canada, the Netherlands and Belgium. In addition, we may consider acquisitions or other investments in other foreign countries in the future. The risks of doing business in foreign countries include:

•	adverse changes or greater volatility in the economies of those countries;

•	adverse currency movements that make goods produced in those countries that are destined for export markets less competitive;

•	adverse effects due to changes in the eurozone membership;

•	adverse changes to the regulatory environment or access regimes of those countries;

•	adverse changes to the tax laws and regulations of those countries;

•	restrictions on the withdrawal of foreign investment, or a decrease in the value of repatriated cash flows;

•	a decrease in the value of foreign sourced income as a result of exchange rate changes;

•	the actual or perceived failure by us to fulfill commitments under concession agreements;

•	the ability to identify and retain qualified local managers; and

•	the challenge of managing a culturally and geographically diverse operation.

Because some of our significant subsidiaries and affiliates transact business in foreign currencies and because a significant portion of our net income comes from the operations of our foreign subsidiaries, exchange rate fluctuations may adversely affect us and may affect the comparability of our results between financial periods.

GWI’s operations in Australia, Canada and Europe accounted for 33%, 8% and 2% of its consolidated operating revenues, respectively, for the year ended December 31, 2011 and 32%, 8% and 2%, respectively, for the six months ended June 30, 2012. GWI’s operations in Australia, Canada and Europe accounted for 32%, 7% and 1% of its long-lived assets, respectively, as of December 31, 2011 and 34%, 7% and 1%, respectively, for the six months ended June 30, 2012. The results of operations of GWI’s foreign entities are maintained in the local currency (the Australian dollar, the Canadian dollar and the Euro) and then translated into United States dollars at the applicable exchange rates for inclusion in its consolidated financial statements. As a result, any appreciation or depreciation of these currencies against the United States dollar can impact Genesee & Wyoming’s results of operations. The financial statements of Genesee & Wyoming’s foreign subsidiaries are prepared in the local currency of the respective subsidiary and translated into United States dollars based on the exchange rate at the end of the period for balance sheet items and, for the statement of operations, at the average rate for the statement period. The exchange rates between these currencies and the United States dollar have fluctuated significantly in recent years and may continue to do so in the future.

We may not be able to manage our exchange rate risks effectively, and the volatility in currency exchange rates may have a material adverse effect on our operating results, financial condition and liquidity. In addition, because our financial statements are stated in United States dollars, such fluctuations may affect our results of operations and financial position and may affect the comparability of our results between financial periods.

Our concession and/or lease agreements in Australia could be cancelled, and there is no guarantee these agreements will be extended beyond their terms.

Through our subsidiaries in Australia, we have entered into long-term concession and/or lease agreements with governmental authorities in the Northern Territory and South Australia. Our concession agreement for the Tarcoola to Darwin rail line expires in 2054 and our lease agreement for our other South Australia rail lines expires in 2047. If our concession agreement or lease agreements expire, we will no longer act as the below rail access provider, but will still be permitted to participate in the above rail market. These concession and lease agreements are subject to a number of conditions, including those relating to the maintenance of certain standards with respect to service, price and the environment. These concession and lease agreements also typically carry with them a commitment to maintain the condition of the railroad and to make a certain level of capital expenditures, which may require capital expenditures that are in excess of our projections. Our failure to meet these commitments under the long-term concession and lease agreements could result in the termination of those concession or lease agreements. The termination of any concession or lease agreement could result in the loss of our investment relating to that concession or lease agreement. Further, the expiration of these agreements and the end of their term would result in the loss of the associated revenues and income. Either of these events could have a material adverse effect on our operating results, financial condition and liquidity.

Open access regimes in Australia and Europe could lead to additional competition for rail services and decreased revenues and profit margins.

The legislative and regulatory framework in Australia allows third-party rail operators to gain access to our Australian railway infrastructure and also governs our access to track owned by others. The Netherlands and Belgium also have open access regimes that permit third-party rail operators to compete for the business of RRF, our subsidiary in the Netherlands. There are limited barriers to entry to preclude a current or prospective rail operator from approaching our customers and seeking to capture their business. The loss of our customers to competitors could result in decreased revenues and profit margins, which could have a material adverse effect on our operating results, financial condition and liquidity.

Changes to the open access regimes in Australia and Europe could have a significant impact on our operations.

Access fees paid for our access onto the track of other companies and access fees we charge under state and federal regimes are subject to change. Where we pay access fees to others, if those fees were increased, our operating margins could be negatively affected. In Australia, if the federal government or respective state regulators were to alter the regulatory regime or determine that access fees charged to current or prospective third-party rail freight operators by our Australian railroads did not meet competitive standards, our income from those fees could decline. In addition, when we operate over track networks owned by others, the owners of the networks are responsible for scheduling the use of the tracks as well as for determining the amount and timing of the expenditures necessary to maintain the tracks in satisfactory condition. Therefore, in areas where we operate over tracks owned by others, our operations are subject to train scheduling set by the owners as well as the risk that the network will not be adequately maintained.

Revocation of our safety accreditations could result in a loss of revenue and termination of our concession.

Our operating subsidiaries in Australia, the Netherlands and Belgium hold safety accreditations that are required in order for them to provide freight rail services. Continued maintenance of our safety accreditation in Australia is a requirement under our concession deeds and some customer contracts. These safety accreditations are essential for us to conduct our business and are subject to removal and expiration. Following significant derailments, the government entities responsible for oversight of rail safety frequently perform investigations. For instance, the Australian Transport Safety Bureau is currently reviewing the safety implications of GWA’s December 27, 2011 freight train derailment in the flood waters associated with Cyclone Grant. Any loss of, failure to maintain or inability to renew, rail safety accreditations necessary to carry on rail operations in any jurisdiction, or any changes in government policy and legal or regulatory oversight, including changes to the rail safety regulatory regime, could have a material adverse effect on our business, operational performance and financial results.

Changes to the mining tax regime in Australia could have a negative impact on our existing customers and the prospects for new customer initiatives underway.

On May 2, 2010, the Australian Government announced its intention to introduce a Resource Super Profits Tax (“RSPT”). On July 2, 2010, the Australian Government announced a proposal to replace the RSPT with a new Minerals Resource Rent Tax (“MRRT”). The MMRT proposal passed the Australian house of representatives on November 23, 2011 and the Australian senate on March 19, 2012. The implementation of the MRRT could result in an increase in operating costs for mining assets based in Australia. The tax could also have an adverse effect on our Australian operations by reducing the volume of commodities mined in Australia for us to transport, as well as by reducing levels of demand for Australian commodities and our transportation of those commodities. Consequently, the introduction of the MRRT could have a material adverse effect on our operating results and financial condition.

Australia recognizes a form of native title that reflects the entitlement of indigenous inhabitants to their traditional lands, which could impact our operations from Tarcoola to Darwin.

There are a number of native title claims registered with the National Native Title Tribunal that could give rise to native title rights on discrete parcels of land over which we operate. While no native title claims have been made against lots associated with our business to date, there is a risk that a claim could be made that native title exists. A successful claim could prevent or limit our use of the land or require us to make payments, which could have a material adverse effect on our operating results, financial condition and liquidity.

Risks Relating to Our Pending Acquisition of RailAmerica

The announcement and pendency of our acquisition of RailAmerica could adversely affect our business, financial results and operations.

On July 23, 2012, RailAmerica and Genesee & Wyoming jointly announced their entry into the Merger Agreement under which Genesee & Wyoming will acquire RailAmerica. We expect to close the transaction into a sole voting trust on or about October 1, 2012 while we await formal STB approval of our application to control and integrate RailAmerica’s railroads. The announcement and pendency of the proposed acquisition could cause disruptions in and create uncertainty surrounding our business, including affecting our relationships with our customers, suppliers and employees and with the Class I railroads. In addition, we have diverted, and will continue to divert, significant management resources in an effort to complete the acquisition, which could have a negative impact on our ability to manage our existing operations or pursue alternative strategic transactions, which could adversely affect our business, operating results and financial condition.

See also “Risks Relating to the Business of Genesee & Wyoming and RailAmerica—If we are unable to consummate additional acquisitions or investments or manage our growth effectively, then we may not be able to implement our growth strategy successfully”.

The Merger may not achieve its intended results, including anticipated synergies.

While we expect the Merger to result in a significant amount of synergies and other financial and operational benefits, we may be unable to realize these synergies or other benefits in the timeframe that we expect or at all. Achieving the anticipated benefits, including synergies, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the Merger and integrate the business will be consistent with our expectations. Events outside of our control, including, but not limited to, conditions imposed by the STB, operating changes and/or regulatory changes, could also adversely affect our ability to realize the anticipated benefits from the Merger. Thus, the integration may be unpredictable, subject to delays or changed circumstances, and the acquired businesses may not perform in accordance with our expectations. Further, we will incur implementation costs relative to these anticipated synergies, and our expectations with respect to integration or synergies as a result of the Merger may not materialize. Accordingly, you should not place undue reliance on our anticipated synergies.

See also “Risks Relating to the Business of Genesee & Wyoming and RailAmerica—Our inability to acquire or integrate acquired businesses successfully or to realize the anticipated cost savings and other benefits could have adverse consequences to our business.”

We will not control the operation of RailAmerica and its railroads during the pendency of the voting trust.

Our notice of exception filed with the STB to close the Merger into a sole voting trust became effective on September 5, 2012. If the other conditions to closing of the Merger are satisfied, the Merger will occur and the shares of RailAmerica will be placed into an irrevocable sole voting trust on or about October 1, 2012, pending receipt of formal STB approval for the common control of our railroads with RailAmerica’s railroads. Following the Merger and until the STB approval of our common control of the RailAmerica railroads, we would be the indirect owner of RailAmerica pursuant to our ownership of the voting trust certificates. The voting trustee would hold the shares of RailAmerica in trust for us and would have responsibility for preserving the value of the trust’s assets, i.e., the RailAmerica shares. The day-to-day management of RailAmerica would be carried out by those members of RailAmerica’s current management team that remain with RailAmerica after the Merger. As a result, we would not control the operations of RailAmerica and its railroads. If RailAmerica is not managed well during the time in which it is in trust, the value of our investment in the RailAmerica stock could be reduced, which could have a material adverse effect on our operating results, financial condition and liquidity and could be detrimental to our shareholders. Unless and until the STB formally approves Genesee & Wyoming’s control of RailAmerica, which allows us to integrate the RailAmerica railroads, we expect to account for our ownership of RailAmerica using the equity method of accounting.

Uncertainty about the effect of the Merger on RailAmerica’s employees, customers and suppliers may have an adverse effect on RailAmerica and, consequently, us.

The uncertainty created by the pending Merger may impair RailAmerica’s ability to attract, retain and motivate key personnel until the Merger is completed as current and prospective employees may experience uncertainty about their future roles with us. If key employees of RailAmerica depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become our employees, our ability to realize the anticipated benefits of the Merger could be reduced or delayed. In addition, disruptions resulting from the Merger may also affect our relationships with our customers, suppliers and employees and with the Class I railroads.

We will incur significant transaction and Merger-related costs in connection with financing the Merger.

We expect to incur significant costs associated with financing the Merger and related transactions. Such costs include costs associated with borrowings under the Senior Secured Credit Facilities, premiums in connection with the early extinguishment of debt and the payment of certain fees and expenses incurred in connection with the Merger and related transactions, including legal and other professional advisor fees. The costs of continued borrowing under the Senior Secured Credit Facilities will likely be significant and could have a significant adverse effect on our operating results, financial condition and liquidity.

Litigation and uncertainties associated with the Merger may have a material adverse effect on our ability to complete the acquisition.

We and Merger Sub, among others, have been named as defendants in putative class actions filed on behalf of RailAmerica’s shareholders. See “The Transactions—Shareholder Litigation”. Litigation relating to the proposed Merger may require us to expend significant amounts of money, may require significant time from our management and may result in an adverse settlement, injunction barring or delaying the proposed Merger, or judgments against us that could have a material adverse effect on our financial results and our ability to complete the Merger, which could be detrimental to our shareholders.

The proposed integration of RailAmerica is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on us or could delay or prevent the completion of the integration.

Completion of the Merger is subject to customary closing conditions, including the formal approval by the STB of Genesee & Wyoming’s control of the RailAmerica railroads or, in the alternative, the consent of the STB to close the Merger into a sole voting trust, and the receipt of certain other regulatory approvals. We received approval on September 5, 2012 to close the Merger into a sole voting trust while we await formal STB approval of our application to control RailAmerica’s railroads. We expect the STB’s control decision will be received as early as the fourth quarter of 2012 or as late as the first quarter of 2013. Upon formal STB approval, we expect to be able to integrate RailAmerica. There is no assurance that we will obtain this necessary governmental approval to complete the integration. The STB may not permit the integration of the RailAmerica business or may impose significant restrictions or conditions on such integration, including conditions associated with our service, the rates we charge or divestiture of certain of our assets, and any such asset divestiture may be material. Any delay in the completion of the integration of RailAmerica from the failure to obtain such approvals or adverse conditions to such approvals could delay or diminish the anticipated benefits of the acquisition or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the proposed acquisition. Further, denial by the STB of its formal approval or exemption of the integration could have a material adverse effect on our business, operating results, financial condition and liquidity and could be detrimental to our shareholders.

The failure by us to complete the acquisition of RailAmerica could adversely affect our business and the market price of our common stock and could result in substantial termination costs.

There is no assurance that completion of the Merger or any other Financing Transactions will occur. Consummation of the Merger is subject to various conditions, including those described above.

The current market price of our common stock may reflect a market assumption that the Merger will occur. Failure to complete the Merger could adversely affect the share price of our common stock. We will have incurred significant costs, including the diversion of management resources, for which we will have received little or no benefit if the Merger is not consummated. In addition, failure of the Merger to close, or even a delay in its closing, may have a negative impact on our ability to manage existing operations and pursue alternative strategic transactions or our ability to implement alternative business plans. The Merger Agreement is subject to termination if the Merger is not completed on or before December 31, 2012, unless the only condition remaining to be satisfied (other than those conditions that are to be satisfied at closing) is the receipt of formal STB approval or exemption of the Merger, in which case the Merger Agreement may not be terminated before March 31, 2013. In addition, the Merger Agreement contains certain other termination rights for both us and

RailAmerica and further provides that, upon termination of the Merger Agreement under specified circumstances, we may be obligated to pay RailAmerica a termination fee of $135.0 million. A failed transaction may result in negative publicity and a negative impression of us in the investment community. The occurrence of any of these events individually or in combination could have a material adverse effect on our operating results, financial condition and liquidity and could be detrimental to our shareholders.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Merger.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, and may not be an indication of our financial condition or results of operations following the Merger for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information”. Our actual financial condition and results of operations following the Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Merger. Any potential decline in our financial condition or results of operations may cause significant variations in our stock price.

Unless and until the STB formally approves our control of the RailAmerica railroads and allows us to integrate the RailAmerica railroads, we expect to account for our ownership of RailAmerica using the equity method of accounting, but the unaudited pro forma condensed combined financial information is presented on a consolidated basis as demonstrative of the reporting we expect following the receipt of formal approval from the STB and integration. In addition, because there is no assurance that we will obtain this necessary governmental approval to complete the integration or that we will not be required to divest assets, the description of the pro forma assets of the combined company may not be indicative of the actual assets of Genesee & Wyoming after consummation of this offering, particularly if divestitures are significant. In addition, this offering is not conditioned upon completion of the Merger and therefore investors should refer to Genesee & Wyoming’s historical financial statements incorporated by reference in this prospectus when evaluating an investment in the Units.

Our ability to use RailAmerica’s Section 45G tax credit carryforwards and net operating loss carryforwards may be subject to limitation due to a change in the ownership of its stock.

As of July 31, 2012, RailAmerica had tax benefits totaling approximately $130 million of Section 45G tax credit carryforwards and federal net operating loss carryforwards. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other tax attributes to offset its post-change income may be limited and may result in a partial or full writedown of the related deferred tax assets. An ownership change is defined generally for these purposes as a greater than 50% change in ownership over a three-year period, taking into account shareholders that own 5% or more by value of our common stock. The Merger will cause an ownership change of RailAmerica to occur that may limit our ability to use RailAmerica’s net operating loss carryforwards and other tax attributes to reduce our future tax liabilities.

Risks Relating to this Offering and Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Class A Common Stock

There can be no assurance that the Merger will be completed.

This offering is not conditioned on completion of the Merger. If the Merger is not completed, none of the transactions described under “The Transactions”, other than this offering and the concurrent Class A Common Stock Offering, if completed, will occur and the other aspects of Genesee & Wyoming’s current capital structure will remain in place as described in the documents incorporated by reference herein. See “Risks Relating to Our

Pending Acquisition of RailAmerica—The failure by us to complete the acquisition of RailAmerica could adversely affect our business and the market price of our common stock and could result in substantial termination costs”.

If we fail to consummate the Merger, we may redeem the purchase contracts for an amount of cash and/or a number of shares of Class A Common Stock (depending on the price of Class A Common Stock at the time of redemption) with a value that may not adequately compensate you for any lost option value.

If the Merger is not consummated for any reason, we may redeem all, but not less than all, of the outstanding purchase contracts included in the Units by delivering notice within the five business days immediately following April 30, 2013. We will pay a redemption amount to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts (as described under “Description of the Purchase Contracts—Merger Termination Redemption”). If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes. The redemption amount that you receive upon a merger termination redemption (as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”) may not adequately compensate you for any lost option value of the purchase contracts. In addition, if the Merger terminates for any reason, the net proceeds of this offering and of the concurrent Class A Common Stock Offering, if completed, will not be used to consummate such acquisition. Instead, we intend to use the net proceeds from this offering and concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions.

Upon redemption of the purchase contracts included in Units or separate purchase contracts in connection upon a merger termination redemption, Class A Common Stock may incur immediate net tangible book value dilution on a per share basis.

You will bear the risk that the market value of Genesee & Wyoming’s Class A Common Stock may decline.

The market price for Class A Common Stock has been and may continue to be volatile. As the price of Class A Common Stock on the New York Stock Exchange constantly changes, it is impossible to predict whether the price of our Class A Common Stock will rise or fall. Trading prices of Class A Common Stock will be influenced by our financial conditions, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in our industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of Class A Common Stock by us in the market, or the perception that such sales could occur, could affect the price of shares of Class A Common Stock.

The purchase contracts, pursuant to which we will deliver to you shares of Class A Common Stock, are components of the Units. The number of shares of Class A Common Stock that you will receive upon settlement of a purchase contract on the mandatory settlement date (subject to earlier settlement or redemption), whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the average of the daily volume weighted average prices, or daily VWAPs, of Class A Common Stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding October 1, 2015. There can be no assurance that the market value of the Class A Common Stock received by you will be equal to or greater than the reference price of $            . If the applicable market value of Class A Common Stock is less than the reference price, then the aggregate market value of the Class A Common Stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the Class A Common Stock) will be less than the initial purchase price of the Units. Therefore, you assume the entire risk that the market value of Class A Common Stock may decline before the mandatory settlement date, early settlement date, fundamental change early settlement date, merger redemption settlement date or early mandatory settlement date, as applicable. Any decline in the market value of Class A Common Stock, and therefore the Units, may be substantial.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in Class A Common Stock.

The aggregate market value of Class A Common Stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $100 stated amount of each Unit only if the applicable market value of Class A Common Stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in Class A Common Stock. If the applicable market value exceeds the reference price but is less than or equal to the threshold appreciation price, you will realize no equity appreciation on Class A Common Stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of Class A Common Stock you would have received had you purchased shares of Class A Common Stock with $100 at the public offering price in the concurrent Class A Common Stock Offering. See “Description of the Purchase Contracts—Delivery of Class A Common Stock” for a table showing the number of shares of Class A Common Stock that you would receive at various applicable market values.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for Class A Common Stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of Class A Common Stock, interest rates or our credit quality will rise or fall. Trading prices of the Class A Common Stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.”

In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, can affect the price of Class A Common Stock, as can sales by us or our shareholders of substantial amounts of common stock in the market after the offering of the Units or the perception that those sales could occur.

The market for Class A Common Stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of Class A Common Stock issuable upon settlement of the purchase contracts could depress the price of Class A Common Stock and increase the volatility of the Class A Common Stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of Class A Common Stock also could be affected by sales of such Class A Common Stock by investors who view the Units as a more attractive means of equity participation in Genesee & Wyoming and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the Class A Common Stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the Class A Common Stock.

Developments in the equity-linked and convertible securities markets may adversely affect the market value of the Units.

We expect that many investors in, and potential purchasers of, the Units will employ, or seek to employ, an arbitrage strategy with respect to the Units. Investors that employ an arbitrage strategy with respect to equity linked instruments typically implement that strategy by selling short the common stock underlying the equity linked instruments and dynamically adjusting their short position while they hold such instruments. Investors may also implement this strategy by entering into swaps on Class A Common Stock in lieu of or in addition to short selling the Class A Common Stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to Class A Common Stock could adversely affect the ability of investors in, or potential purchasers of, the Units to conduct the arbitrage strategy that we believe they will employ, or seek to employ, with respect to the Units. This could, in turn, adversely affect the trading price and liquidity of the Units.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including Class A Common Stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security”, these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the Units to effect short sales in Class A Common Stock and conduct an equity-linked arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The single stock circuit breaker program is currently set to expire on February 4, 2013. The SEC also recently approved two proposals submitted by national securities exchanges and FINRA. One initiative is the “Limit Up-Limit Down” plan, which will replace the single stock circuit breaker program and require securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan is scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The restrictions on trading imposed by the single stock circuit breaker program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the Units to effect short sales in Class A Common Stock and conduct an equity-linked arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the Units. This legislation will require many over the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the Units to maintain an arbitrage strategy with respect to the Units (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the Units. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how the SEC and other regulators will ultimately implement this legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the Units.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the Units will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of equity-linked instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the arbitrage that many equity-linked security investors employ difficult to execute and adversely affected both the liquidity and trading price of equity linked securities issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of Class A Common Stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the Units and make the equity–linked arbitrage strategy that many equity–linked and convertible securities instruments investors employ difficult to execute.

We may not be able to settle or redeem your purchase contracts and deliver shares of Class A Common Stock, or make payments on the amortizing notes or repurchase the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Genesee & Wyoming. A bankruptcy court may prevent us from delivering Class A Common Stock to you in settlement or redemption of your purchase contracts. In such circumstances or if for any other reason the accelerated purchase contracts are not settled by the delivery of Class A Common Stock, we expect that your resulting claim for damages will rank equally with the claims of holders of Class A Common Stock, in which case you will only be able to recover damages to the extent holders of our Class A Common Stock receive any recovery. See “Description of the Purchase Contracts—Consequences of Bankruptcy.”

In addition, with respect to the amortizing notes, bankruptcy law and bankruptcy related court orders generally prohibit the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If Genesee & Wyoming becomes a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely installment payments under, or, if you exercised your right to require repurchase following a merger termination redemption or early mandatory settlement, receive any repurchase price on, the amortizing note component of the Units.

Genesee & Wyoming’s directors and executive officers have the ability to significantly influence the vote of its stockholders on significant corporate actions.

As of August 31, 2012, our directors and executive officers beneficially owned approximately 3.6% of the outstanding shares of the Class A Common Stock and approximately 65.1% of the outstanding shares of the Class B Common Stock, which has ten votes per share, representing approximately 22.8% of our voting power (or 21.3% following completion of this offering), including approximately 21.0% (or 19.6% following completion of this offering) of the voting power controlled by Mortimer B. Fuller III, our Chairman of the Board of Directors. As a result, even after Mr. Fuller’s sale of shares in the concurrent Class A Common Stock Offering, Mr. Fuller and the other directors and executive officers will have the ability to significantly influence the vote of stockholders on important corporate actions requiring stockholder approval, including mergers, share exchanges or sales of all or substantially all of our assets. With this voting power, Mr. Fuller and the other directors and executive officers may also have the ability to delay or prevent a change in control.

Shares eligible for future sale could have adverse consequences for the market price of Class A Common Stock and the Units.

As of August 31, 2012, Genesee & Wyoming’s outstanding shares of Class B Common Stock were freely convertible on a one-for-one basis into 1,892,048 shares of Class A Common Stock and, if so converted, will be eligible for sale subject to the volume and other limitations of Rule 144. In addition, shares of Class A Common Stock will be issuable upon settlement or redemption of the purchase contracts that are components of the Units offered in this offering and the Series A-1 Preferred Stock issued to Carlyle. See “The Transactions—Investment Agreement”. Once so converted, Carlyle will have certain registration rights, including demand rights, pursuant to the terms of a registration rights agreement to be entered into upon consummation of the Merger. In addition, we make grants of awards under our incentive compensation plans which will impact the amount of Class A Common Stock available for future sale. Further, all outstanding RailAmerica restricted stock and restricted stock unit awards will be converted into corresponding restricted stock and restricted stock unit awards based on shares of the Company Class A Common Stock at a conversion rate based on the average trading price of Genesee & Wyoming’s Class A Common Stock during the ten days preceding the closing date of the Merger. We cannot predict the effect, if any, that the availability of shares of Class A Common Stock for future sales will have on the market price of the Class A Common Stock and the Units prevailing from time to time. Sales of substantial amounts of Class A Common Stock, including shares issued upon the conversion of Class B Common Stock, the conversion of the Series A-1 Preferred Stock, the Units or equity incentive plans, or the perception that these sales could occur, could adversely affect prevailing market prices for the Class A Common Stock, and therefore cause the market price of the Units to decline.

Additional issuances of equity securities, including pursuant to settlement or redemption of the purchase contracts included in the Units, and conversion of the Series A-1 Preferred Stock by us would dilute the ownership of existing stockholders and could reduce our earnings per share, and may cause the Class A Common Stock price, and therefore cause the market price of the Units, to decline, which may negatively impact your investment.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions, settlement or redemption of the purchase contracts included in the Units or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Issuances of substantial numbers of additional shares of Class A Common Stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for the Class A Common Stock, and therefore cause the market price of the Units, to decline, which may negatively impact your investment.

Our issuance of preferred stock may cause the Class A Common Stock price, and therefore cause the market price of the Units, to decline, which may negatively impact your investment.

Our Board of Directors is authorized to issue series of shares of preferred stock without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over the Class A Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over the Class A Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of Class A Common Stock, the market price of the Class A Common Stock could decrease, which may negatively impact your investment.

You may receive shares of Class A Common Stock upon settlement or redemption of the purchase contracts that are lower in value than the price of the Class A Common Stock just prior to the mandatory settlement date or merger redemption settlement date, as the case may be.

Because the applicable market value or redemption market value, as the case may be, of the Class A Common Stock is determined over the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding October 1, 2015 or the scheduled merger redemption settlement date, as the case may be, the number of shares of Class A Common Stock delivered on the mandatory settlement date or merger redemption settlement date, as the case may be, for each purchase contract may be greater than or less than the number that would have been delivered based on the price of the Class A Common Stock on the last trading day in such 20 consecutive trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A Common Stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts early, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early at any time beginning on, and including, the business day immediately following the date of initial issuance of the Units until 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding October 1, 2015. However, if you settle your purchase contracts prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding October 1, 2015, you will receive for each purchase contract a number of shares of Class A Common Stock equal to the minimum settlement rate, regardless of the current market value of the Class A Common Stock, unless you elect to settle your purchase contracts early in connection with a fundamental change in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Upon issuance of the Units, the Class A Common Stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, the Class A Common Stock will incur immediate and substantial net tangible book value dilution on a per share basis.

If you purchase Units in this offering, you will effectively incur immediate and substantial dilution in the book value of the underlying shares of Class A Common Stock.

If you purchase Units in this offering, the value of the underlying shares based on our actual book value will immediately be less than the effective offering price you paid. As a result, investors purchasing Units in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. Investors will incur additional dilution upon the exercise of stock options or other equity-based awards under our equity incentive plans and the issuance of equity securities in connection with transactions that we may pursue. In addition, if we issue additional equity securities, including options, warrants, preferred stock or convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public and private offerings, the newly issued equity securities will further dilute your percentage ownership of us.

We may issue additional shares of Class A Common Stock, which may dilute the value of Class A Common Stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of Class A Common Stock may be adversely affected if we issue additional shares of Class A Common Stock. The number of shares of Class A Common Stock issuable upon settlement or redemption of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on Class A Common Stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of Class A Common Stock deliverable upon settlement or redemption is not subject to adjustment for other events that may adversely affect the value of Class A Common Stock, such as employee stock options grants, offerings of Class A Common Stock for cash (including under the concurrent Class A Common Stock Offering), certain exchanges of Class A Common Stock for other Genesee & Wyoming securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer the Class A Common Stock in the future or to engage in other transactions that could dilute the Class A Common Stock, which may adversely affect the value of the Units and separate purchase contracts.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $             per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”.

Genesee & Wyoming’s obligation to settle the purchase contracts at the fundamental change early settlement rate or redeem the purchase contracts pursuant to a merger termination redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The amortizing notes will not provide holders with the right to require the Company to repurchase them upon a fundamental change.

The indenture governing the amortizing notes does not provide holders of amortizing notes with any right to require us to repurchase such notes upon the occurrence of certain events that would constitute a “fundamental change” as defined under “Description of the Purchase Contracts.” Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings or the value of the amortizing notes.

Until the purchase contracts are settled with, or redeemed for, Class A Common Stock, you are not entitled to any rights with respect to Class A Common Stock, but you are subject to all changes made with respect to Class A Common Stock.

Until the date on which you are treated as the record holder of Class A Common Stock (as described below) on account of a redemption or settlement of the purchase contracts for or with, as the case may be, Class A Common Stock, you are not entitled to any rights with respect to Class A Common Stock, including voting rights and rights to receive any dividends or other distributions on Class A Common Stock, but you are subject to all changes affecting the Class A Common Stock. You will become the record holder of any shares of Class A Common Stock issuable upon settlement or redemption of the purchase contracts only as follows:

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in the case of (x) settlement of purchase contracts on the mandatory settlement date or (y) a merger termination redemption if the merger termination stock price is greater than the reference price (as adjusted) and we elect to pay cash in lieu of a portion, but not all, of any shares of Class A Common Stock that would otherwise be included in the redemption amount, as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value or redemption market value, as the case may be, is determined;

•	in the case of settlement of purchase contracts in connection with any early settlement at the holder’s option, as of 5:00 p.m., New York City time, on the early settlement date;

•	in the case of settlement of purchase contracts following exercise of a holder’s fundamental change early settlement right, as of 5:00 p.m., New York City time, on the date such right is exercised;

•	in the case of settlement of purchase contracts following exercise by us of our early mandatory settlement right, as of 5:00 p.m., New York City time, on the notice date; and

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in the case of a merger termination redemption where we elect (or are deemed to have elected) to settle the redemption amount solely by delivering shares of Class A Common Stock, as of 5:00 p.m., New York City time, on the date of the merger redemption notice.

For example, in the event that an amendment is proposed to Genesee & Wyoming’s certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date specified above on which you are treated as the record holder of the shares of Class A Common Stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of Class A Common Stock once you become a stockholder.

We do not expect to pay dividends to holders of Class A Common Stock.

The Investment Agreement contains a prohibition on our payment of certain dividends on common stock, including cash dividends, for so long as the Series A-1 Preferred Stock is outstanding, and the agreement that will govern Genesee & Wyoming’s Senior Secured Credit Facilities will also contain restrictions on the payment of cash dividends. We do not intend to pay cash dividends on Class A Common Stock or Class B Common Stock for the foreseeable future and, other than payment of dividends on our Series A-1 Preferred Stock, we intend to retain earnings, if any, for the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.

The market price of the Class A Common Stock may be volatile and you could lose all or part of your investment.

Volatility in the market price of the Class A Common Stock could materially reduce our stock price, and therefore cause the market price of the Units to decline. Furthermore, the value of your investment may decline, and you may be unable to sell your Units at or above the offering price. During the period from January 1, 2011 to September 7, 2012, Genesee & Wyoming’s common stock has fluctuated from a high of $66.09 per share to a low of $45.19 per share. The market price of the Class A Common Stock has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, which include:

•	actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	changes in market valuations or operating performance of our competitors or companies similar to ours;

•	additions and departures of key personnel;

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variance in our financial performance from the expectations of market analysts, including changes in earnings estimates or recommendations by research analysts who track the Class A Common Stock or the stocks of other companies in our industry;

•	changes in expectations as to our future financial performance, including financial estimates by research analysts and investors;

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;

•	general global macroeconomic conditions;

•	economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally; and

•	risks enumerated elsewhere in this section, including relating to consummation of the Merger.

In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and the companies in our industry. The price of Class A Common Stock, and therefore the Units, could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce the stock price, and therefore cause the market price of the Units to decline.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

We will apply to list the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units. However, even if we do so apply to list the Units, we cannot assure you that the Units will be approved for listing. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without prior notice to Unit holders. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements. However, even if we do so apply to list such separate purchase contracts or separate amortizing notes, we cannot assure you that such securities will be approved for listing.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement among us, the purchase contract agent and the trustee will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

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provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

Genesee & Wyoming’s substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under such indebtedness.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. As of June 30, 2012, on a pro forma basis after giving effect to the Financing Transactions and the Merger, we would have had a total indebtedness of $2,023.1 million, and we would have had unused commitments of $311.0 million under Genesee & Wyoming’s senior secured revolving credit facility (after giving effect to $4.8 million of undrawn letters of credit which reduces such availability). See “The Transactions—Senior Secured Credit Facilities”.

Subject to the limits contained in the credit agreement governing our Senior Secured Credit Facilities and our other debt instruments, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important negative consequences to the holders of the Units or any separated amortizing notes, including:

•	making it more difficult to satisfy our obligations with respect to the amortizing notes and our other outstanding debt;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the Senior Secured Credit Facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the credit agreement governing our Senior Secured Credit Facilities contains restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our amortizing notes and all our other debt and forclose on the assets securing such debt, if any.

The amortizing notes are unsecured obligations and will be junior to any secured indebtedness of ours to the extent of the collateral securing such indebtedness.

The amortizing notes will not be secured by any of our assets and will be junior to any secured indebtedness of ours. Accordingly, in the event of our bankruptcy, liquidation or any similar proceeding, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured indebtedness we may have before any payments are made on the amortizing notes.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. As of June 30, 2012, on a pro forma basis after giving effect to the Financing Transactions and the Merger, we would have had a total indebtedness of $2,023.1 million, and we would have had unused commitments of $311.0 million under our senior secured revolving credit facility (after giving effect to $4.8 million of undrawn letters of credit which reduces such availability).

The indenture will not contain any limitation on our ability to incur additional indebtedness, including indebtedness that is senior indebtedness or that is secured by our assets.

The amortizing notes will be structurally subordinated to indebtedness of our subsidiaries.

The amortizing notes will be structurally subordinated to the indebtedness (including trade payables) of any subsidiary of ours to the extent of the value of their assets, and holders of the amortizing notes will not have any claim as a creditor against any such subsidiary. In addition, the indenture under which the amortizing notes will be issued permits, our subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of liabilities (such as trade payables) that may be incurred by them. At June 30, 2012, the subsidiaries of Genesee & Wyoming had $668.5 million of outstanding liabilities, including trade payables, but excluding intercompany obligations.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the amortizing notes.

Any default under the agreements governing our other indebtedness and the remedies sought by the holders of such indebtedness, could prevent us from paying principal of, and interest on, the amortizing notes (including, without limitation, installment payments) and substantially decrease the market value of the amortizing notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants in our debt instruments, we could be in default under the terms of the agreements governing our other indebtedness. In the event of such default:

•

the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; and/or

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to amend or modify the agreements governing our indebtedness or seek concessions from the holders of such indebtedness.

The Class A Common Stock underlying the Units is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of Class A Common Stock are equity interests in us and do not constitute indebtedness. As such, shares of Class A Common Stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in a liquidation. Additionally, holders of Class A Common Stock are subject to the prior dividend and liquidation rights of holders of our preferred stock, to the extent we issue preferred stock in the future and the preferred stock remains outstanding at that time. Our Board of Directors is authorized to issue classes or series of preferred stock without any action on the part of the holders of Class A Common Stock and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of Class A Common Stock.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the

U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) “U.S. holders” (as defined below under “Certain United States Federal Income and Estate Tax Consequences—U.S. Holders”) could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income and (ii) the entire amount of each installment payment made to “non-U.S. holders” (as defined below under “Certain United States Federal Income and Estate Tax Consequences—Non-U.S Holders”) on the amortizing notes could be subject to U.S. withholding tax. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described in “Certain United States Federal Income and Estate Tax Consequences” are not binding on the Internal Revenue Service or the courts, either of which could disagree with the explanations or conclusions contained therein. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to non-U.S. holders on the amortizing notes could potentially be subject to U.S. withholding tax and (ii) the purchase contracts could be treated as our stock on the date of issuance, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein. Holders should consult their tax advisors regarding potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rate of the purchase contracts is subject to adjustment in certain circumstances, including the payment of certain cash dividends or upon a fundamental change. If the settlement rate is adjusted as a result of a distribution that is taxable to holders of Class A Common Stock, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a “non-U.S. holder” (as defined in “Certain United States Federal Income and Estate Tax Consequences—Non-U.S. Holders”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of Class A Common Stock or sales proceeds subsequently paid or credited to you. See “Certain United States Federal Income and Estate Tax Considerations.”

Non-U.S. holders who own, or in certain cases have owned, directly or constructively, more than a certain ownership threshold may be subject to U.S. federal income tax on gain realized on (and, under certain circumstances, withholding tax on the proceeds of) the disposition of the Units, purchase contracts and shares of Class A Common Stock.

We have not determined whether we are a “United States real property holding corporation” for U.S. federal income tax purposes, and it is possible that we are a United States real property holding corporation currently or will become a United States real property holding corporation in the future. So long as Class A Common Stock continues to be regularly traded on an established securities market in the United States, (i) a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of Class A Common Stock if the non-U.S. holder has not held (at any time during the shorter of the five year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% (actually or constructively) of our total outstanding Class A Common Stock, and (ii) a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if, as a result of the Units being deemed regularly traded, the purchase contracts are considered to be regularly traded on an established securities market and the non-U.S. holder has not held (at any time during the shorter of the five year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% (actually or constructively) of all of the purchase contracts outstanding, or (y) if the purchase contracts are not considered to be regularly traded on an established securities market, on the date such purchase contracts were acquired by the non-U.S. holder the purchase contracts had a fair market value less than or equal to 5% of the fair market value of our total outstanding Class A Common Stock. In addition, if the purchase contracts are not considered to be “regularly traded” for these purposes, a non-U.S. holder will be subject to withholding upon a disposition of our purchase contracts if on the date acquired by the non-U.S. holder, the purchase contracts had a fair market value greater than 5% of the fair market value of our total outstanding Class A Common Stock. Non-U.S. holders should consult their own U.S. income tax advisors concerning the consequences of disposing of Units, purchase contracts or shares of Class A Common Stock.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right or in connection with a merger termination redemption, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right or effect a merger termination redemption, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of amortizing notes surrendered for repurchase. In addition, our ability to pay the repurchase price for the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and the repurchase price for the amortizing notes.

Our certificate of incorporation, by-laws, debt agreements and continuity agreements with our executive officers as well as Delaware corporate law contain provisions that may discourage a takeover attempt.

Certain provisions of our certificate of incorporation and by-laws may have the effect of discouraging a third party from making an acquisition proposal and may inhibit a change in control under circumstances that could give the stockholders the opportunity to realize a premium over the then-prevailing market prices. Specifically, mergers and certain other corporate actions require the approval of two-thirds of the total votes represented by all Class A Common Stock and Class B Common Stock unless Genesee & Wyoming is the survivor of the merger or consolidation and no change of control has occurred as a result of the merger or consolidation. Our Board of Directors is divided into three classes, with the members of each class serving staggered three-year terms, and is expressly authorized to consider a variety of factors in determining our best interests. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an “interested stockholder,” generally a 15% stockholder, to effect certain business combinations with a corporation for a three-year period.

Certain of our debt instruments have, and may in the future have, change in control features that may accelerate the maturity of amounts due under such instruments. In addition, we have entered into and may in the future enter into continuity agreements with each of our executive officers. Our current agreements provide that upon termination of the officer’s employment without cause or for “good reason” in connection with or within two years after a defined change in control of Genesee & Wyoming, the officer will receive a cash amount equal to up to three times the sum of the officer’s base salary and target bonus. Certain of our executive officers with continuity agreements are entitled to either (1) a gross-up payment for any golden parachute excise tax payments if the parachute payments exceed 10% of the safe harbor limit, but if such parachute payments are less than 10% of the applicable safe harbor limit, the parachute payments will be reduced to the safe harbor limit, less one dollar, or (2) the greater of the after-tax parachute payment (including the payment by such executive officers of the golden parachute excise tax) or the after-tax safe harbor limit, less one dollar. In addition, certain employees who receive stock options and other equity-based awards under our equity compensation plans are entitled to have all unvested equity awards vest upon a defined change in control of Genesee & Wyoming.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $192.5 million ($221.6 million if the underwriters exercise their option to purchase 300,000 additional Units in full). We intend to use the net proceeds of this offering and our concurrent Class A Common Stock Offering, together with borrowings under our Senior Secured Credit Facilities, the proceeds from the issuance to Carlyle of the Series A-1 Preferred Stock and cash on hand, to fund the Transactions and to pay related fees and expenses (however, the Existing Indebtedness will be redeemed or repaid in full solely will borrowings under our new Senior Secured Credit Facilities and not with the proceeds of this offering or the concurrent Class A Common Stock Offering).

This offering is not conditioned on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions. If the offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following April 30, 2013. We will pay a redemption amount to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”. See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica—There can be no assurance that the Merger will be completed”.

See “Prospectus Supplement Summary—Sources and Uses” for a table outlining the sources and uses of funds for the Transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2012:

•	on an actual basis;

•	on an as adjusted basis, after giving effect to the issuance and sale of the Units offered hereby (but not the use of proceeds therefrom); and

•	on an as further adjusted basis to give effect to the Transactions and the application of the estimated proceeds from this offering and the Financing Transactions.

You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in this prospectus supplement. See “Unaudited Pro Forma Condensed Combined Financial Information”.

	As of June 30, 2012
	Actual	As Adjusted for this Offering(1)	As Further Adjusted for this Offering and the Transactions
	(unaudited) (in thousands)
Cash and Cash Equivalents	$50,219	$242,709	$101,206

Debt:
GWI Existing Credit Facilities(2)	$495,028	$495,028	$—
Existing Australian Loan(3)	2,078	2,078	2,078
New Senior Secured Credit Facilities(4)	—	—	1,984,225
5.36% Series 2005-B Senior Notes due 2015(5)	100,000	100,000	—
Floating Rate Series 2005-C Senior Notes due 2012(6)	25,000	25,000	—
Senior Amortizing Notes that are Components of Units offered hereby(7)	—	29,000	29,000
Other Debt(8)	5,844	5,844	7,841

Total Debt	627,950	636,950	2,023,144

Series A-1 Preferred Stock(9)	—	—	349,500
Equity:
Class A Common Stock, $.01 par value, one vote per share; 180,000,000 shares authorized; 53,212,117 shares issued, actual and as adjusted (including 12,489,086 shares held in treasury) and 56,698,121 shares issued as further adjusted (including 12,489,086 shares held in treasury)(10)	532	532	567
Class B Common Stock, $.01 par value, ten votes per share; 30,000,000 shares authorized; 2,112,048 shares issued and outstanding, actual and as adjusted and 1,892,048 shares issued as further adjusted(10)	21	21	19
Additional Paid-in-Capital(11)	403,767	568,346	774,522
Retained Earnings	800,273	800,273	757,093
Accumulated Other Comprehensive Income	39,026	39,026	39,026
Treasury Stock, at Cost	(206,714)	(206,714)	(206,714)

Total Genesee & Wyoming Stockholders’ Equity	1,036,905	1,201,484	1,364,513

Noncontrolling Interest(12)	—	—	7,473
Total Equity	$1,036,905	$1,201,484	$1,371,986

Total Capitalization	$1,664,855	$1,838,434	$3,744,630

(1)	We estimate that the net proceeds to us from the sale of the 2,000,000 Units we are offering will be approximately $192.5 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional Units in full, we estimate the net proceeds to us will be approximately $221.6 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the Merger is not completed, we intend to use the proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions. If the offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following April 30, 2013. We will pay a redemption price to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”.
(2)	Assumes repayment of $495.0 million principal amount outstanding under the GWI Existing Credit Facilities (at June 30, 2012 exchange rates) plus accrued and unpaid interest of $0.2 million at June 30, 2012.
(3)	Represents the $50.0 million Existing Australian Loan, which was assumed as part of our acquisition of FreightLink, Asia Pacific Transport Pty Ltd and related corporate entities in 2010 and matures in 2054. As of June 30, 2012, the carrying value of the loan was Australian $2.0 million ($2.1 million at the June 30, 2012 exchange rate) with an effective interest rate of 8.0%.
(4)	We expect that the Senior Secured Credit Facilities will consist of $2.3 billion in senior secured credit facilities, comprised of (a) the Term A Facility of $1,875.0 million maturing in 2017 and (b) the Revolving Facility of up to $425.0 million maturing in 2017. At the closing of the Merger, we expect to borrow the full amount of the Term A Facility as well as $109.2 million under the Revolving Facility to partially fund the Merger (pursuant to the terms of the Debt Commitment Letter, borrowings under the Revolving Facility on the closing date of the Merger may not exceed $150.0 million). The actual amount borrowed may differ as a result of normal fluctuations in our funding needs for general corporate purposes between June 30, 2012 and the actual closing date of the Merger. For a further description of the Senior Secured Credit Facilities see “The Transactions—The Financing Transactions—Senior Secured Credit Facilities”.
(5)	Assumes all of the Company’s $100.0 million aggregate principal amount of Existing Notes are redeemed at a price equal to 100% of the principal amount redeemed plus an applicable “make-whole” premium (assumed to be $13.5 million for purposes of this table) and accrued and unpaid interest of $2.3 million at June 30, 2012.
(6)	Represents the payment of the outstanding $25.0 million aggregate principal amount of the Company’s Series C senior notes at maturity on July 26, 2012, which were substantially replaced with borrowings under the GWI Existing Facilities. As discussed in note (2), we expect the GWI Existing Credit Facilities will be fully repaid with the borrowing under the Senior Secured Credit Facilities.
(7)	Each Unit will include an amortizing note, as described in “The Transactions—The Financing Transactions.” The exact amount of the principal amount of these amortizing notes will not be determined until the pricing of this offering. We have assumed that 14.5% of the stated amount of the Units will be represented by the amortizing notes. For each additional 1% of the stated amount of the Units represented by the amortizing notes, we would incur an additional $0.3 million of indebtedness.
(8)	The As Further Adjusted for this Offering and the Transactions amount includes preexisting indebtedness of RailAmerica assumed in the Merger.
(9)

We have $800.0 million of committed financing from Carlyle for the Series A-1 Preferred Stock of which we have agreed to take a minimum of $350.0 million with an option to fund up to an additional $450.0 million. The Series A-1 Preferred Stock we contemplate issuing in connection with the Merger requires mark-to-market accounting. Due to mark-to-market accounting, we could experience significant non-cash gains or losses from July 23, 2012 (the date of the Investment Agreement) until the actual date of issuance.

For a further description of the Investment Agreement, the Series A-1 Preferred Stock and the mark-to-market accounting, see “The Transactions—The Financing Transactions—Investment Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information”.
(10)	These amounts do not include shares of our Class A Common Stock subject to outstanding stock options or shares of Class A Common Stock issuable in connection with:
•	the conversion of our outstanding Class B Common Stock;
•	the settlement of the purchase contracts that are a component of the Units offered hereby;
•	unvested restricted stock units;
•	deferred stock units;
•	future grants under our director and employee stock plans;
•	the conversion of the Series A-1 Preferred Stock; and
•

the conversion of RailAmerica’s outstanding restricted stock and restricted stock unit awards, which awards will be converted, based on the average trading price of Genesee & Wyoming’s Class A Common Stock during the ten days preceding the closing date of the Merger, into corresponding restricted stock and restricted stock unit awards based on shares of Genesee & Wyoming’s Class A Common Stock, as described under “The Transactions—RailAmerica Equity Plans”.

The As Further Adjusted for this Offering and the Transactions amount includes the August 31, 2012 conversion of our Class B Common Stock, $0.01 par value, into 220,000 shares of our Class A Common Stock, $0.01 par value, for sale in the concurrent Class A Common Stock Offering by the selling stockholder named therein.

See “Prospectus Supplement Summary—The Offering”.

(11)	Each Unit will include a purchase contract, as described in “The Transactions—The Financing Transactions.” We will account for the purchase contracts that are components of the Units as equity and will record the initial fair value of these purchase contracts, net of the underwriting discounts and commissions and estimated offering expenses allocated to the purchase contracts, as additional paid-in capital. The exact amount we record as additional paid-in capital will not be determined until the pricing of this offering and our determination of the final offering expenses. See footnote (7) above. We have assumed that 85.5% of the stated amount of the Units will be represented by the purchase contracts and assumed the underwriting discounts and commissions and estimated offering expenses allocated to the purchase contracts. If the offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following April 30, 2013. We will pay a redemption price to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”.
(12)	On April 9, 2012, RailAmerica acquired a 70% controlling interest in the Wellsboro and Corning Railroad (“WCOR”) and TransRail North America (“TNA”) from the Myles Group for approximately $18.0 million. The Myles Group currently owns the remaining 30% of WCOR and TNA.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A Common Stock is traded publicly on the New York Stock Exchange under the symbol “GWR”. The following table presents quarterly information on the price range of our Class A Common Stock. This information indicates the high and low closing sales prices for each recent fiscal quarter reported by the New York Stock Exchange.

	High	Low
Fiscal year ended December 31, 2010
First quarter	$34.59	$28.93
Second quarter	$41.05	$32.73
Third quarter	$44.05	$36.46
Fourth quarter	$53.05	$41.96
Fiscal year ended December 31, 2011
First quarter	$58.45	$50.80
Second quarter	$61.98	$53.86
Third quarter	$60.43	$45.19
Fourth quarter	$61.81	$45.47
Fiscal year ending December 31, 2012
First quarter	$66.09	$54.56
Second quarter	$58.15	$48.08
Third quarter (through September 7, 2012)	$65.82	$52.27

On September 7, 2012, the last reported sale price of our Class A Common Stock was $65.41 per share. As of September 7, 2012, there were 186 Class A Common Stock record holders and 16 Class B Common Stock record holders. There is no established trading market for our Class B Common Stock and in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

DIVIDEND POLICY

We did not pay cash dividends on our Class A Common Stock or Class B Common Stock in 2010, 2011 or during the first six months of 2012. We do not intend to pay cash dividends on our Class A Common Stock or Class B Common Stock for the foreseeable future and intend to retain earnings, if any, for the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. The Investment Agreement contains a prohibition on our payment of certain dividends on our common stock, including cash dividends, for so long as the Series A-1 Preferred Stock is outstanding. Our existing credit agreement and the credit agreement that will govern our Senior Secured Credit Facilities will also contain restrictions on the payment of cash dividends. For more information on our contractual restrictions to pay dividends, see “The Transactions—The Financing Transactions”.

THE TRANSACTIONS

The following is a description of the Merger Agreement, the Financing Transactions and related documents. Copies of the Merger Agreement, Investment Agreement and Debt Commitment Letter are included as exhibits to our Current Report on Form 8-K filed with the SEC on July 23, 2012, which is incorporated by reference into this prospectus supplement. The following description of the Merger and the transactions contemplated thereby does not purport to be a complete description and is qualified in its entirety by reference to such exhibits. If the Merger is not consummated, our existing credit facility will remain in place and our 5.36% Series 2005-B Senior Notes due 2015 will remain outstanding. For a description of our existing credit facility and senior notes and other indebtedness that will remain outstanding whether or not the Merger is consummated. see Genesee & Wyoming’s Annual Report on Form 10-K for the year ended December 31, 2011 and the consolidated financial statements of Genesee & Wyoming and the related notes incorporated by reference into this prospectus supplement.

Overview

On July 23, 2012, Genesee & Wyoming and RailAmerica jointly announced their entry into an agreement under which we will acquire RailAmerica for a cash purchase price of $27.50 per share, or approximately $1.4 billion based on a 49.9 million outstanding common stock share count (which does not include shares represented by RailAmerica’s unvested restricted stock awards, which will be converted into corresponding restricted stock awards based on shares of Genesee & Wyoming’s Class A Common Stock). See “—RailAmerica Equity Plans”. The following transactions are expected to occur in connection with the Merger:

•	the Units will be offered hereby;

•	the Class A Common Stock will be offered in the concurrent Class A Common Stock Offering;

•	the Series A-1 Preferred Stock will be issued to Carlyle;

•	Genesee & Wyoming will enter into the Senior Secured Credit Facilities; and

•	the Existing Indebtedness will be redeemed or repaid.

The net proceeds from the issuance of the Series A-1 Preferred Stock, the concurrent Class A Common Stock Offering and this offering and the borrowings under the Senior Secured Credit Facilities will be used to (a) fund the cash consideration payable pursuant to the Merger Agreement, (b) repay or redeem the Existing Indebtedness, including any accrued and unpaid interest and premiums, and (c) pay related transaction fees and expenses. See “Use of Proceeds”.

This offering is not conditioned upon completion of the Merger or STB approval to control RailAmerica. If the Merger is not completed, none of the transactions described below will occur, our current capital structure will remain in place as described in the documents incorporated by reference herein and we will use the net proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, as described under “Use of Proceeds”. If this offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following April 30, 2013. We will pay a redemption price to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”. See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica”.

Merger Agreement

On July 23, 2012, Genesee & Wyoming, Merger Sub and RailAmerica entered into the Merger Agreement, providing for the merger of Merger Sub with and into RailAmerica, with RailAmerica surviving the Merger as a wholly owned subsidiary of Genesee & Wyoming. At the effective time of the Merger, each share of RailAmerica’s common stock issued and outstanding immediately prior to the effective time (other than shares (i) owned by Genesee & Wyoming or Merger Sub or any other subsidiary of Genesee & Wyoming, (ii) held in the treasury of RailAmerica, (iii) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law or (iv) owned by any wholly owned subsidiary of RailAmerica) will be automatically cancelled and converted into the right to receive $27.50 in cash, without interest. Shares issuable under outstanding RailAmerica restricted stock and restricted stock unit awards will be converted into corresponding restricted stock and restricted stock unit awards based on shares of Genesee & Wyoming’s Class A Common Stock. See “—RailAmerica Equity Plans.”

Consummation of the Merger is subject to customary conditions, including without limitation (i) an information statement shall have been sent to stockholders of RailAmerica at least 20 calendar days prior to the closing date, which condition will be satisfied on September 20, 2012 in light of the August 31, 2012 mailing of the information statement to such stockholders, (ii) the absence of any law restraining, enjoining or prohibiting the Merger and (iii) the absence of any action or proceeding by any governmental entity challenging, materially delaying or otherwise restraining or prohibiting the Merger or seeking to obtain material damages with respect to the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation (x) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers, including the occurrence of a material adverse effect).

Genesee & Wyoming was not required to make a filing under the HSR Act in connection with the Merger. On August 6, 2012, in connection with its contemplated investment pursuant to the Investment Agreement, Carlyle and Genesee & Wyoming filed the required notification and report form under the HSR Act and early termination of the waiting period under the HSR Act was received on August 22, 2012.

The Merger Agreement contains certain termination rights for RailAmerica and Genesee & Wyoming. The Merger Agreement also provides that Genesee & Wyoming will be required to pay RailAmerica a reverse termination fee of $135.0 million under certain circumstances specified in the Merger Agreement.

Stockholder Approval

Following the execution of the Merger Agreement, RR Acquisition Holding LLC (the “Stockholder”), the holder of a majority of the issued and outstanding shares of RailAmerica common stock, executed and RailAmerica delivered to Genesee & Wyoming a written consent adopting the Merger Agreement (the “Written Consent”). As a result of the execution and delivery of the Written Consent, the approval by the holders of at least a majority of the outstanding shares of RailAmerica’s common stock entitled to vote on the Merger (“Company Stockholder Approval”) has been obtained, and no further action by RailAmerica’s stockholders in connection with the Merger is required.

STB Approval and Voting Trust

We sought STB consent to close the transaction into a sole voting trust, which will be managed by a voting trustee until we are granted approval from the STB to control the RailAmerica railroads. Our notice of exemption filed with the STB to close the Merger into a sole voting trust became effective on September 5, 2012, and we expect to close the Merger into a sole voting trust on or about October 1, 2012 while we await formal STB approval of our application to control RailAmerica’s railroads. We expect the STB’s formal control decision will be received as early as the fourth quarter of 2012 or as late as the first quarter of 2013. Upon formal STB approval, we would be able to integrate RailAmerica. However, there can be no assurance that formal approval will be obtained or that there will not be conditions associated with any such approval.

The STB may not permit the integration of the RailAmerica business or may impose significant restrictions or conditions on such integration, including conditions associated with our service, the rates we charge or divestiture of certain of our assets. Any delay in the integration of RailAmerica from the failure to obtain such approvals could delay or diminish the anticipated benefits of the acquisition or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the proposed acquisition. See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica—The proposed acquisition of RailAmerica is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on us or could delay or prevent the completion of the acquisition.”

Shareholder Litigation

In connection with the Merger Agreement, five putative stockholder class action lawsuits have been filed in state courts located in Florida and Delaware. On July 26, 2012, John Langan v. RailAmerica Inc., et al. was filed in the Circuit Court of the Fourth Judicial Circuit for Duval County, Florida, Civil Division, against RailAmerica, the RailAmerica directors, Genesee & Wyoming and Merger Sub. The complaint alleges, among other things, that the RailAmerica directors breached their fiduciary duties in connection with their decision to sell RailAmerica to Genesee & Wyoming via an allegedly flawed process and failed to obtain the best financial and other terms. The complaint also alleges that RailAmerica, Genesee & Wyoming and Merger Sub aided and abetted those alleged breaches of duty. The complaint requests, among other relief, an order to enjoin consummation of the Merger, rescission of the Merger Agreement, and attorneys’ fees. On July 31, 2012, Nicolas Sambuco v. RailAmerica Inc., et al. was filed in the same court, names the same defendants and alleges substantially similar claims. Also on July 31, 2012, plaintiffs in the Florida actions filed a motion to consolidate the two Florida actions, appoint plaintiffs Langan and Sambuco as lead plaintiffs and appoint lead counsel in the proposed consolidated action. Plaintiffs in the Florida actions also filed an emergency motion for expedited proceedings on August 7, 2012 and filed an amended complaint on August 8, 2012, which included allegations that the information statement filed by RailAmerica on August 3, 2012 omits material information about the proposed Merger. On August 17, 2012, the parties in the Florida actions submitted a stipulation for expedited proceedings, which the Florida Circuit Court ordered on August 20, 2012.

On August 2, 2012, Brian T. Ford v. RailAmerica, Inc., et al. was filed in the Court of Chancery of the State of Delaware. The Ford complaint names the same defendants and alleges substantially similar claims as the Florida actions. The Ford complaint seeks an order to enjoin consummation of the Merger, attorney’s fees and damages. On August 7, 2012, two more actions were filed in Delaware Chancery Court, KBC Asset Management N.V. v. RailAmerica, Inc. et al. and Pesochinsky v. RailAmerica, Inc., et al. Both of these actions name the same defendants and allege substantially similar claims as the Florida actions. Both actions also request an order to enjoin consummation of the Merger, and attorney’s fees but, unlike the Ford complaint, do not seek damages. On August 13, 2012, plaintiff in Ford filed an amended complaint. In addition to the allegations asserted in the initial Ford complaint, the amended Ford complaint alleges that the information statement filed by RailAmerica on August 3, 2012 omits material information about the proposed Merger.

On August 27, 2012, solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the Florida actions entered into a Memorandum of Understanding setting forth an agreement in principle to settle all related claims. The settlement is subject to, among other things, the execution of a stipulation of settlement and final approval by the Florida Circuit Court, as well as the Merger becoming effective under applicable law.

See “Risk Factors Relating to our Pending Acquisition of RailAmerica—Litigation and uncertainties associated with the Merger may have a material adverse effect on our ability to complete the acquisition”.

RailAmerica Equity Plans

RailAmerica’s 2008 Omnibus Stock Incentive Plan and 2009 Omnibus Stock Incentive Plan will not continue after the closing of the Merger. All outstanding RailAmerica restricted stock and restricted stock unit awards will be converted into corresponding restricted stock and restricted stock unit awards based on shares of Genesee & Wyoming’s Class A Common Stock issued under Genesee & Wyoming’s Second Amended and Restated 2004 Omnibus Incentive Plan, at a conversion rate based on the average trading price of Genesee & Wyoming’s Class A Common Stock during the ten days preceding the closing date of the Merger.

The Financing Transactions

Senior Secured Credit Facilities

Overview: Concurrently and in connection with Genesee & Wyoming entering into the Merger Agreement, Genesee & Wyoming entered into the Debt Commitment Letter, which was subsequently amended and restated on August 9, 2012 and further amended on September 10, 2012, with Bank of America and Merrill Lynch pursuant to which, subject to the conditions set forth therein, Bank of America, JPMCB and Citi have committed to provide to Genesee & Wyoming up to $2.3 billion in senior secured credit facilities, comprised of (i) a term-A loan facility of $875.0 million (the “Committed Term A Facility”), (ii) a term-B loan facility of $1.0 billion (the “Committed Term B Facility” and, together with the Committed Term A Facility, the “Committed Term Loan Facilities”) and (iii) a revolving credit facility of up to $425.0 million (the “Committed Revolving Facility”). Following the completion of the syndication of the Term A Facility, at the closing of the Merger, Genesee & Wyoming expects to have $2.3 billion in senior secured credit facilities, comprised of (i) a term-A loan facility of $1,875.0 million (the “Term A Facility” or the “Term Loan Facility”) and (ii) a revolving credit facility of up to $425.0 million (the “Revolving Facility”, and, together with the Term A Facility, the “Senior Secured Credit Facilities”). The proceeds of the Senior Secured Credit Facilities will be used to partially finance the Merger Consideration and related transactions as described above under “Use of Proceeds” and to finance the ongoing working capital and other general corporate purposes of Genesee & Wyoming after consummation of the Merger. However, until the time of such closing, the Term Loan Facility will not be finalized and the expected Term Loan Facility may not be funded. If the Term Loan Facility is not funded and the Committed Term Loan Facilities, including the Committed Term B Facility as described above, are funded, interest associated with such Committed Term Facilities will be higher than that associated with the Term Loan Facility. The Term Loan Facility and the Revolving Facility will contain subfacilities that allow certain foreign subsidiaries of Genesee & Wyoming to borrow funds in amounts not to exceed (x) in the case of the Term A Facility, $220.0 million and $100.0 million with respect to the applicable Australian and Canadian borrowing subsidiaries, respectively, and (y) in the case of the Revolving Facility, $200.0 million, $75.0 million and $25.0 million with respect to the applicable Australian, Canadian and European borrowing subsidiaries, respectively.

Interest Rate and Fees: Borrowings under the Senior Secured Credit Facilities will bear interest at a rate equal to, at our option, either a base rate or a LIBOR rate, determined as follows:

•

a base rate determined by reference, (i) in the case of domestic borrowings, to the highest of (x) the rate of interest publicly announced by Bank of America as its prime rate in effect at its principal office in New York City, (y) the federal funds effective rate from time to time plus 0.50% and (z) a LIBOR Rate determined by reference to the cost of funds for U.S. dollar deposits in the London Interbank Market for an interest period of one month plus 1.00%, (ii) in the case of Australian borrowings, to a fluctuating rate per annum equal to the RBC cash rate displayed at or about 10:30 a.m. (Sydney time) on such applicable date of determination on Reuters screen RBA27 page plus 3.00%, (iii) in the case of Canadian borrowings, to the greater of (x) the rate of interest per annum announced by Bank of America—Canada Branch from time to time as its prime rate in effect for Canadian dollar commercial loans in Canada at its principal office in Toronto, Ontario and (y) the 30-day simple average of the annual rates applicable to Canadian Dollar bankers’ acceptances displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of approximately 10:00 a.m. (Toronto time) on such day (or, if such day is not a business day, as of 10:00 a.m. (Toronto time) on the immediately preceding business day), provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole basis point) as of 10:00 a.m. (Toronto time) on such day at which the Canadian agent is offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term) plus 0.50% per annum or (iv) with respect to Euro borrowings, the rate of interest per annum equal to the higher of (x) the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America—London Branch to major banks in the local market or other applicable offshore interbank market, and (y) the cost of funds to Bank of America—London Branch with respect to such amount for such day, expressed as a rate of interest per annum; or

•

with respect to any Eurodollar borrowing, a LIBOR rate, determined by reference to the cost of funds for U.S. dollar deposits in the London Interbank Market for the interest period equal to one, two, three or six months (as selected by us), in each case plus an applicable margin; provided that in the case of borrowings under the Term B Facility (if there is a Term B Facility), the LIBOR rate will be deemed to be not less than 1.00% per annum and the base rate will be deemed to be not less than 100 basis points higher than one-month LIBOR.

The applicable margin for borrowings under the Term A Facility and the Revolving Facility will initially be 1.50% with respect to base rate borrowings and 2.50% with respect to Eurodollar borrowings. Following the first fiscal quarter after the completion of the Merger, the applicable margin will range from 0.50% to 1.75% with respect to base rate borrowings and from 1.50% to 2.75% with respect to Eurodollar borrowings, depending on our total leverage ratio. The applicable margin for borrowings under the Term B Facility (if applicable) will be 2.75% with respect to base rate borrowings and 3.75% with respect to Eurodollar borrowings. We currently expect to enter into interest rate swaps to address the floating rate interest payments under the Senior Secured Credit Facilities.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, we will be required to pay a commitment fee in respect of the unutilized portion of the commitments under the Revolving Facility. On the Closing Date, the commitment fee will be 0.50% per annum. Following the first fiscal quarter after the completion of the Merger, the commitment fee will range from 0.50% per annum to 0.25% per annum, depending on our total leverage ratio. We will also pay customary letter of credit and agency fees.

Mandatory Prepayments: The Term A Facility will amortize in equal quarterly installments in annual amounts equal to 5%, 5%, 10%, 15% and 15% of the original aggregate principal amount of the Term A Facility in years one through five, respectively, with the balance payable at final maturity. The Committed Term A Facility will amortize in equal quarterly installments in annual amounts equal to 5%, 5%, 10%, 15% and 15% of the original aggregate principal amount of the Committed Term A Facility in years one through five, respectively, with the balance payable at final maturity. The Term B Facility (if applicable) will be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Term B Facility, with the balance payable at final maturity. In addition to the amortization, we will be required to prepay outstanding loans under the Senior Secured Credit Facilities from time to time with (a) the net cash proceeds from certain sales and other dispositions, (b) the net cash proceeds from certain issuances or incurrences of additional debt, (c) beginning with the fiscal year of Genesee & Wyoming ending December 31, 2013, 50% of excess cash flow with a step down to 0% if total leverage is less than a 3.50 to 1.00 and (d) all dividends and other distributions that Genesee & Wyoming or any of its subsidiaries receives from the voting trust. With respect to the Revolving Facility, if at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Facility exceeds the commitment amount, we will be required to repay outstanding loans and replace or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In certain circumstances, we will be required to cash collateralize any defaulting lender’s percentage of existing letters of credit and/or repay outstanding swingline loans.

Voluntary Prepayments: We may voluntarily prepay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than customary “breakage” costs with respect to a prepayment of Eurodollar borrowings prior to the last day of the relevant interest period, and, only in the case of the Revolving Credit Facility, reborrow loans under the Senior Secured Credit Facilities subject to certain conditions, except that for any voluntary prepayments or repricings of loans under the Term B Facility in connection with any repricing transactions within one year of the closing date of the Senior Secured Credit Facilities, such voluntary prepayments shall be required to be accompanied by a premium equal to 1.00% of the amount of such loans that are repaid or repriced. We may also voluntarily reduce the unutilized portion of the Revolving Facility commitment amount at any time without premium or penalty.

Final Maturity: The principal amount of the loans outstanding under the Term A Loan Facility and the Revolving Facility, together with accrued and unpaid interest thereon, will be due and payable in full, and the commitments under the Revolving Facility will terminate, five years from the closing date of the Senior Secured Credit Facilities. The principal amount of the loans outstanding under the Term B Loan Facility, together with accrued and unpaid interest thereon, will be due and payable in full seven years from the closing date of the Senior Secured Facilities.

Guarantees and Security: Obligations under the Senior Secured Credit Facilities will be unconditionally guaranteed by Genesee & Wyoming and its existing and future domestic subsidiaries, in the case of borrowings by domestic entities, and by certain of its foreign subsidiaries, in the case of borrowings by foreign entities, subject, in each case, to certain exceptions, limitations and exclusions. All obligations under the Senior Secured Credit Facilities, and the guarantees of those obligations, will be secured, in each case subject to certain exceptions, limitations and exclusions, by substantially all of our owned assets, including stock pledges, and assets, including stock pledges, of the subsidiary guarantors.

Certain Covenants and Events of Default: The Senior Secured Credit Facilities will contain a number of covenants that, among other things, will restrict our ability and the ability of the guarantors, subject to certain exceptions, to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	engage in certain transactions with affiliates;

•	sell assets, including capital stock of any of our subsidiaries;

•	consolidate or merge;

•	create liens;

•	enter into sale leaseback transactions;

•	change the business conducted by us and the guarantors;

•	change our fiscal year;

•	enter into certain agreements containing negative pledges and upstream limitations; and

•	modify certain voting trust documents and grant voting trust consents.

The foregoing restrictions are subject to a number of limitations and exceptions.

The Senior Secured Credit Facilities will contain certain customary affirmative covenants and events of default, including a change of control default. Under the Senior Secured Credit Facilities, there will also be an event of default if we exceed a specified maximum total leverage ratio or fail to maintain a specified minimum interest coverage ratio.

Terms Subject to Change: The terms described above are subject to change. The availability of the Senior Secured Credit Facilities is subject to a number of conditions, including the consummation of the Merger and the receipt of certain equity proceeds. To the extent that any of these conditions are not satisfied, the Senior Secured Credit Facilities may not be available on the terms described herein or at all.

Concurrent Class A Common Stock Offering

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 3,500,000 shares of our Class A Common Stock (including 233,996 shares by a selling stockholder, for which we will not receive any proceeds) (or 4,025,000 shares, if the underwriters exercise their option to purchase up to an additional 525,000 shares in full) (the “Class A Common Stock Offering”). Funds from the concurrent Class A Common Stock Offering will not be used to repay the Existing Indebtedness. We estimate that the net proceeds of the concurrent Class A Common Stock Offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $203.0 million (or approximately $235.8 million if the underwriters exercise their option with respect to such offering in full), based on an assumed public offering price of $65.41 per share, the last reported sale price of our Class A Common Stock on the New York Stock Exchange on September 7, 2012, although there can be no assurance that the concurrent Class A Common Stock Offering will be completed. The Class A Common Stock are being offered by means of a separate prospectus supplement and not by means of this prospectus supplement.

The completion of this offering is not contingent on the completion of the concurrent Class A Common Stock Offering and the concurrent Class A Common Stock Offering is not contingent on the completion of this offering. This offering is not conditioned on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering and the concurrent Class A Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions. If this offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following April 30, 2013. We will pay a redemption price to be determined based on the Class A Common Stock price at that time in cash or in shares of Class A Common Stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”.

Redemption of Existing Notes and Termination of Existing Credit Facility

In connection with the Merger, we expect to redeem or repay certain indebtedness, including:

•	the GWI Existing Credit Facilities;

•	the RailAmerica Credit Facilities; and

•	the Existing Notes.

Genesee & Wyoming expects that the Existing Australian Loan and certain other limited third party borrowings will remain outstanding following the completion of the Merger.

For descriptions of the indebtedness being repaid or redeemed and the Existing Australian Loan, see Genesee & Wyoming’s Annual Report on Form 10-K for the year ended December 31, 2011 and the consolidated financial statements of Genesee & Wyoming and the related notes incorporated by reference into this prospectus supplement, and RailAmerica’s Annual Report on Form 10-K for the year ended December 31, 2011 and the consolidated financial statements of RailAmerica and the related notes incorporated by reference into this prospectus supplement.

Investment Agreement

On July 23, 2012, Genesee & Wyoming entered into an investment agreement with Carlyle in order, among other things, to partially finance the Merger Consideration and related transactions as described above under “Use of Proceeds”. Pursuant to the Investment Agreement, which was amended on September 10, 2012, Carlyle has agreed that, upon notice by Genesee & Wyoming, it will purchase from Genesee & Wyoming no more than 800,000 shares of the Series A-1 Preferred Stock and no less than 350,000 shares of Series A-1 Preferred Stock, at a purchase price of $1,000 per share of Series A-1 Preferred Stock. Pursuant to the Investment Agreement, Genesee & Wyoming has the sole discretion to sell any amounts to Carlyle in excess of the Minimum Purchase Requirement. If the issuance of such Series A-1 Preferred Stock would require the approval of a majority of votes cast under applicable New York Stock Exchange rules, Genesee & Wyoming shall decrease the number of Series A-1 Preferred Stock to be issued, and issue a substitute number of shares of the Series A-2 Preferred Stock instead. The Series A-2 Preferred Stock will have the same rights as the Series A-1 Preferred Stock, subject to certain exceptions noted below, including that such Series A-2 Preferred Stock will be non-voting and will not be convertible prior to receipt of the Requisite Stockholder Approval, at which time they will automatically convert into shares of Series A-1 Preferred Stock. The issuance of the Series A-1 Preferred Stock is conditioned upon the closing of the Merger and upon certain other customary closing conditions.

The Series A-1 Preferred Stock will rank on parity with Series A-2 Preferred Stock and senior to the shares of Genesee & Wyoming’s Class A Common Stock and shares of Genesee & Wyoming’s Class B Common Stock (together with the Class A Common Stock, the “Common Stock”) with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. Holders of Series A-1 Preferred Stock will be entitled to cumulative dividends payable in cash at an annual rate of 5% per annum, as adjusted in accordance with the Series A-1 Preferred Certificate of Designation. The Series A-2 Preferred Stock, if any, will have the same dividend rights as the Series A-1 Preferred Stock, however if Genesee & Wyoming does not obtain the Requisite Stockholder Approval within (i) 180 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 10% per annum, (ii) 270 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 12.25% per annum, and (iii) 360 days following the date of issue of the Series A-2 Preferred Stock, then the dividend rate shall become 15% per annum until the Requisite Stockholder Approval has occurred at which point the dividend rate shall become 5% per annum.

Because the agreement to issue the Series A-1 Preferred Stock was executed in conjunction with the Merger announcement on July 23, 2012, for the period between July 23, 2012 and the closing of the Merger this instrument will be accounted for as a contingent forward sale contract. Accordingly, mark-to-market non-cash income or expense, with the cumulative effect represented as an asset or liability, in each case as the case may be, will be included in our consolidated financial results up until the actual date of issuance of the Series A-1 Preferred Stock. A change of $1.00 per share in the market price of our Class A Common Stock below or above the initial conversion rate of $58.49 per share is expected to represent non-cash income or expense of $6.0 million. Although no effect has been included in the pro forma balance sheets and statements of operations presented herein, based on the closing market price of our Class A Common Stock on September 7, 2012 of $65.41 per share, we would have recorded a non-cash expense and corresponding liability of $41.4 million as a result of the mark-to-market of this instrument. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information”.

Carlyle, as holder of Series A-1 Preferred Stock, will have the following voting rights: (1) Carlyle will be entitled to vote with the holders of the Class A Common Stock on an as-converted basis; and (2) so long as (A) 50% of the Series A-1 Preferred Stock and, if applicable, the Series A-2 Preferred Stock (as adjusted to reflect any stock split, combination, reclassification, recapitalization or similar transaction) purchased pursuant to the Investment Agreement is outstanding, or (B) the Series A-1 Preferred Stock represents at least 10% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding on an as-converted basis, Carlyle can appoint and elect one director (or two directors if Carlyle’s actual investment amount under the Investment Agreement is $550 million or greater and Carlyle holds at least 66% of the Series A-1 Preferred

Stock and, if applicable, the Series A-2 Preferred Stock purchased pursuant to the Investment Agreement) (each a “Carlyle Director”) and appoint one non-voting observer designated by Carlyle to the Genesee & Wyoming Board of Directors. The Series A-2 Preferred Stock, if issued, will have no voting rights except as required by law.

The Series A-1 Preferred Stock is convertible at the option of the holders at any time into the amount of shares of Class A Common Stock equal to (i) the quotient of (A) the sum of $1,000 per share of Series A-1 Preferred Stock, as adjusted for certain events with respect to the Series A-1 Preferred Stock and as further adjusted pursuant to the Investment Agreement from time to time (the “Liquidation Preference”), plus an amount equal to the accrued but unpaid dividends and distributions not previously added to the Liquidation Preference divided by (B) 1,000 multiplied by (ii) the Conversion Rate (as defined in the Series A-1 Preferred Certificate of Designation) in effect at the time of conversion. Assuming the Carlyle investment is consummated on or about October 1, 2012, the initial Conversion Rate will be $58.49 per share, and is subject to several anti-dilution and conversion adjustments. The Series A-1 Preferred Stock will mandatorily convert into the relevant number of shares of Class A Common Stock on the second anniversary of the date of issue of the Series A-1 Preferred Stock, subject to the satisfaction of certain conditions. Furthermore, Genesee & Wyoming has the option to convert some or all of the Series A-1 Preferred Stock prior to the second anniversary of the date of issue of the Series A-1 Preferred Stock if the Closing Price (as defined in the Series A-1 Preferred Certificate of Designation) of the Class A Common Stock exceeds 130% of the Conversion Price for 30 consecutive Trading Days (as defined in the Series A-1 Preferred Certificate of Designation), subject to the satisfaction of certain conditions. The Investment Agreement contains a prohibition on our payment of certain dividends on our common stock, including cash dividends, for so long as the Series A-1 Preferred Stock is outstanding.

Following the conversion of the Series A-1 Preferred Stock, or the Series A-2 Preferred Stock, if applicable, into Class A Common Stock, for so long as Carlyle (i) beneficially owns at least 10% of the total number of outstanding shares of Common Stock on an as-converted basis or (ii) beneficially owns at least 50% of the number of shares of Common Stock purchased pursuant to the Investment Agreement, the Genesee & Wyoming Board of Directors shall nominate and recommend one director in the aggregate (or two directors in the aggregate if Carlyle’s investment amount under the Investment Agreement is $550 million or greater and Carlyle holds at least 66% of the Series A-1 Preferred Stock and, if applicable, the Series A-2 Preferred Stock purchased pursuant to the Investment Agreement) to be included in the slate of nominees for election and appoint one non-voting observer designated by Carlyle to the Genesee & Wyoming Board of Directors.

For so long as Carlyle is entitled to designate at least one director under the Investment Agreement or pursuant to the Series A-1 Preferred Certificate of Designation, Genesee & Wyoming cannot undertake certain actions without the consent of any such director, including certain actions that would affect the Mandatory Convertible Preferred Stock and actions that would materially alter the business of Genesee & Wyoming.

Without the prior approval of the Genesee & Wyoming’s Board of Directors, Carlyle is subject to customary standstill restrictions until the date that is 18 months after the date that it is no longer entitled to designate any directors to Genesee & Wyoming’s Board of Directors.

Subject to certain exceptions for transfers to certain affiliates, Carlyle is restricted from transferring the Series A-1 Preferred Stock and, if applicable, the Series A-2 Preferred Stock (or any Class A Common Stock issued upon conversion of Series A-1 Preferred Stock) until the earlier of the mandatory conversion of the Series A-1 Preferred Stock and the second anniversary of the date the Merger becomes effective.

For so long as Carlyle either (1) beneficially owns at least 10% of the total number of outstanding shares of Common Stock on an as-converted basis or (2) beneficially owns at least 50% of the number of shares of Common Stock on an as-converted basis purchased pursuant to the Investment Agreement, it will have a participation right to purchase equity securities in an issuance where Genesee & Wyoming expects to receive gross proceeds in excess of $5 million, subject to certain exceptions.

Genesee & Wyoming has agreed to vote certain shares of Class B Common Stock held by Mortimer B. Fuller III, its Chairman (1) in favor of any Carlyle Director nominated for election pursuant to the Investment Agreement and (2) in support of any Requisite Stockholder Approval, which obligations are supported by an irrevocable proxy granted by Mr. Fuller to Genesee & Wyoming solely for these purposes with respect to such Class B Common Stock.

Registration Rights Agreement

Carlyle will also have certain registration rights pursuant to the terms of a Registration Rights Agreement to be entered into upon consummation of the Merger. Carlyle will have demand rights, subject to certain conditions, which are limited to (1) four demand requests if the purchase price of the shares offered in such registration is greater than or equal to $550 million or (2) two demand requests if the purchase price of the shares offered in such registration is less than $550 million. In addition, if Genesee & Wyoming proposes to register any of its shares (with certain exceptions), Carlyle will have the right to include its shares in such registration, subject to certain conditions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Genesee & Wyoming and RailAmerica incorporated by reference into this prospectus supplement and has been prepared to reflect the proposed Merger and the related Financing Transactions and assumes that formal approval from the STB is granted and Genesee & Wyoming integrates RailAmerica. See “Basis of Presentation”. The pro forma data in the unaudited pro forma condensed combined balance sheet as of June 30, 2012 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on that date. The data in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on January 1, 2011.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information and the historical financial information and related notes thereto of Genesee & Wyoming and RailAmerica incorporated by reference in this prospectus supplement and the information contained in “Use of Proceeds” and “Capitalization”.

Although our notice of exemption filed with the STB to close the Merger into a sole voting trust became effective on September 5, 2012, there is no assurance that the other conditions to the Merger will be satisfied or that we will obtain the necessary approvals to control RailAmerica and complete its integration. Unless and until the STB formally approves our control of RailAmerica and allows us to integrate the RailAmerica railroads, we expect to account for our ownership of RailAmerica using the equity method of accounting. We have presented the following unaudited pro forma condensed combined financial information on a combined basis as demonstrative of the reporting we expect following the receipt of formal approval from the STB and integration. Additionally, the following unaudited pro forma condensed combined financial information assumes formal STB approval without any divestiture of assets. However, the STB may not permit the integration or may impose significant restrictions or conditions on such integration, including conditions associated with our service, the rates we charge or divestiture of certain of our assets, and therefore, the pro forma financial information may not be indicative of our operations following the Merger. In addition, this offering is not conditioned upon completion of the Merger and therefore, investors should refer to Genesee & Wyoming’s historical financial statements incorporated by reference in this prospectus when evaluating an investment in our Units.

Upon approval from the STB for Genesee & Wyoming to control RailAmerica and its railroads, the acquisition of RailAmerica will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America (U.S. GAAP). Under the acquisition method of accounting, all identifiable assets acquired and liabilities assumed are recorded at their estimated acquisition-date fair values. At this time, Genesee & Wyoming has not performed detailed valuation analyses to determine the fair values of RailAmerica’s assets and liabilities; and accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. The final allocation of the purchase price will be based on the actual assets and liabilities of RailAmerica that exist as of the date of the Merger. Therefore, it is likely that once the valuation studies are completed, the historical values for certain assets and liabilities will be changed.

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions which have been made solely for the purposes of developing such pro forma information. The pro forma adjustments are described in the accompanying footnotes. The pro forma adjustments included in the unaudited pro forma condensed combined financial information have been limited to only those adjustments that are directly attributable to the transaction, factually supportable, and, in the case of the pro forma condensed combined statements of operations, expected to have a continuing impact on Genesee & Wyoming’s financial results.

In addition, the pro forma condensed combined financial information does not include the impact of any potential operating efficiencies, savings from expected synergies, costs to integrate the operations or costs necessary to achieve savings from expected synergies or the impact of derivative instruments that Genesee & Wyoming may enter into to mitigate interest rate risk. The unaudited pro forma condensed combined financial information is for information purposes only and is not necessarily an indication of the financial condition or the results of operations of Genesee & Wyoming that would have been achieved had the Merger, related Financing Transactions and integration of RailAmerica been completed as of the dates indicated or that may be achieved in the future. See “The Transactions”.

See “Risk Factors—Risks Relating to Our Pending Acquisition of RailAmerica”.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012

(dollars in thousands, except share amounts)

(unaudited)

	GWI	RailAmerica	Combined	Financing Transactions Adjustments		Acquisition Adjustments		Pro Forma
CURRENT ASSETS:
Cash and cash equivalents	$50,219	$50,987	$101,206	$1,414,934	a.	$(1,414,934)	h.	$101,206
Accounts receivable, net	159,792	105,747	265,539	—		—		265,539
Materials and supplies	16,343	12,583	28,926	—		—		28,926
Prepaid expenses and other	15,621	12,384	28,005	—		—		28,005
Deferred income tax assets, net	19,666	13,659	33,325	—		—		33,325

Total current assets	261,641	195,360	457,001	1,414,934		(1,414,934)		457,001

PROPERTY AND EQUIPMENT, net	1,712,879	1,051,479	2,764,358	—		971,835	i.	3,736,193
GOODWILL	159,963	233,922	393,885	—		241,407	j.	635,292
INTANGIBLE ASSETS, net	227,145	175,202	402,347	—		(52,202)	k.	350,145
DEFERRED INCOME TAX ASSETS, net	2,442	—	2,442	—		—		2,442
OTHER ASSETS, net	17,716	12,615	30,331	34,189	b.	(12,006)	l.	52,514

Total assets	$2,381,786	$1,668,578	$4,050,364	$1,449,123		$(265,900)		$5,233,587

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Current portion of long-term debt	$64,351	$64,120	$128,471	$(23,507)	c.			$104,964
Accounts payable	112,095	101,502	213,597	—		—		213,597
Accrued expenses	70,497	29,468	99,965	(4,623)	d.	—		95,342

Total current liabilities	246,943	195,090	442,033	(28,130)		—		413,903

LONG-TERM DEBT, less current portion	563,599	576,628	1,140,227	775,166	c.	2,787	m.	1,918,180
DEFERRED INCOME TAX LIABILITIES, net	307,681	200,512	508,193	—		413,342	n.	921,535
DEFERRED ITEMS—grants from outside parties	208,785	—	208,785	—		—		208,785
OTHER LONG-TERM LIABILITIES	17,873	31,825	49,698	—		—		49,698
COMMITMENTS AND CONTINGENCIES	—	—	—	—		—		—
SERIES A-1 PREFERRED STOCK	—	—	—	349,500	e.	—		349,500
EQUITY:
Class A Common Stock	532	504	1,036	35	f.	(504)	o.	567
Class B Common Stock	21	—	21	(2)	f.	—		19
Additional paid-in capital	403,767	594,988	998,755	367,554	f.	(591,787)	p.	774,522
Retained earnings	800,273	55,337	855,610	(15,000)	g.	(83,517)	q.	757,093
Accumulated other comprehensive income	39,026	6,221	45,247	—		(6,221)	p.	39,026
Treasury stock, at cost	(206,714)	—	(206,714)	—		—		(206,714)

Total stockholders’ equity	1,036,905	657,050	1,693,955	352,587		(682,029)		1,364,513
Noncontrolling interest	—	7,473	7,473	—		—		7,473

Total equity	1,036,905	664,523	1,701,428	352,587		(682,029)		1,371,986

Total liabilities and equity	$2,381,786	$1,668,578	$4,050,364	$1,449,123		$(265,900)		$5,233,587

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2012

(dollars in thousands, except per share amounts)

(unaudited)

	GWI	RailAmerica	Combined	Financing Transactions Adjustments		Acquisition Adjustments		Pro Forma
OPERATING REVENUES	$424,855	$299,538	$724,393	$—		$(3,695)	t.	$720,698
OPERATING EXPENSES	321,068	233,487	554,555	—		271	u.	554,826

INCOME FROM OPERATIONS	103,787	66,051	169,838	—		(3,966)		165,872
Interest income	1,831	—	1,831	—		—		1,831
Interest expense	(17,238)	(23,678)	(40,916)	—		1,109	v.	(39,807)
Other income/(expense), net	999	(87,418)	(86,419)	—		—		(86,419)

Income/(loss) from continuing operations before income taxes	89,379	(45,045)	44,334	—		(2,857)		41,477
Provision for (benefit from) income taxes	30,748	(16,023)	14,725	—		(1,086)	w.	13,639

Income/(loss) from continuing operations, net of taxes	58,631	(29,022)	29,609	—		(1,771)		27,838
Less: Net loss attributable to noncontrolling interest	—	(202)	(202)	—		—		(202)

Income/(loss) from continuing operations attributable to GWI, net of taxes	58,631	(28,820)	29,811	—		(1,771)		28,040
Preferred stock dividend accrued	—	—	—	8,750	s.	—		8,750

Income/(loss) available to common stockholders	$58,631	$(28,820)	$29,811	$(8,750)		$(1,771)		$19,290

Basic earnings per common share from continuing operations attributable to GWI	$1.45							$0.41

Weighted average shares—Basic	40,487			6,324	r.			46,811

Diluted earnings per common share from continuing operations attributable to GWI	$1.36							$0.39

Weighted average shares—Diluted	43,116			6,942	r.			50,058

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

(dollars in thousands, except per share amounts)

(unaudited)

	GWI	RailAmerica	Combined	Financing Transactions Adjustments		Acquisition Adjustments		Pro Forma
OPERATING REVENUES	$829,096	$551,123	$1,380,219	$—		$(4,035)	y.	$1,376,184
OPERATING EXPENSES:	637,317	429,501	1,066,818	—		4,432	z.	1,071,250

INCOME FROM OPERATIONS	191,779	121,622	313,401	—		(8,467)		304,934
Gain on sale of investments	907	—	907	—		—		907
Interest income	3,243	—	3,243	—		—		3,243
Interest expense	(38,617)	(71,923)	(110,540)	—		23,809	aa.	(86,731)
Other income, net	712	1,331	2,043	—				2,043

Income from continuing operations before income taxes	158,024	51,030	209,054	—		15,342		224,396
Provision for income taxes	38,531	14,162	52,693	—		5,830	w.	58,523

Income from continuing operations, net of taxes	119,493	36,868	156,361	—		9,512		165,873
Preferred stock dividend accrued	—	—	—	17,500	x.	—		17,500

Income available to common stockholders	$119,493	$36,868	$156,361	$(17,500)		$9,512		$148,373

Basic earnings per common share from continuing operations	$2.99							$3.21

Weighted average shares—Basic	39,912			6,324	r.			46,236

Diluted earnings per common share from continuing operations	$2.79							$2.98

Weighted average shares—Diluted	42,772			12,926	r.			55,698

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION:

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Genesee & Wyoming and RailAmerica incorporated by reference into this prospectus supplement and has been prepared to reflect the proposed Merger of Genesee & Wyoming and RailAmerica and the related Financing Transactions. The pro forma data in the unaudited pro forma condensed combined balance sheet as of June 30, 2012 assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on that date. The pro forma data in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and year ended December 31, 2011 the assumes the proposed Merger, related Financing Transactions and integration of RailAmerica were completed on January 1, 2011.

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions which have been made solely for the purposes of developing such pro forma information. The pro forma adjustments are described in these footnotes. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements have been limited to only those adjustments that are: directly attributable to the transaction, factually supportable, and, in the case of the pro forma condensed combined statements of operations, expected to have a continuing impact on Genesee & Wyoming’s financial results. In addition, the pro forma condensed combined financial statements do not include the impact of any potential operating efficiencies, savings from expected synergies, costs to integrate the operations or costs necessary to achieve savings from expected synergies or the impact of derivative instruments that Genesee & Wyoming may enter into to mitigate interest rate risk. The unaudited pro forma condensed combined financial statements are for information purposes only and are not necessarily an indication of the financial condition or the results that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the historical financial statements and related notes thereto of Genesee & Wyoming and RailAmerica incorporated by reference in this prospectus supplement and the information contained in “Use of Proceeds” and “Capitalization”.

2. PRELIMINARY PURCHASE PRICE:

Pursuant to the terms of the Merger, Genesee & Wyoming will acquire all of the outstanding shares of RailAmerica for cash at a price of $27.50 for each outstanding share of RailAmerica’s common stock and repay RailAmerica’s term loan and revolving credit facility. Genesee & Wyoming intends to finance the cash portion of the purchase consideration by issuing equity securities and by borrowing amounts under its Senior Secured Credit Facilities. See “The Transactions”.

(in thousands, except purchase price per share)
Estimated number of RailAmerica outstanding shares to be acquired	49,913
Change of control shares to RailAmerica's senior management	151

Total estimated number of RailAmerica outstanding shares to be aquired	50,064
Cash purchase price	$27.50

$1,376,754
Payment of RailAmerica’s outstanding debt(1)	641,538
Change of control payments	10,000

Cash merger consideration	2,028,292
Impact of pre-Merger share-based awards	1,953

Merger consideration	$2,030,245

(1)	Represents stated principal amount before the effect of loan discount.

The proposed Merger of Merger Sub with and into RailAmerica, with RailAmerica surviving the Merger as a wholly owned subsidiary of Genesee & Wyoming, will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values at the acquisition date. The cash merger consideration will be determined based on 1) the number of shares of common stock of RailAmerica, 2) the payment of RailAmerica’s outstanding term loan and revolving credit facility and 3) the change of control payments to RailAmerica’s senior management (See h. in Note 3 below). The purchase price will also include pre-Merger compensation related to RailAmerica employee share-based equity awards exchanged pursuant to the Merger Agreement, which is currently estimated to be $2.0 million, net of deferred taxes. The estimated preliminary fair values, assuming the proposed Merger was consummated on June 30, 2012, assigned to the acquired net assets reflected in this pro forma financial information are as follows (dollars in thousands):

Cash and cash equivalents	$50,987
Accounts receivable, net	105,747
Materials and supplies	12,583
Prepaid expenes and other	12,384
Deferred income tax assets, net	13,659
Property and equipment	2,023,314
Goodwill	475,329
Intangible assets	123,000
Other assets, net	609

Total assets	$2,817,612

Current portion of long-term debt	$307
Accounts payable	101,502
Accrued expenses	29,468
Deferred income tax liabilities, net	615,102
Other long-term liabilities	31,825
Long-term debt	1,690

Net assets before noncontrolling interest	$2,037,718
Less fair value of noncontrolling interest	7,473

Net assets attributable to the Company	$2,030,245

3. PRO FORMA ADJUSTMENTS:

The RailAmerica columns reflect RailAmerica’s actual consolidated balance sheet as of June 30, 2012 and consolidated statements of operations for the six months ended June 30, 2012 and year ended December 31, 2011. RailAmerica’s other (expense)/income, net for the six months ended June 30, 2012, included $88.1 million of costs associated with the redemption of $592.0 million of its 9.25% senior secured notes in January 2012 that represent nonrecurring expenses but do not qualify for exclusion from the pro forma results under Article 11 of Regulation S-X of the Securities Act of 1934. Materials and supplies of $12.6 million have been reclassified from prepaid expenses and other from RailAmerica’s historical balance sheet to conform to Genesee & Wyoming’s presentation.

Pro Forma Condensed Combined Balance Sheet:

Financing Transactions Adjustments

a.	Represents the following components:

•	Net proceeds of $1,984.2 million from the expected borrowings under the Senior Secured Credit Facilities (see c. below).

•	Net proceeds of $349.5 million from the expected private placement of the Series A-1 Preferred Stock (see e. below).

•

Through the concurrent Class A Common Stock Offering, pursuant to a separate prospectus supplement, Genesee & Wyoming expects to receive net proceeds of approximately $203.0 million from the sale of 3.3 million shares of Class A Common Stock based on an assumed stock price of $65.41 per share (which was the closing market price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012), net of fees of $10.6 million in underwriting discounts and commissions and estimated offering expenses (see f. below). A change of $1.00 in the assumed public offering price of $65.41 per share of our Class A Common Stock would result in a change of $3.3 million in proceeds to Genesee & Wyoming, assuming the number of shares offered by Genesee & Wyoming, as set forth above, remains the same and before deducting underwriting discounts and other offering expenses.

•

Through this offering, Genesee & Wyoming expects to receive net proceeds of approximately $192.5 million from the sale of Tangible Equity Units, net of fees of $7.5 million in underwriting discounts and commissions and estimated offering expenses (see c. and f. below).

•	The anticipated cash payment of $620.0 million for the extinguishment of Genesee & Wyoming’s outstanding indebtedness (see c. below).

•	The anticipated cash payment of $34.6 million for debt issuance costs associated with the Senior Secured Credit Facilities (see b. below).

•	The anticipated cash payment of $13.5 million for the make whole premium on Genesee & Wyoming’s Series B Senior Notes (see g. below).

•

The anticipated cash payment of $2.6 million for accrued interest related to the expected extinguishment of Genesee & Wyoming’s outstanding term loans and revolving credit facility and Series B Senior Notes (see d. below).

•	The anticipated cash payment of $641.5 million for the extinguishment of RailAmerica’s term loan and revolving credit facility (see c. below).

•	The anticipated cash payment of $2.1 million for accrued interest related to the expected extinguishment of RailAmerica’s term loan and revolving credit facility (see d. below).

b.	Represents the following components:

•	The expected capitalization of $34.6 million of debt issuance costs associated with the Senior Secured Credit Facilities.

•	The expected capitalization of $1.1 million of debt issuance costs associated with the Tangible Equity Units (see f. below).

•

The expected write-off of $1.5 million of Genesee & Wyoming’s unamortized deferred financing fees related to the anticipated extinguishment of its term loans, revolving credit facility and Series B Senior Notes (see g. below).

c.	Represents the following components:

•	The anticipated extinguishment of Genesee & Wyoming’s term loans of $286.0 million and revolving credit facility of $209.0 million.

•	The anticipated extinguishment of Genesee & Wyoming’s $100.0 million Series B Senior Notes.

•	The payment of Genesee & Wyoming’s $25.0 million Series C Senior Notes, which were substantially replaced with borrowings under Genesee & Wyoming’s credit facility at maturity in July 2012.

•	The anticipated extinguishment of RailAmerica’s term loan and revolving credit facility of $641.5 million.

•	The expected borrowing under Genesee & Wyoming’s Senior Secured Credit Facilities including its revolving loan of $109.2 million and Term A Facility of $1,875.0 million.

•	Through this offering, Genesee & Wyoming expects $29.0 million of the Tangible Equity Units to be allocated to an amortizing note (see f. below).

d.	Represents the following components:

•	The anticipated cash payment of $2.6 million for accrued interest related to the expected extinguishment of Genesee & Wyoming’s outstanding indebtedness.

•	The anticipated cash payment of $2.1 million for accrued interest related to the expected extinguishment of RailAmerica’s term loan and revolving credit facility.

e.	Represents the private placement of 350,000 shares of Series A-1 Preferred Stock at a purchase price of $1,000.00 per share for $349.5 million, net of issuance costs of $0.5 million. At the initial Conversion Rate (as further described under the caption “The Transactions” in this prospectus supplement) of $58.49 per share, the Series A-1 Preferred Stock would be convertible into approximately 6.0 million shares of Genesee & Wyoming’s Class A Common Stock. The Series A-1 Preferred Stock will convert into shares of Genesee & Wyoming’s Class A Common Stock following the second anniversary of the issuance date if not already converted previously at the option of the holder or issuer, subject to certain conditions. For purposes of the pro forma balance sheet, the execution and issuance date of the Series A-1 Preferred Stock are assumed to be the same and coincide with the assumed closing date of the Merger. However, because the agreement to issue the Series A-1 Preferred Stock was executed in conjunction with the Merger announcement on July 23, 2012 for a future sale date, this instrument will be accounted for as a contingent forward sale contract for the period between July 23, 2012 and the closing of the Merger. Accordingly, mark-to-market non-cash income or expense, as the case may be, will be included in Genesee & Wyoming’s consolidated financial statements up until the actual date of issuance of the Series A-1 Preferred Stock. The mark-to-market non-cash income or expense will be estimated as the difference between the market price for Genesee & Wyoming’s Class A Common Stock as of the date of the respective financial statements and the conversion price of $58.49 per share multiplied by the 6.0 million shares, as converted, with the cumulative effect represented as an asset or liability. Because there is no expected post-Merger/post-issuance impact from the mark-to-market of this instrument on Genesee & Wyoming’s ongoing financial statements, no effect has been included in the pro forma statements of operations presented herein. Upon issuance of the Series A-1 Preferred Stock, the asset or liability representing the contingent forward contract will be reclassified to the balance sheet account for the Series A-1 Preferred Stock. A change of $1.00 per share in the market price of Genesee & Wyoming Class A Common Stock below or above the conversion price of $58.49 per share is expected to represent non-cash income or expense of $6.0 million. Based on the closing price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012, of $65.41 per share, Genesee & Wyoming would have recorded a non-cash expense and corresponding liability of $41.4 million as a result of the mark-to-market of this instrument.

f.	Represents the following components:

•

Through the concurrent Class A Common Stock Offering, pursuant to a separate prospectus supplement, Genesee & Wyoming is offering 3.3 million shares of its Class A Common Stock, $0.01 par value, for net proceeds of $203.0 million, net of $10.6 million in fees for underwriting discounts and commissions and estimated offering expenses, based on the closing price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012 of $65.41 per share.

•

Through this offering, Genesee & Wyoming is offering 2.0 million Tangible Equity Units (or 2.3 million if the underwriters exercise their option to purchase additional Tangible Equity Units in full) with a stated value of $100.00. Each Tangible Equity Unit will consist of a prepaid stock purchase contract and a senior amortizing note having a final installment payment date of

October 1, 2015. The prepaid common stock purchase contracts will be recorded as additional paid-in capital, net of issuance costs, and the amortizing notes will be recorded as long-term debt. Issuance costs associated with the debt component will be recorded in other assets, which will be amortized using the effective interest method. The estimated proceeds from the Tangible Equity Units will be allocated to equity and debt based on the relative fair values of the respective components. Genesee & Wyoming expects $164.6 million of the Tangible Equity Units to be additional paid-in capital, net of fees of $6.4 million in underwriting discounts and commissions and estimated offering expenses, and expects $29.0 million to be the amortizing note with $1.1 million of fees capitalized as debt issuance costs in other assets.

•

The August 31, 2012 conversion of 0.2 million shares of Genesee & Wyoming’s Class B Common Stock, $0.01 par value, into 0.2 million shares of Genesee & Wyoming’s Class A Common Stock, $0.01 par value, for sale in the concurrent Class A Common Stock Offering by the selling stockholder.

g.	Represents the following components:

•

The expected write-off of $1.5 million which represents a portion of Genesee & Wyoming’s unamortized deferred financing fees related to Genesee & Wyoming’s anticipated extinguishment of its existing debt.

•	The anticipated cash payment of $13.5 million for the make whole premium on Genesee & Wyoming’s $100.0 million Series B Senior Notes.

Acquisition Adjustments

h.	Represents the following components:

•	The expected cash payment of $1,376.8 million to purchase 49.9 million shares of RailAmerica’s common stock as well as 0.2 million shares issued to RailAmerica’s management, at $27.50 per share.

•	The anticipated cash payment of $28.2 million for additional transaction costs expected to be incurred by Genesee & Wyoming related to the Merger.

•	The anticipated cash payment of $10.0 million for expected change of control payments to RailAmerica’s senior management.

i.	Represents an adjustment to property and equipment to reflect the estimated fair value of the assets acquired through the Merger as of June 30, 2012.

j.	Represents an adjustment to goodwill to reflect the estimated fair value of the assets acquired through the Merger as of June 30, 2012.

k.	Represents an adjustment to intangible assets to reflect the estimated fair value of the assets acquired through the Merger as of June 30, 2012.

l.	Represents the elimination of $12.0 million in unamortized deferred financing fees of RailAmerica as they do not represent a future performance obligation of Genesee & Wyoming.

m.	Represents an adjustment for RailAmerica’s loan discount on its term loan.

n.	Represents an adjustment to deferred tax liabilities to reflect the tax impact of fair value adjustments primarily from the differences between the purchase price related to the Merger compared with the carryover tax basis in the assets acquired.

o.	Represents the elimination of RailAmerica’s common stock of 50.4 million shares at $0.01 par value per share.

p.	Represents the elimination of RailAmerica’s additional paid-in capital and accumulated other comprehensive income and a $3.2 million increase to Genesee & Wyoming’s additional paid-in capital ($2.0 million net of deferred tax) for pre-Merger compensation related to RailAmerica employee share-based equity awards exchanged pursuant to the Merger Agreement.

q.	Represents the elimination of RailAmerica’s retained earnings of $55.3 million and an adjustment to Genesee & Wyoming’s retained earnings of $28.2 million in transaction costs.

Pro Forma Condensed Combined Statement of Operations:

r.	Represents the following components:

•

The estimated pro forma adjustments to Genesee & Wyoming’s basic and diluted shares to finance a portion of the consideration for the proposed Merger, consisting of 3.3 million shares of Genesee & Wyoming’s Class A Common Stock assuming the closing price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012 of $65.41. If the underwriters exercise their option to purchase 0.1 million additional shares of Genesee & Wyoming’s Class A Common Stock in the concurrent Class A Common Stock Offering, Genesee & Wyoming’s diluted earnings per common share from continuing operations would not change for the six months ended June 30, 2012 and for the year ended December 31, 2011 diluted earnings per common share from continuing operations would be reduced by $0.01 per share.

•

The estimated pro forma adjustments to Genesee & Wyoming’s basic and diluted shares to finance a portion of the proposed Merger, consisting of 2.0 million Tangible Equity Units, which represents the equivalent of approximately 3.1 million shares of Genesee & Wyoming’s Class A Common Stock based upon the closing market price of Genesee & Wyoming’s Class A Common Stock on September 7, 2012 of $65.41 per share.

•

The estimated pro forma adjustments to Genesee & Wyoming’s diluted shares of 0.6 million for unvested restricted shares as a result of the anticipated conversion of RailAmerica’s outstanding restricted stock awards to Genesee & Wyoming’s restricted stock awards from the proposed Merger.

•

The diluted share impact of the expected issuance of the private placement of Series A-1 Preferred Stock. There was no such diluted share impact for the six months ended June 30, 2012 as the effect of including such shares would have been antidilutive.

s.	Represents six months of accrued preferred stock dividends for the Series A-1 Preferred Stock at 5% per annum.

t.	Represents the elimination of non-freight revenues earned during the six months ended June 30, 2012 by a subsidiary of RailAmerica for work performed for various subsidiaries of Genesee & Wyoming.

u.	Represents the following components:

•	The elimination of $0.8 million of acquisition costs related to the proposed Merger incurred by Genesee & Wyoming through June 30, 2012.

•	The elimination of $1.7 million of costs associated with the proposed Merger incurred by RailAmerica through June 30, 2012.

•	The elimination of $3.2 million in expenses associated with work performed by a subsidiary of RailAmerica for various subsidiaries of Genesee & Wyoming (see t. above).

•

The expected increase of $6.0 million in depreciation and amortization expense from the amount recorded in RailAmerica’s historical financial statements in order to reflect the estimated depreciation and amortization for the six months ended June 30, 2012 of $28.0 million related to the estimated preliminary fair value of property and equipment and identifiable intangible assets acquired in the proposed Merger, which are expected to have estimated useful lives of between 5 and 50 years.

v.	Represents the following components:

•	The elimination of $23.6 million of RailAmerica’s interest expense due to Genesee & Wyoming’s anticipated extinguishment of RailAmerica’s outstanding debt.

•

The net increase of $18.3 million in Genesee & Wyoming’s interest expense expected under the Senior Secured Credit Facilities. The interest rates used were estimated based on current applicable prevailing market interest rates. A 1/8% variance in the variable interest rates would change the pro forma income available to common stockholders by approximately $0.8 million.

•	The net increase of $3.5 million in amortization of debt issuance costs associated with the Senior Secured Credit Facilities.

•

$0.5 million in interest expense associated with the Tangible Equity Units at an assumed interest rate of 5.25%. A 1/8% variance in the interest rate would change the pro forma income available to common stockholders by less than $0.1 million.

•	$0.2 million in amortization of debt issuance costs associated with the Tangible Equity Units (see f. above).

w.	To recognize the tax impact of the pro forma adjustments listed above at a 38% statutory rate.

x.	Represents twelve months of accrued preferred stock dividends for the Series A-1 Preferred Stock at 5% per annum.

y.	Represents the elimination of non-freight revenues earned during the twelve months ended December 31, 2011 by a subsidiary of RailAmerica for work performed for various subsidiaries of Genesee & Wyoming.

z.	Represents the following components:

•	The elimination of $3.6 million in expenses associated with work performed by a subsidiary of RailAmerica for various subsidiaries of Genesee & Wyoming (see y. above).

•

The expected increase of $8.1 million in depreciation and amortization expense from the amount recorded in RailAmerica’s historical financial statements in order to reflect the estimated depreciation and amortization for the year ended December 31, 2011 of $55.9 million related to the estimated preliminary fair value of property and equipment and identifiable intangible assets acquired in the proposed Merger, which are expected to have estimated useful lives of between 5 and 50 years.

aa.	Represents the following components:

•	The elimination of $71.8 million of RailAmerica’s interest expense due to Genesee & Wyoming’s anticipated extinguishment of RailAmerica’s outstanding debt.

•

The net increase of $39.4 million in Genesee & Wyoming’s interest expense expected under the Senior Secured Credit Facilities. The interest rates used were estimated based on current applicable prevailing market interest rates. A 1/8% variance in the variable interest rates would change the pro forma income available to common stockholders by approximately $1.6 million.

•	The net increase of $6.7 million in amortization of debt issuance costs associated with the Senior Secured Credit Facilities.

•

$1.3 million in interest expense associated with the Tangible Equity Units at an assumed interest rate of 5.25%. A 1/8% variance in the interest rate would change the pro forma income available to common stockholders by less than $0.1 million.

•	$0.6 million in amortization of debt issuance costs associated with the Units (see f. above).

DESCRIPTION OF THE UNITS

We are offering 2,000,000 Units (or 2,300,000 Units if the underwriters exercise their option to purchase additional Units in full), each with a stated amount of $100. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) and a senior amortizing note (an “amortizing note”), in each case issued by Genesee & Wyoming. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•

the purchase contract agreement (the “purchase contract agreement”), to be dated the date of first issuance of the Units, to be entered into among Genesee & Wyoming, Wilmington Trust, National Association, as purchase contract agent (the “purchase contract agent”) and attorney-in-fact for the holders of purchase contracts from time to time, and Wilmington Trust, National Association, as trustee (the “trustee”) under the indenture described below, pursuant to which the purchase contracts and Units will be issued; and

•

the senior debt indenture, and a related supplemental indenture for such amortizing notes, each to be dated the date of first issuance of the Units, and each to be entered into between Genesee & Wyoming and Wilmington Trust, National Association, as trustee, pursuant to which the amortizing notes will be issued.

The form of senior debt indenture has been, and the related supplemental indenture for the amortizing notes and the purchase contract agreement will be, filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the terms “Genesee & Wyoming,” “we,” “us” and “our” mean Genesee & Wyoming Inc. and do not include any of its existing or future subsidiaries.

Components of the Units

Each Unit offered is comprised of:

•

a prepaid stock purchase contract issued by Genesee & Wyoming, pursuant to which Genesee & Wyoming will deliver to the holder, not later than 5:00 p.m., New York City time, on October 1, 2015 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier redeemed or settled, a number of shares of our Class A Common Stock per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock,” subject to adjustment; and

•

a senior amortizing note issued by Genesee & Wyoming with an initial principal amount of $         that pays equal quarterly installments of $         per amortizing note (except for the January 1, 2013 installment payment, which will be $         per amortizing note), which in the aggregate would be equivalent to a     % cash distribution per year on the $100 stated amount per Units.

Unless earlier settled at your option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” settled at our option as described in “Description of the Purchase Contracts—Early Settlement at Our Election” or redeemed at our option as described in “Description of the Purchase Contracts—Merger Termination Redemption,” we will deliver to you not more than                 shares of our Class A Common Stock and not less than                 shares of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) on the mandatory settlement date, based upon the applicable settlement rate (as defined below), which is based on fixed settlement rates that are subject to adjustment as described herein, and the applicable market value (as defined below) of our Class A Common Stock, as described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock.”

Each amortizing note will have an initial principal amount of $        . On each January 1, April 1, July 1 and October 1, commencing on January 1, 2013, Genesee & Wyoming will pay equal cash installments of $         on each amortizing note (except for the January 1, 2013 installment payment, which will be $         per amortizing note). Each installment will constitute a payment of interest (at an annual rate of     %) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $ and the fair market value of each purchase contract is $        . Each holder agrees to such allocation and this position will be binding upon each holder (but not on the Internal Revenue Service).

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding October 1, 2015 or any “early mandatory settlement date” (as defined under “Description of the Purchase Contracts”) or “merger redemption settlement date” (as defined under “Description of the Purchase Contracts”) and also excluding the business day immediately preceding any “installment payment date” (as defined under “Description of the Amortizing Notes”) (provided that, for the avoidance of doubt, such right to separate the Units will resume after such business day), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If you beneficially own a Unit, you may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of your desire to separate the Unit. Holders who elect to separate the purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding October 1, 2015 or any early mandatory settlement date or merger redemption settlement date and also excluding the business day immediately preceding any installment payment date (provided that, for the avoidance of doubt, such right to recreate the Units will resume after such business day), you may recreate a Unit from your separate purchase contract and separate amortizing note. If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a Unit by delivering written instruction to your participant to notify DTC through DTC’s DWAC system of your desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation.

Global Securities

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of DTC. You will not be entitled to receive definitive physical certificates for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

•

irrevocably authorized and directed the purchase contract agent to execute and deliver on its behalf and perform the purchase contract agreement on its behalf, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•

in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all purposes;

•	consented to the provisions of the purchase contract agreement;

•

represented that either (i) no portion of the assets used to acquire and hold the Units or separate purchase contracts, as the case may be, constitutes assets of any (A) employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”) or (C) entity whose underlying assets are considered to include “plan assets” of such plan, account or arrangement or (ii) the purchase and holding of the Units or separate purchase contracts, as the case may be, will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws;

•	in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

•	a Unit as an investment unit composed of two separate instruments, in accordance with its form;

•	the amortizing notes as indebtedness of Genesee & Wyoming; and

•

the allocation of the $100 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in each purchase contract will be $ and such holder’s initial tax basis in each amortizing note will be $         ; and

•	agreed to be bound by the terms and provisions of the purchase contract agreement.

Listing of Securities

We will apply to list the Units on the New York Stock Exchange under the symbol “GWRU,” subject to satisfaction of its minimum listing standards with respect to the Units. However, we can give no assurance that the Units will be so listed. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GWR.” We have applied to have the shares of our Class A Common Stock deliverable upon settlement of all purchase contracts approved for listing on the New York Stock Exchange.

Title

Genesee & Wyoming, the purchase contract agent and the trustee will treat the registered owner of any Unit or separate purchase contract or separate amortizing note, as the case may be, as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or making payments on the separate amortizing note and for all other purposes.

Accounting for the Units

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units.

Based on current GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles. However, we expect the amortizing notes component of the Units to be revalued as of the end of each reporting period using current market assumptions. Any changes to the value of the debt component will be disclosed in our financial statements but will not be reflected in our calculation of net income.

We expect that our basic and diluted earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. For purposes of determining the number of shares included in the calculation, we intend to use the market prices for our shares of Class A Common Stock for the applicable accounting periods.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to Genesee & Wyoming, the purchase contract agent and trustee of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us, the purchase contract agent and trustee may be required at the expense of the registered holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the third business day immediately preceding October 1, 2015 or any early settlement date or merger redemption settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Class A Common Stock issuable (and/or, in the case of a merger redemption settlement date, make the required cash payment, if any) pursuant to the purchase contracts included in the Units evidenced by the certificate.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts or separate amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation, and we will have no liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units, to, but excluding, the third scheduled trading day immediately preceding October 1, 2015 or any early mandatory settlement date or a merger redemption settlement date, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the purchase contract agreement, to be dated the date of the initial issuance of the Units, among Genesee & Wyoming, Wilmington Trust, National Association, as purchase contract agent (the “purchase contract agent”) and attorney-in-fact for the holders of purchase contracts from time to time, and Wilmington Trust, National Association, as trustee (the “trustee”).

The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

As used in this section, the terms “Genesee & Wyoming,” “we,” “us” and “our” mean Genesee & Wyoming Inc. and does not include any of its existing or future subsidiaries.

Delivery of Class A Common Stock

Unless previously redeemed or settled early at your or our option, for each purchase contract we will deliver to you on October 1, 2015 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”) a number of shares of our Class A Common Stock. The number of shares of our Class A Common Stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•

if the applicable market value of our Class A Common Stock is equal to or greater than $         (the “threshold appreciation price”), then you will receive                 shares of Class A Common Stock for each purchase contract (the “minimum settlement rate”);

•

if the applicable market value of our Class A Common Stock is greater than $         (the “reference price”) but less than the threshold appreciation price of $        , then you will receive a number of shares of Class A Common Stock for each purchase contract equal to the Unit stated amount of $100, divided by the applicable market value; and

•

if the applicable market value of our Class A Common Stock is less than or equal to the reference price of $        , then you will receive                 shares of Class A Common Stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate, minimum settlement rate, reference price and threshold appreciation price are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price is the public offering price of our Class A Common Stock in the concurrent Class A Common Stock Offering.

The threshold appreciation price shall be equal to $100, divided by the minimum settlement rate (rounded to the nearest $0.0001) and represents an appreciation of approximately     % over the reference price.

For illustrative purposes only, the following table shows the number of shares of Class A Common Stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on a reference

price of $         and a threshold appreciation price of $        . The table assumes that there will be no adjustments to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been redeemed as described under “—Merger Termination Redemption” below or settled early at our option or the option of holders as described under “—Early Settlement,” “—Early Settlement Upon a Fundamental Change” or “—Early Settlement at Our Election” below. We cannot assure you that the actual applicable market value will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following number of shares of Class A Common Stock for each such Unit or separate purchase contract at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Class A Common Stock
$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $        , we would be obligated to deliver                 shares of Class A Common Stock for each purchase contract. As a result, you would receive only approximately     % of the appreciation in market value of the shares of our Class A Common Stock that you would have received had you purchased $100 worth of shares of our Class A Common Stock at the public offering price in the concurrent Class A Common Stock Offering.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price of $         but greater than the reference price of $        , we would be obligated to deliver a number of shares of our Class A Common Stock on the mandatory settlement date equal to $100, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our Class A Common Stock underlying each purchase contract between the reference price and the threshold appreciation price.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $        , we would be obligated to deliver upon settlement of the purchase contract                 shares of Class A Common Stock for each purchase contract, regardless of the market price of our Class A Common Stock. As a result, the holder would realize the entire loss on the decline in market value of the Class A Common Stock underlying each purchase contract since the date of the pricing of Units.

Because the applicable market value of the Class A Common Stock is determined over the 20 consecutive trading days (as defined below) beginning on, and including, the 23rd scheduled trading day immediately preceding October 1, 2015, the number of shares of Class A Common Stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the Class A Common Stock on the last trading day in such 20 consecutive trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A Common Stock deliverable upon settlement of the purchase contracts between the end of such 20 consecutive trading day period and the date such shares are delivered.

The term “applicable market value” means the average of the daily VWAPs of our Class A Common Stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding October 1, 2015.

The term “daily VWAP” of the Class A Common Stock means, on any date of determination, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page “GWR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of Class A Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Genesee & Wyoming).

The term “trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•	trading in our Class A Common Stock generally occurs on the reference securities exchange (as defined below).

“Reference securities exchange” means the New York Stock Exchange or, if our Class A Common Stock is not then listed on the New York Stock Exchange, the principal other United States national or regional securities exchange on which our Class A Common Stock is then listed or, if our Class A Common Stock is not then listed on a United States national or regional securities exchange, the principal other market on which our Class A Common Stock is then listed or admitted for trading.

If our Class A Common Stock is not listed or admitted for trading on any U.S. national or regional securities exchange or other market, “trading day” means a business day.

A “scheduled trading day” is a day that is scheduled to be a trading day on the reference securities exchange. If our Class A Common Stock is not listed or admitted for trading on any U.S. national or regional securities exchange or other market, “scheduled trading day” means a business day.

A “market disruption event” means:

•	a failure by the reference securities exchange to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Class A Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding permitted limits or otherwise) in our Class A Common Stock or in any options contracts or future contracts relating to our Class A Common Stock.

On the mandatory settlement date, our Class A Common Stock will be issued and delivered to you or your designee, upon:

•

if the Units that include such purchase contracts or such separate purchase contracts are held in global form, surrender of such global securities in compliance with the standing arrangements between DTC and the purchase contract agent; if the Units that include such purchase contracts or such separate purchase contracts are held in certificated form, surrender of such definitive securities; and

•	payment by you of any transfer or similar taxes payable in connection with the issuance of our Class A Common Stock to any person other than you.

If one or more of the 20 scheduled trading days beginning on, and including, the 23rd scheduled trading day immediately preceding October 1, 2015 is not a trading day, the mandatory settlement date will be postponed until the third scheduled trading day immediately following the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

Prior to 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined, the shares of Class A Common Stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our Class A Common Stock by virtue of holding such purchase contract. The person in whose name any shares of our Class A Common Stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will become the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Class A Common Stock upon settlement or redemption of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Early Settlement

On any trading day prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding October 1, 2015, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive a number of shares of Class A Common Stock per purchase contract at the “early settlement rate.” The early settlement rate is equal to the minimum settlement rate on the early settlement date, subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates,” unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our Class A Common Stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive our Class A Common Stock upon early settlement of your purchase contract is subject to:

•

delivery of a written and signed notice of election (an “early settlement notice”) in the form attached to the purchase contract to the purchase contract agent electing early settlement of your purchase contract;

•

if the Units that include such purchase contracts or such separate purchase contracts are held in global form, surrender of such global securities (or a reduction in the number of purchase contracts represented thereby, if applicable) in compliance with the standing arrangements between DTC and the purchase contract agent; if the Unit that includes such purchase contract or such separate purchase contract is held in certificated form, surrendering the certificates representing the purchase contract; and

•	payment by you of any transfer or similar taxes payable in connection with the issuance of our Class A Common Stock to any person other than you.

Upon compliance with the requirements described above, you will receive the applicable number of shares of Class A Common Stock (and any cash in lieu of fractional shares) issuable as a result of your exercise of your right to early settle on the third business day following the “early settlement date” (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.”

The person in whose name any shares of our Class A Common Stock shall be issuable upon such early settlement of the purchase contract will become the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.

Upon early settlement of the purchase contract component of a Unit, a separate amortizing note representing the amortizing note component of such Unit will be issued in the manner set forth herein and will remain outstanding and beneficially owned by or registered in the name of, as they case may be, the holder who elected to settle the related purchase contract early.

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our Class A Common Stock (and any cash in lieu of fractional shares) (or, if a reorganization event has occurred, units of exchange property (as defined below)) based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the third scheduled trading day immediately preceding October 1, 2015) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”

A holder’s right to Class A Common Stock (or, if a reorganization event has occurred, units of exchange property) upon early settlement in connection with a fundamental change is subject to compliance with the conditions described under “—Early Settlement”. Upon compliance with the requirements described above, you will receive the shares of our Class A Common Stock (and any cash in lieu of fractional shares) (or, if a reorganization event has occurred, units of exchange property) issuable as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date.

If you comply with the requirements for effecting early settlement of your purchase contracts in connection with a fundamental change prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.”

If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day during the fundamental change early settlement period, then the next succeeding business day will be considered the “fundamental change early settlement date.”

We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things:

•	the applicable fundamental change early settlement rate;

•	if not solely our Class A Common Stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement; and

•	the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(a)	our Class A Common Stock (or other common stock receivable upon settlement of your purchase contract, if applicable) is not listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or other United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States;

(b)	the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of all or substantially all of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which:

•	90% or more of our Class A Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; and

•

more than 10% of such cash, securities or other property does not consist of shares of common stock that are, or that upon issuance will be, listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or other United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States; or

(c)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, any of our wholly owned subsidiaries and any of their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Class A Common Stock representing more than 50% of the voting power of Class A Common Stock;

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (b) of the definition of “fundamental change” in which holders of shares of our Class A Common Stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our Class A Common Stock; and

•

in all other cases, the stock price will be the average of the daily VWAPs of our Class A Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted at the same time and in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

Effective Date
Stock Price	September , 2012	October 1, 2013	October 1, 2014	October 1, 2015
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The exact stock price and effective date may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $         per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•

if the stock price is less than $         per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above) (the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our Class A Common Stock deliverable under a purchase contract is            , subject to adjustment at the same time and in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If you exercise the fundamental change early settlement right following a reorganization event, we will deliver a number of units of exchange property equal to the number of shares of our Class A Common Stock we would otherwise be required to deliver, as described below.

The person in whose name any shares of our Class A Common Stock or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will become the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.

Upon early settlement of the purchase contract component of a Unit upon a fundamental change, a separate amortizing note representing the amortizing note component of such Unit will be issued in the manner set forth herein and will remain outstanding and, beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, subsequent fundamental change early settlement date or the mandatory settlement date or redemption on any subsequent merger redemption settlement date, including, if applicable, the provisions set forth under “—Adjustments to the Fixed Settlement Rates” regarding the occurrence of the relevant fundamental change.

Early Mandatory Settlement at Our Election

We have the right to settle the purchase contracts on or after May 15, 2013, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate as of the notice date, unless the daily VWAP of our Class A Common Stock for (x) 20 or more trading days in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the “notice date” (as defined below) and (y) the last trading day in such period, in each case, exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate as of the notice date.

If we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and, beneficially owned by or registered in the name of, as the case may be, such holder.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•

the date on which we will deliver shares of our Class A Common Stock following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be on or after May 15, 2013 and at least 5 but not more than 30 business days following the date of our notice (the “notice date”);

•

that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	if applicable, the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the last date on which holders may exercise their repurchase right; and

•	if applicable, the procedures that holders must following to require us to repurchase their amortizing notes.

We will deliver the shares of our Class A Common Stock and any cash in lieu of fractional shares to you on the early mandatory settlement date.

The person in whose name any shares of our Class A Common Stock shall be issuable following exercise of our early mandatory settlement right will become the holder of record of such shares as of 5:00 p.m., New York City time, on the notice date.

Merger Termination Redemption

If the agreement and plan of merger relating to our pending acquisition of RailAmerica, Inc. has terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below (a “merger termination redemption”), by delivering notice within the five business days immediately following April 30, 2013 (such notice, the “merger redemption notice”) to the purchase contract agent, the trustee and all holders of Units, separate purchase contracts or separate amortizing notes, issuing a press release announcing our election and posting such press release on our website.

In the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes (whether as components of Units or separate amortizing notes), as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our right to cause a merger termination redemption and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, such holder.

The merger redemption notice will specify, among other things:

•	the merger termination stock price and the reference price;

•	the scheduled merger redemption settlement date;

•	if the redemption amount is determined pursuant to the first bullet point in the definition thereof, the redemption amount;

•

if the redemption amount is determined pursuant to the second bullet point in the definition thereof, the merger redemption rate; and if applicable, the number of shares of our Class A Common Stock that would otherwise be included in the applicable redemption amount that will be replaced with cash;

•

that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	the “repurchase price” and “repurchase date”, each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	the last date on which holders may exercise their repurchase right; and

•	the procedures that holders must following to require us to repurchase their amortizing notes.

If we do not specify a number of shares that will be replaced with cash in the merger redemption notice, we will be deemed to have elected to settle the redemption amount solely in shares.

In the event of a merger termination redemption, we will deliver the applicable redemption amount on the merger redemption settlement date.

“Redemption amount” per purchase contract means:

•	if the merger termination stock price is equal to or less than the reference price, an amount of cash equal to (x) $100 less (y) the applicable repurchase price for the amortizing notes; or

•

if the merger termination stock price is greater than the reference price, a number of shares of our Class A Common Stock equal to the merger redemption rate determined by reference to the table set forth below; provided that we may elect to pay cash in lieu of any or all of the shares of our Class A Common Stock in an amount equal to such number of shares multiplied by the redemption market value; provided further, that, if we so elect to pay cash, we will specify in the merger redemption notice the number of shares of our Class A Common Stock that will be replaced with cash.

“Merger termination stock price” means the average of the daily VWAPs of our Class A Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding April 30, 2013.

“Redemption market value” means the average of the daily VWAPs of our Class A Common Stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled merger redemption settlement date.

The table below sets forth the merger redemption rate per purchase contract for each merger termination stock price. The merger termination stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rates are otherwise adjusted. The adjusted merger termination stock prices will equal the merger termination stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the merger termination stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The merger redemption rates per purchase contract in the table below will be adjusted at the same time and in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the merger redemption rate per purchase contract for each merger termination stock price set forth below:

Merger Termination Stock Price	Merger Redemption Rate
$ , which is equal to the reference price	(“maximum redemption rate”)

$

$

$

$

$

$	(“minimum redemption rate”)

The exact merger termination stock prices may not be set forth in the table above, in which case:

•

if the applicable merger termination stock price is between two merger termination stock prices in the table, the merger redemption rate will be determined by straight line interpolation between the merger redemption rates set forth for the higher and lower merger termination stock prices;

•

if the merger termination stock price is greater than $         per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the minimum redemption rate; or

•

if the merger termination stock price is less than $         per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the maximum redemption rate.

“Merger redemption settlement date” means:

•

if (x) the merger termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our Class A Common Stock that would otherwise be included in the redemption amount, the third business day following the last trading day of the 20 consecutive trading day period used to determine the redemption market value; or

•	otherwise, the scheduled merger redemption settlement date specified in the merger redemption notice.

“Scheduled merger redemption settlement date” means:

•

if (x) the merger termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our Class A Common Stock that would otherwise be included in the redemption amount, a date that is least 45 and no more than 60 calendar days after the date of the merger redemption notice; or

•	otherwise, a date that is at least 5 and no more than 30 calendar days after the date of the merger redemption notice.

The person in whose name any shares of our Class A Common Stock shall be issuable will become the holder of record of such shares as of 5:00 p.m., New York City time:

•	on the date of the merger redemption notice, if we have elected (or are deemed to have elected) to settle the redemption amount solely in shares; or

•

on the last trading day of the 20 consecutive trading day period used to determine the redemption market value, if the merger termination stock price is greater than the reference price and we elect to pay cash in lieu of any but not all shares of our Class A Common Stock.

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted, without duplication, upon:

(a) The issuance of our Class A Common Stock as a dividend or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination of Class A Common Stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	OS1
OS0

where,

SR0 =

the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;

SR1 =	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;

OS0 =

the number of shares of Class A Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (in either case, prior to giving effect to such event); and

OS1 =	the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made pursuant to this clause (a) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share subdivision or share combination, as the case may be. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be immediately readjusted, effective as of the date our board of directors publicly announces its decision not to pay or make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of Class A Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution or 9:00 a.m., New York City time, on the effective date for such share subdivision or share combination, as applicable, will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Class A Common Stock. We will not pay any dividend or make any distribution on shares of Class A Common Stock held in treasury.

(b) The issuance to all or substantially all holders of our Class A Common Stock of rights, options or warrants entitling them for a period expiring 45 calendar days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Class A Common Stock at a price per share less than the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of Class A Common Stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(OS0 + X)
(OS0 + Y)

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;

SR1 =	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;

X =	the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the total number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of Class A Common Stock.

Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be immediately readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our Class A Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be immediately readjusted, effective as of the date of such expiration or the date of such exercise, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our Class A Common Stock actually delivered.

In determining whether any rights, options or warrants entitle the holders of Class A Common Stock to subscribe for or purchase shares of Class A Common Stock at less than such average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of Class A Common Stock, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

For the purposes of this clause (b), the number of shares of Class A Common Stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Class A Common Stock. We will not issue any such rights or warrants, options in respect of shares of Class A Common Stock held in treasury.

(c) The dividend or other distribution to all or substantially all holders of our Class A Common Stock of shares of our capital stock (other than Class A Common Stock), evidences of our indebtedness, assets or rights, options or warrants to acquire our capital stock, indebtedness or assets, excluding:

•	any dividend, distribution or issuance covered by clause (a) or (b) above or (d) below; or

•	any dividend or distribution in connection with a spin-off covered by this clause (c) relating to spin-offs; and

•	any securities, cash or other property that is distributed in, and will constitute exchange property as a result of, a reorganization event (as described below) ,

in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	SP0
(SP0 — FMV)

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;

SP0 =	the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period ending on the trading day immediately preceding such ex-date for such dividend or distribution; and

FMV =	the fair market value (as determined by our board of directors), on the ex-date for such dividend or distribution, of the shares of our capital stock, evidences of our indebtedness, assets or rights, options or warrants so distributed, expressed as an amount per share of Class A Common Stock.

If FMV (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and FMV is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of Class A Common Stock, the kind and amount of our capital stock, evidences of our indebtedness, our assets or rights, options or warrants that such holder would have received if such holder owned a number of shares of Class A Common Stock equal to the maximum settlement rate in effect on the record date for the dividend or distribution.

Any adjustment made pursuant to the portion of this clause (c) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay or make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on Class A Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, listed or quoted on a U.S. national securities exchange, then each fixed settlement rate will instead be adjusted based on the following formula:

SR1 =	SR0 x	(FMV0 + MP0)
MP0

where,

SR0 =

the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off;

SR1 =

the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off;

FMV0 =

the average of the daily VWAPs of the capital stock or similar equity interests distributed to holders of Class A Common Stock applicable to one share of Class A Common Stock for the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off; and

MP0 =	the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off.

Any adjustment made pursuant to this portion of clause (c) will become effective immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off; provided that if any date for determining the number of shares of our Class A Common Stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the beginning of the 10 consecutive trading day period and such determination date for purposes of determining the fixed settlement rates. In the event that such distribution described in this clause (c) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

(d) The dividend or distribution to all or substantially all holders of our Class A Common Stock of exclusively cash, excluding:

•	any cash that is distributed in, and will constitute exchange property as a result of, a reorganization event (as described below); and

•	any dividend or distribution in connection with our liquidation, dissolution or winding up,

in which event, each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	SP0
(SP0 — C)

where,

SR0 =	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution;

SP0 =	the average of the daily VWAPs of Class A Common Stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

C =	the amount in cash per share we distribute to holders of Class A Common Stock.

If C (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and C is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of Class A Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of Class A Common Stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

Any adjustment made pursuant to this clause (d) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. In the event that any dividend or distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate which would then be in effect if such dividend or distribution had not been declared.

(e) We or one or more of our subsidiaries makes purchases of Class A Common Stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for Class A Common Stock if the amount of cash and value of any other consideration included in the payment per share of Class A Common Stock validly tendered or exchanged exceeds the average of the daily VWAP per share of Class A Common Stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(FMV + (SP1 x OS1))
(SP1 x OS0)

where,

SR0 =

the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;

SR1 =

the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;

FMV =	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares purchased in such tender offer or exchange offer (the “purchased shares”);

OS1 =

the number of shares of Class A Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer on the expiration date (the “expiration time”) (after giving effect to such tender offer or exchange offer);

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer); and

SP1 =	the average of the daily VWAPs of Class A Common Stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

Any adjustment made pursuant to this clause (e) will become effective immediately after 5:00 p.m., New York City time, on the last day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date; provided that if any date for determining the number of shares of our Class A Common Stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between such expiration date and such determination date for purposes of determining the fixed settlement rates.

If we are, or one of our subsidiaries is, obligated to purchase shares of our Class A Common Stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender offer or exchange offer had not been made.

To the extent that we have a rights plan in effect with respect to our Class A Common Stock on any date for determining the number of shares of our Class A Common Stock issuable to a holder, you will receive, in addition to our Class A Common Stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from our Class A Common Stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our Class A Common Stock as described in clause (c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question from us or, if applicable, from the seller of our Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The term “record date” means, when used with respect to any dividend, distribution or other transaction or event in which the holders of our Class A Common Stock have the right to receive any cash, securities or other property or in which our Class A Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class A Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

In the event of:

•

any merger with or into or consolidation with any other entity (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our Class A Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, assignment, transfer, lease or conveyance of all or substantially all of our properties and assets to any other person or entity;

•	any reclassification of our Class A Common Stock into securities including securities other than our Class A Common Stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our Class A Common Stock would be converted into, or exchanged for securities, cash and/or other property (each, a “reorganization event”), then at and after the effective time of the reorganization event, each purchase contract outstanding will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind and amount of securities, cash and/or other property that a holder of Class A Common Stock would have been entitled to receive in connection with such reorganization event (such securities, cash and other property, the “exchange property” with each unit of exchange property being the kind and amount of exchange property that a holder of one share of our Class A Common Stock would have received in such reorganization event).

For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our Class A Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A Common Stock that affirmatively make such an election.

The number of units of exchange property we will deliver for each purchase contract settled or redeemed (if we elect not to deliver solely cash in respect of such redemption) following the effective date of such reorganization event will be equal to the number of shares of our Class A Common Stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable settlement date, or such other settlement rates or redemption rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such contracts are actually settled). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our Class A Common Stock would have received in such reorganization event and such value will be determined, on any date of determination, with respect to:

•	any publicly traded securities that compose all or part of the exchange property, based (to the extent practicable) on the VWAP of such securities on such date;

•	any cash that composes all or part of the exchange property, based on the amount of such cash; and

•

any other property that composes all or part of the exchange property, based on the value of such property on such date, as determined, in each case, by a nationally recognized independent investment banking firm retained by us for this purpose.

In addition, to the extent permitted by applicable law and the continued listing requirements of New York Stock Exchange (or any other stock exchange on which the Units, separate purchase contracts or Class A Common Stock may then be listed), we may make such increases in each fixed settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our Class A Common Stock resulting from any dividend or distribution of shares of our Class A Common Stock (or issuance of rights, options or warrants to acquire shares of our Class A Common Stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

In the event of a taxable distribution to holders of our Class A Common Stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in our discretion, holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Income and Estate Consequences” in this prospectus supplement. In addition, non-U.S. holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax and Estate Considerations—Non-U.S. Holders” in this prospectus supplement.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share.

No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least 1.0%. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least 1.0%, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our Class A Common Stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events;

•	we will not adjust the fixed settlement rate pursuant to the bullets above until the earliest of these triggering events occurs; and

•	we will readjust the fixed settlement rate to the extent any of these rights, options or warrants are not exercised before they expire.

No adjustment to the fixed settlement rates will be made if holders of Units or any separate purchase contracts may participate in the transaction (at a level based on the maximum settlement rate) that would otherwise give rise to such adjustment at the same time and on the same terms as holders of our Class A Common Stock without having to settle such holders’ purchase contracts.

Except as stated above, the fixed settlement rates will not be adjusted for the issuance of Genesee & Wyoming common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing, or for the repurchase of common stock. For example, the fixed settlement rates will not be adjusted:

•

upon the issuance of any Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Class A Common Stock under any plan;

•

upon the issuance of any Class A Common Stock, restricted stock or restricted stock units or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any Class A Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;

•

upon the repurchase of any shares of our Class A Common Stock pursuant to an open market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in clause (e) above;

•

for the sale or issuance of shares of our Class A Common Stock, or securities convertible into or exercisable for shares of our Class A Common Stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (a) through (e) above;

•	for a third party tender offer; or

•	for a change in the par value or no par value of our Class A Common Stock.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate. In addition, we will, within ten business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted; such notification may be made by a press release.

For the avoidance of doubt, each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate and early mandatory settlement rate.

If an adjustment is made to the fixed settlement rates, an inversely proportional adjustment will also be made to the reference price. For the avoidance of doubt, no separate inversely proportional adjustment will be made to the threshold appreciation price because it is equal to $100 divided by the minimum settlement rate (rounded to the nearest $0.0001) as adjusted in the manner described herein. Because (a) the applicable market value and redemption market value are each averages of the daily VWAPs of our Class A Common Stock over a 20 consecutive trading day period and (b) the fundamental change early settlement rate and merger redemption rate are generally based on a “stock price” and “merger termination stock price,” respectively, that is calculated based on an average of the daily VWAPs over a 10 consecutive trading day period, we will make appropriate adjustments, if any, to the relevant daily VWAPs prior to the relevant issuance date, record date, ex-date, effective date or expiration date, as the case may be, used to calculate the applicable market value, redemption market value, “stock price” or “merger termination stock price” to account for any adjustment to the fixed settlement rates if the related issuance date, record date, ex-date, effective date or expiration date occurs during the period in which the applicable market value, redemption market value, “stock price” or “merger termination stock price,” as the case may be, is being calculated.

Fractional Shares

No fractional shares of our Class A Common Stock will be issued to holders upon settlement or redemption of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our Class A Common Stock, calculated on an aggregate basis in respect of the purchase contracts being settled or redeemed, multiplied by the daily VWAP of our Class A Common Stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger redemption settlement date, as the case may be.

Consequences of Bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Genesee & Wyoming. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our Class A Common Stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our Class A Common Stock at that time). If for any reason the accelerated purchase contracts are not settled by the delivery of Class A Common Stock, a holder may have a damage claim against us for the value of the Class A Common Stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will rank equally with the claims by holders of our Class A Common Stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of our Class A Common Stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•

to evidence the succession of another person to Genesee & Wyoming’s obligations, and the assumption by any such successor of the covenants and obligations of Genesee & Wyoming in the purchase contract agreement and the units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•

upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

•

to conform the provisions of the purchase contract agreement to the “Description of Purchase Contracts” and “Description of the Units” sections in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent, so long as such action does not adversely affect the interest of the holders; and

•	to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us and the purchase contract agent and trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of Class A Common Stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•	change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right;

•	reduce the redemption amount or impair the right of any holder to receive such amount if we elect to redeem the purchase contract in connection with a merger termination redemption;

•

reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

•	impair the right to institute suit for the enforcement of the purchase contracts.

In executing any modification, the purchase contract agent shall be entitled to receive an opinion of counsel stating that such modification is authorized or permitted under the terms of the purchase contract agreement.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not merge with or into, consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•

the resulting, surviving or transferee entity (if not us) is a corporation or limited liability company that is treated as a corporation for U.S. federal income tax purposes, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation or limited liability company (if not us) expressly assumes in writing all of our obligations under the purchase contracts and the purchase contract agreement;

•

immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement; and

•

we have delivered to the purchase contract agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, sale, assignment, transfer, lease or conveyance comply with the purchase contract agreement and that all conditions precedent provided for in the purchase contract agreement related to such transaction have been complied with.

Reservation of Class A Common Stock

We will at all times reserve and keep available out of our authorized and unissued Class A Common Stock, solely for issuance upon settlement or redemption of the purchase contracts, that number of shares of Class A Common Stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the Units, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement, the Units or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial

The purchase contract agreement will provide that we, the purchase contract agent and the trustee will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the extent permitted by law.

Information Concerning the Purchase Contract Agent

Wilmington Trust, National Association, will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Information Concerning the Transfer Agent of Class A Common Stock

Computershare acts as the transfer agent for our Class A Common Stock and performs other services for it.

Calculations in Respect of Purchase Contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

DESCRIPTION OF THE AMORTIZING NOTES

Each amortizing note, which initially forms a part of a Unit and which, at the holder’s option on any business day during the period beginning on, and including, the business day immediately after the date of initial issuance of the Units, to, but excluding, the third scheduled trading day immediately preceding October 1, 2015 or any early mandatory settlement date or a merger redemption settlement date, can be separated and transferred separately from the purchase contract also forming a part of a Unit, will be issued by Genesee & Wyoming under a senior debt indenture (the “base indenture”), and a related supplemental indenture for such amortizing notes (the “supplemental indenture”), each to be dated the date of first issuance of the amortizing notes, and each between Genesee & Wyoming, as issuer, and Wilmington Trust, National Association, as trustee (collectively referred to herein as the “indenture”).

The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the form of base indenture, which has been filed, and the supplemental indenture, which will be filed, and in each case incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. Copies of the base indenture and the supplemental indenture will be available for inspection at the office of Genesee & Wyoming.

As used in this section, the terms “Genesee & Wyoming,” “us,” “we” and “our” mean Genesee & Wyoming Inc. and do not include any of its existing or future subsidiaries.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued by Genesee & Wyoming in an initial aggregate principal amount of $             (or $             initial aggregate principal amount if the underwriters exercise their option to purchase additional Units in full). The final installment payment date will be October 1, 2015. Genesee & Wyoming may not redeem the amortizing notes.

Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described below under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below.

Payments on amortizing notes issued as a global security will be made to DTC, or a successor depositary. In the event amortizing notes are issued in certificated form, installment payments will be made at the corporate trust office of the trustee at Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890. Installment payments on certificated amortizing notes may be made at Genesee & Wyoming’s option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

The amortizing notes will not be guaranteed by any of our subsidiaries.

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Genesee & Wyoming that may adversely affect such holders.

The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

Ranking

The amortizing notes will be senior unsecured obligations of Genesee & Wyoming and will rank equally in right of payment to Genesee & Wyoming’s existing and future senior indebtedness. The amortizing notes will rank senior to all of Genesee & Wyoming’s existing and future unsecured subordinated indebtedness and junior to the rights of our secured creditors to the extent of their security in its assets.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. As of June 30, 2012, on a pro forma basis after giving effect to the Financing Transactions and the Merger, we would have had a total indebtedness of $2,023.1 million, and we would have had unused commitments of $311.0 million under our senior secured revolving credit facility (after giving effect to $4.8 million of undrawn letters of credit which reduces such availability).

Installment Payments

Each amortizing note will have an initial principal amount of $            . On each January 1, April 1, July 1 and October 1, commencing on January 1, 2013 (each, an “installment payment date”), Genesee & Wyoming will pay, in cash, equal quarterly installments of $             on each amortizing note (except for the January 1, 2013 installment payment, which will be $ per amortizing note). Each installment will constitute a payment of interest (at an annual rate of             %) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on December 15, March 15, June 15 and September 15, as applicable.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Amortization Schedule

The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
January 1, 2013	$	$
April 1, 2013	$	$
July 1, 2013	$	$
October 1, 2013	$	$
January 1, 2014	$	$
April 1, 2014	$	$
July 1, 2014	$	$
October 1, 2014	$	$
January 1, 2015	$	$
April 1, 2015	$	$
July 1, 2015	$	$
October 1, 2015	$	$

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right with respect to, or cause a merger termination redemption of, the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, or merger redemption notice, as the case may be, which will be at least 20 but not more than 45 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Settlement at Our Option” or the date of the merger redemption notice as described under “Description of the Purchase Contracts—Merger Termination Redemption,” as the case may be (and which may or may not fall on the early mandatory settlement date or merger redemption settlement date, as the case may be).

The “repurchase price” per amortizing note to be redeemed will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at an annual rate of             %; provided, however, if the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date or merger redemption settlement date, as the case may be, falls on the same day as the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures;

•	the number of the withdrawn amortizing notes; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes on the repurchase date, then:

•

the amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

•

all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).

In connection with any repurchase offer pursuant to an early mandatory settlement notice or merger redemption notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

This “—Events of Default” section replaces the section of the accompanying prospectus entitled “Description of Our Debt Securities—Events of Default” in its entirety.

The following are “events of default” under the indenture:

(i)	the failure by Genesee & Wyoming to pay any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 calendar days;

(ii)	the failure by Genesee & Wyoming to pay the repurchase price of any amortizing notes when the same shall become due and payable;

(iii)	the failure by Genesee & Wyoming to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due;

(iv)	the failure by Genesee & Wyoming to comply with any of its other agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below;

(v)	the acceleration of any Indebtedness of Genesee & Wyoming that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 calendar days after such acceleration;

(vi)	the failure by Genesee & Wyoming to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of Indebtedness of Genesee & Wyoming within 30 calendar days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(vii)	a final judgment or judgments that exceed $50 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against Genesee & Wyoming and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 calendar days of being entered; or

(viii)	certain events of bankruptcy, insolvency or reorganization of Genesee & Wyoming or any Significant Subsidiary.

A default as described in clause (iv) above will not be deemed an event of default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us in writing and the trustee, of the default and we do not cure the default within 60 calendar days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

With the exception of a payment default, the trustee will not be charged with knowledge of any default or event of default or knowledge of any cure of any default or event of default unless an authorized officer of the trustee with direct responsibility for the administration of the indenture has received written notice of such default or event of default from us or any holder.

If an event of default (other than an event of default with respect to us described in clause (viii) above), shall have occurred and be continuing under the indenture, the trustee by written notice to us, or the holders of at least 25% in principal amount of the amortizing notes then outstanding by written notice to us and the trustee, may declare all amortizing notes to be due and payable immediately. Upon such declaration of acceleration, all future, scheduled installment payments on the amortizing notes will be due and payable immediately. If an event of default with respect to us specified in clause (viii) above occurs, such an amount will become automatically and immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the amortizing notes then outstanding by written notice to the trustee and Genesee & Wyoming may waive any continuing default or event of default (other than any default or event of default in payment of installment payments) on the amortizing notes under the indenture. Holders of a majority in principal amount of the then outstanding amortizing notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of installment payments on the amortizing notes) if the rescission would not conflict with any judgment or decree, if all existing events of default (other than the non-payment of accelerated installment payments) have been cured or waived and if there has been deposited with the trustee a sum sufficient to pay its fees and expenses in connection with such event of default.

The holders may not enforce the provisions of the indenture or the amortizing notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided that such direction does not conflict with the terms of the indenture.

The trustee, within 90 calendar days after the occurrence of a default with respect to the amortizing notes, will mail to all holders, at our expense, notice of all such defaults known to the trustee, unless such defaults shall have been cured or waived before the giving of such notice. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in payment of installment payments or that resulted from the failure to comply with any obligations described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) if the trustee determines that withholding such notice is in the holders’ interest.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture or the amortizing notes at the request or direction of any of the holders unless such holders have offered and, if requested, provided to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense resulting from such exercise.

Genesee & Wyoming is required to deliver, within 120 calendar days after the end of each fiscal year, to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or event of default, a statement specifying such default or event of default and what action Genesee & Wyoming is taking or proposes to take with respect thereto. In addition, Genesee & Wyoming is required to deliver to the trustee prompt written notice of the occurrence of any default or event of default.

Reports

The indenture requires Genesee & Wyoming to file with the trustee, within 15 days after Genesee & Wyoming is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Genesee & Wyoming may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by Genesee & Wyoming with the SEC via EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, provided, however, that the trustee shall have no obligation whatsoever to determine if such filing has occurred.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Genesee & Wyoming’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to conclusively rely exclusively on an officer’s certificate).

Discharge and Legal Defeasance and Covenant Defeasance of Indenture

This “—Discharge and Legal Defeasance and Covenant Defeasance of Indenture” section replaces the section of the accompanying prospectus entitled “Description of Our Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance” in its entirety.

Genesee & Wyoming may discharge its obligations under the amortizing notes and the indenture (with the exception of any obligations which expressly survive the termination of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.

The indenture will also permit Genesee & Wyoming to terminate all of its obligations under the indenture with respect to the amortizing notes other than the obligation to pay interest on and the principal of the amortizing notes and certain other obligations (“legal defeasance”), at any time by:

(1)	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)	complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of Genesee & Wyoming’s exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

In addition, the indenture will permit Genesee & Wyoming to terminate all of its obligations under the indenture with respect to certain covenants and events of default specified in the indenture (“covenant defeasance”) at any time by:

(1)	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)	complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

•	rights of registration of transfer and exchange of amortizing notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

•	rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	obligations of Genesee & Wyoming to maintain an office or agency in respect of the amortizing notes.

Genesee & Wyoming may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If Genesee & Wyoming exercises the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the amortizing notes. If Genesee & Wyoming exercises the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Limitations on Mergers, Consolidations and Sales of Assets

This “—Limitations on Mergers, Consolidation and Sales of Assets” section replaces the section of the accompanying prospectus entitled “Description of Our Debt Securities—Merger or Consolidation” in its entirety.

The indenture will provide that Genesee & Wyoming will not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person in one transaction or a series of related transactions, unless:

•

the successor corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of all installment payments on the amortizing notes issued under the indenture and the performance of every covenant in the indenture on our part to be performed or observed;

•

immediately after giving effect to such transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default, has happened and is continuing; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, sale, assignment, transfer, lease or conveyance comply with the indenture and that all conditions precedent provided for in the indenture related to such transaction have been complied with.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety”.

Subject to certain limitations, the successor company will succeed to, and be substituted for, Genesee & Wyoming under the indenture and the amortizing notes.

Genesee & Wyoming will be released from its obligations under the indenture and the successor company will succeed to, and be substituted for, and may exercise every right and power of, Genesee & Wyoming under the indenture, the amortizing notes; provided that, in the case of a lease of all or substantially all its assets, Genesee & Wyoming will not be released from the obligation to pay the installment payments on the amortizing notes.

Modifications and Amendments

This “—Modifications and Amendments” section replaces the section of the accompanying prospectus entitled “Description of Our Debt Securities—Modification or Waiver” in its entirety.

Genesee & Wyoming and the trustee may amend or supplement the indenture or the amortizing notes without notice to or the consent of any holder to:

•	cure any ambiguity, omission, defect or inconsistency in the indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders;

•	provide for the assumption by a successor corporation of Genesee & Wyoming’s obligations as set forth in “—Limitations on Mergers, Consolidations and Sales of Assets”;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee in accordance with the indenture, and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	provide for uncertificated or unregistered securities and to make all appropriate changes for such purpose;

•	secure the notes;

•	add guarantees with respect to the notes;

•	add to Genesee & Wyoming’s covenants or events of default for the benefit of the holders or surrender any right or power conferred upon Genesee & Wyoming;

•	make any change that does not adversely affect the rights of any holder; and

•	conform the provisions of the indenture to the “Description of the Amortizing Notes” section in the preliminary prospectus supplement, as supplemented and/or amended by the related pricing term sheet.

Without prior notice to any holders, Genesee & Wyoming and the trustee may amend the indenture with respect to the amortizing notes with the written consent of the holders of a majority in principal amount of the outstanding amortizing notes, and the holders of a majority in principal amount of the outstanding amortizing notes by written notice to the trustee may waive future compliance by Genesee & Wyoming with any provision of the indenture with respect to the amortizing notes. However, without the consent of each holder affected thereby, an amendment or waiver may not:

•	change any installment payment date or the amount owed on any installment payment date,

•	reduce the principal amount of the amortizing notes or the rate of interest thereon;

•	reduce the above-stated percentage of outstanding amortizing notes the consent of whose holders is necessary to modify or amend the indenture with respect to the amortizing notes;

•

reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture, or make any change to the indenture provision described in this sentence;

•	change the ranking of the amortizing notes;

•	make the amortizing notes payable in a currency other than that stated in the amortizing notes; or

•	reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes Genesee & Wyoming’s obligation to make such payment.

It is not be necessary for the consent of any holder to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver becomes effective, Genesee & Wyoming shall give to the holders affected thereby a notice briefly describing the amendment, supplement or waiver. Genesee & Wyoming will mail supplemental indentures to holders upon request. Any failure of Genesee & Wyoming to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing Law

The indenture and the amortizing notes and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial

The indenture and the amortizing notes will provide that we and the trustee will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the indenture, the amortizing notes or the transactions contemplated thereby, to the extent permitted by law.

Unclaimed Funds

Any monies deposited with the trustee or any paying agent or then held by Genesee & Wyoming in trust for the payment of installment payments on or repurchase prices of the amortizing notes that remains unclaimed for two years after the date the payments or repurchase prices became due and payable, shall, at Genesee & Wyoming’s request, be repaid to Genesee & Wyoming or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to Genesee & Wyoming for payment thereof.

Prescription

Under New York’s statute of limitations, any legal action to enforce Genesee & Wyoming’s payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter, Genesee & Wyoming’s payment obligations will generally become unenforceable.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax and estate consequences for holders as of the date of this prospectus supplement, of the purchase, ownership and disposition of Units, amortizing notes, and the purchase contracts that are or may be the components of a Unit and shares of our Class A Common Stock acquired under a purchase contract.

This summary deals only with Units, amortizing notes, purchase contracts, and Class A Common Stock held as capital assets by a holder who purchases the Units upon original issuance at their initial offering price, as indicated on the cover of this prospectus supplement. This summary does not constitute a detailed description of the U.S. federal income tax considerations applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a trader in securities that has elected the mark-to-market method of tax accounting for your securities;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the Units, amortizing notes, purchase contracts, or Class A Common Stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a financial institution;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a “U.S. holder” (as defined below) whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

If a partnership holds the Units, amortizing notes, purchase contracts, or Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Units, amortizing notes, purchase contracts, or Class A Common Stock, you should consult your tax advisor.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below.

This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their personal circumstances. If you are considering the purchase, ownership or disposition of the Units, amortizing notes, purchase contracts or Class A Common Stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Characterization of Units and Amortizing Notes

Although there is no authority directly addressing the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of Genesee & Wyoming for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a “U.S. Holder” (as defined below under “U.S. Holders”) you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a “non-U.S. holder” (as defined below under “Non-U.S. Holders”), payments of principal and interest made to you on the amortizing notes could be subject to U.S. withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to non-U.S. holders on the amortizing notes could potentially be subject to U.S. withholding tax and (ii) the purchase contracts could be treated as our stock on the date of issuance, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the Internal Revenue Service (“IRS”) will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Units, amortizing notes, purchase contracts or Class A Common Stock.

As used herein, the term “U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or Class A Common Stock that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Units

Allocation of Purchase Price

Your acquisition of a Unit will be treated as an acquisition of the amortizing note and the purchase contract constituting the Unit and, by purchasing the Unit, you will be deemed to have agreed to such treatment. In addition, we and you, by your acceptance of a beneficial ownership interest in the amortizing notes, agree to treat the notes as indebtedness of Genesee & Wyoming for all U.S. federal income tax purposes. The remainder of this discussion assumes that a holder of a Unit will be treated as owning the amortizing note and the purchase contract.

The purchase price of each Unit will be allocated between the amortizing note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the amortizing note and the purchase contract. We will report the initial fair market value of each amortizing note as          and the initial fair market value of the purchase contract as         , and, by purchasing a Unit, you will be deemed to agree to such allocation. This allocation is not, however, binding on the IRS. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Sale, Exchange, or Other Disposition of Units

Upon a disposition of Units, you will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units and you will calculate gain or loss on the purchase contracts separately from the gain or loss on the amortizing notes. It is thus possible that you could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit. You generally will have gain or loss equal to the difference between (i) the portion of your proceeds allocable to the purchase contract and the amortizing notes and (ii) your respective adjusted tax bases in the purchase contract and the amortizing notes. For purposes of determining gain or loss, your proceeds will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Notes

Payments of Interest

Stated interest on an amortizing note will be includible in your gross income as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of tax accounting, and payments on the notes other than stated interest will reduce your basis with respect to such amortizing note.

Repurchase of Amortizing Notes

If you elect to have us repurchase your notes in connection with an early mandatory settlement or merger termination redemption, you will recognize gain or loss in an amount equal to the difference between the amount realized on the repurchase of your amortizing notes and your adjusted tax basis in the amortizing notes. For purposes of determining gain or loss, your amount realized will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss.

Purchase Contracts

Acquisition of Class A Common Stock under a Purchase Contract

You generally will not recognize gain or loss on the purchase of Class A Common Stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of Class A Common Stock. Your aggregate initial tax basis in the Class A Common Stock acquired under a purchase contract should equal your tax basis in the purchase contract less any such tax basis allocable to the fractional share. The holding period for Class A Common Stock received under a purchase contract will commence on the day after the Class A Common Stock is acquired.

Constructive Distributions and Dividends

You might be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the fixed settlement rates would not be considered made pursuant to such a formula if the adjustment were made to compensate you for taxable distributions with respect to our Class A Common Stock (for example, if we increase the cash dividend on our Class A Common Stock). Certain of the possible settlement rate adjustments (including, without limitation, adjustments in respect of taxable dividends to holders of our Class A Common Stock and as discussed in “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution to you even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described below.

Merger Termination Redemption

If your purchase contracts are redeemed for cash upon a merger termination redemption, you will recognize gain or loss on such redemption in an amount equal to the difference between the amount realized on the redemption of your purchase contracts and your tax basis in the purchase contracts. Such gain or loss generally will be capital gain or loss.

Class A Common Stock Acquired under a Purchase Contract

Distributions

Any distribution on our Class A Common Stock paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. For tax years beginning before 2013, non-corporate U.S. holders that receive dividends on our Class A Common Stock are eligible for a reduced rate of taxation if certain requirements are satisfied. Any distributions on our Class A Common Stock in excess of our current and accumulated earnings and profits will first be applied to reduce your tax basis in the Class A Common Stock, and any amount in excess of your tax basis will be treated as gain from the sale or exchange of your Class A Common Stock, as described immediately below.

Sale, Exchange or Other Taxable Disposition

Upon a sale, exchange, or other taxable disposition of our Class A Common Stock, you will recognize capital gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in the Class A Common Stock.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments on the amortizing notes, the purchase contracts and Class A Common Stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or have been notified by the IRS that you are subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion applies only to non-U.S. holders. As used herein, a “non-U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or Class A Common Stock that is neither a U.S. holder nor a partnership. As discussed above under “—Characterization of Units and Amortizing Notes”, this discussion assumes that a Unit is treated as two separate instruments and that the amortizing notes are treated as indebtedness of Genesee & Wyoming for U.S. federal income tax purposes. Different tax consequences would apply if the Unit was treated as a single instrument.

U.S. Federal Withholding Tax

A 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest on the amortizing notes, provided that you meet the following requirements of the portfolio interest exemption:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the amortizing notes is described in section 881(c)(3)(A) of the Code; and

•

(a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your Units or amortizing notes through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the amortizing notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the Units, amortizing notes, purchase contracts or Class A Common Stock acquired under the purchase contract. In certain circumstances, however, withholding tax may apply to the proceeds you receive on the sale, exchange, or other disposition of the Units or purchase contracts (see “—Foreign Investment in Real Property Tax Act” below).

We will generally withhold tax at a 30% rate on dividends paid on Class A Common Stock acquired under a purchase contract and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the settlement rate of the purchase contracts (see “—U.S. Holders—Settlement of the Purchase Contracts—Constructive Distributions and Dividends”) or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to U.S. federal income tax, as described below.

A non-U.S. holder of a Unit, Class A Common Stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or deemed dividends will be required to satisfy certain certification and disclosure requirements described in the portfolio interest discussion above. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the amortizing notes or dividends on our Class A Common Stock (or deemed dividends on the purchase contracts) are effectively connected with the conduct of that trade or business (and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder), you will be subject to U.S. federal income tax on the interest or dividends on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the amortizing notes or dividends on our Class A Common Stock and deemed dividends on the purchase contracts will be included in earnings and profits.

Upon a disposition of Units, you will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units. Any gain realized on the disposition of an amortizing note, purchase contract or share of Class A Common Stock generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

in the case of a purchase contract or our Class A Common Stock, we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (see the discussion below under “—Foreign Investment in Real Property Tax Act”).

An individual non-U.S. holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under the first bullet above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Foreign Investment in Real Property Tax Act

We have not determined whether we are a “United States real property holding corporation” for U.S. federal income tax purposes, and it is possible that we are a United States real property holding corporation currently or will become a United States real property holding corporation in the future. So long as our Class A Common Stock continues to be regularly traded on an established securities market in the United States, (i) you will not be subject to U.S. federal income tax on the disposition of our Class A Common Stock if you have not held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) more than 5% (actually or constructively) of our total outstanding Class A Common Stock, and (ii) you will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if, as a result of the Units being deemed regularly traded, the purchase contracts are considered to be regularly traded on an established securities market and you have not held, (at any time during the shorter of the five year period preceding the date of disposition or your holding period) more than 5% (actually or constructively) of all of the purchase contracts outstanding, or (y) if the purchase contracts are not considered to be regularly traded on an established securities market, on the date such purchase contracts were acquired by you the purchase contracts had a fair market value less than or equal to 5% of the fair market value of our total outstanding Class A Common Stock.

If you exceed the limits described in the above paragraph, you could be subject to U.S. federal income tax at the regular graduated rates generally applicable to U.S. holders on gain, if any, recognized in connection with your disposition of our Class A Common Stock or Units (to the extent allocable to the purchase contracts), as applicable, or with respect to certain distributions on our Class A Common Stock or the Units (to the extent allocable to the purchase contracts) in excess of our current and accumulated earnings and profits. If you are subject to the tax described in the preceding sentence, you will be required to file a U.S. federal income tax return with the IRS.

In addition, if the purchase contracts are not considered to be regularly traded, you will be subject to withholding upon a disposition of our purchase contracts if on the date acquired by you, the purchase contracts had a fair market value greater than 5% of the fair market value of our Class A Common Stock.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the amortizing notes beneficially owned by you at the time of your death, provided that any payments made to you on the amortizing notes would be eligible for exemption from the 30% withholding tax under the rules described above under “— U.S. Federal Withholding Tax” without regard to the certification requirement described in the fourth bullet point regarding portfolio interest.

Class A Common Stock acquired under a purchase contract and owned by you at the time of your death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. The purchase contract owned by you at the time of your death may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of the interest and dividends (including deemed dividends) paid to you and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required, must be reported annually to the IRS and to you. Copies of the information returns reporting the amount of such interest and dividends and the amount of withholding may also be made available to the tax authority in the country in which you reside under the provisions of an applicable income tax treaty.

In general, no backup withholding will be required regarding payments on amortizing notes or Class A Common Stock that we make to you, provided that we do not have actual knowledge or reason to know that you are a United States person and you have delivered the statement described above under “—U.S. Federal Withholding Tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of Units, amortizing notes, purchase contracts, or Class A Common Stock made within the United States or conducted through certain U.S. financial intermediaries if:

•	the payor (1) receives the statement described above and (2) does not have actual knowledge or reason to know that you are a United States person; or

•	you otherwise establish an exemption.

Backup withholding may apply if you fail to comply with applicable U.S. information reporting or certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of any dividends (including deemed dividends) paid after December 31, 2013 and any gross proceeds of a sale of our Class A Common Stock and from a disposition of amortizing notes paid after December 31, 2014 to (i) a foreign financial institution (whether such institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. The legislation contains a grandfathering provision that exempts from withholding any interest payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed United States Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. It is unclear whether the grandfathering provision would apply to this offering of Units or to the amortizing notes issued as part of the Units. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your purchase, ownership and disposition of Units, amortizing notes, purchase contracts or Class A Common Stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Units by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Units of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Units by an ERISA Plan with respect to which we or an underwriter, the purchase contract agent, the trustee or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more and receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Units should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Unit, each purchaser and subsequent transferee of a Unit will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Units constitutes assets of any Plan or (ii) the purchase and holding of the Units by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Units on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Units.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, Genesee & Wyoming will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither Genesee & Wyoming nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its

U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)	the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;

(b)	at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c)	an event of default with respect to the amortizing notes, or any failure on the part of Genesee & Wyoming to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and such beneficial owner requests that its amortizing notes and/or purchase contracts, as the case may be, be issued in physical, certificated form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate amortizing notes are issued, the holders thereof will be able to receive installment payments at the office of Genesee & Wyoming’s paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of Genesee & Wyoming’s paying agents. Genesee & Wyoming also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. Genesee & Wyoming’s paying agent is the corporate trust office of Wilmington Trust, National Association, located at Rodney Square North, 1100 North Market Street, Wilmington, DE 19890.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of Wilmington Trust, National Association, listed above. A form of such instrument of transfer will be obtainable at the relevant office of Wilmington Trust, National Association. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of Wilmington Trust, National Association, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the representatives on behalf of the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Units set forth opposite the underwriter’s name below.

Underwriter	Number of Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Total	2,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Units sold under the underwriting agreement if any of these Units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Units to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per Unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the per Unit underwriting discount and commissions to be paid to the underwriters, assuming either no exercise or full exercise of the underwriters’ option to purchase additional Units.

	Without exercise	With full exercise
Underwriting discount and commissions per Unit	$	$
Total.	$	$

The expenses of the offering payable by us, not including the underwriting discounts and commissions, are estimated at $1.5 million.

Option to Purchase Additional Units

We have granted an option to the underwriters to purchase from us at any time from time to time within 13 days begining on, and including, the date of the initial issuance of the Units, up to 300,000 additional Units at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Units proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our directors and executive officers have agreed that we will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, including the filing with the SEC of a registration statement under the Securities Act in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock or publicly disclose the intention to take any such action, in each case without the prior written consent of the representatives, for a period of 60 days after the date of this prospectus supplement, except:

•	issuances pursuant to any employee or director equity compensation or incentive plan, stock ownership or purchase plan or dividend reinvestment plan in effect on the date hereof;

•

issuances pursuant to the conversion of securities, the exercise of warrants or options or the vesting of restricted stock outstanding on the date hereof, including the conversion of our Class B Common Stock into Class A Common Stock and the conversion of any restricted shares and share units of RailAmerica outstanding at the time of the closing of the Merger into comparable equity awards in respect of our Class A Common Stock;

•

issuances in connection with one or more acquisitions, provided that such issuances are limited to 10% of our Common Stock outstanding immediately hereafter and provided that the recipients of such shares of Common Stock agree to be bound by similar lock-up terms;

•	issuances in connection with the concurrent Class A Common Stock Offering;

•	issuances in connection with the issuance to Carlyle of convertible preferred shares pursuant to the Investment Agreement; and

•

the filing of any registration statements with the Commission in connection with Carlyle’s registration rights under the Registration Rights Agreement entered into in connection with the Investment Agreement.

In addition, our directors and officers are permitted to make certain transfers (1) as a bona fide gift, or (2) to any charitable organization, family member, partnership or trust, provided that, in each case, the transferee agrees to be bound in writing by similar lock-up terms prior to such transfer, to sell any shares of Common Stock acquired in the open market or sold in connection with a cashless exercise of options and to convert their Class B Common Stock into Class A Common Stock provided that such shares of Class A Common Stock upon conversion will be subject to the same lock-up terms. In the case of our chief executive officer, he is permitted to sell any shares of Common Stock pursuant to the Rule 10b5-1 trading plan adopted by him as in effect on the date hereof, in an amount necessary to raise sufficient cash proceeds to cover any income tax or withholding obligation or payment of the exercise prices for any stock options exercised during the lock-up period. In the case of the chairman of our board of directors, he may transfer up to an aggregate of 50,000 shares of Common Stock to a charitable organization and such organization is permitted to sell under Rule 144 of the Securities Act such shares. In addition, he is permitted to pledge or deliver his shares pursuant to his variable prepaid forward transaction with Credit Suisse Capital LLC as described elsewhere in the prospectus supplement.

The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60 day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60 day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, pursuant to the terms of the Investment Agreement, Carlyle has agreed to certain transfer restrictions. See “The Transactions—The Financing Transaction—Investment Agreement”.

New York Stock Exchange Listing

We will apply for listing of the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standard with respect to the Units; however, no assurance can be provided that the Units will be approved for listing. The Units are a new issue of securities and there is currently no trading market for the Units. The underwriters have advised us that they intend to make a market in the Units, but no underwriter is obligated to do so. Any underwriter may discontinue any market making in the Units at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid market will develop for the Units, that you will be able to sell your Units at a particular time or that the prices you receive when you sell will be favorable. Our shares of Class A Common Stock are listed on the New York Stock Exchange under the symbol “GWR.”

Price Stabilization, Short Positions

Until the distribution of the Units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Units. However, the representatives may engage in transactions that stabilize the price of the Units, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional Units or purchasing Units in the open market. In determining the source of Units to close out the covered short position, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Units made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Units or preventing or retarding a decline in the market price of our Units. As a result, the price of our Units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are lenders, and in some cases agents, under the GWI Existing Credit Facilities. In addition, affiliates of Citigroup Global Markets Inc. are lenders and agents under the RailAmerica Credit Facilities. Furthermore, we expect that an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as administrative agent under the Senior Secured Credit Facilities, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC will act as joint lead arrangers and joint bookrunners under the Senior Secured Credit Facilities and that affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC will be lenders under the Senior Secured Credit Facilities. Each of the underwriters is also acting as an underwriter in the concurrent Class A Common Stock Offering. See “The Transactions—Financing Transactions”.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of Units may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Units shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Units or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any Units acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Units acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any Units being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Units to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of Units in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Units. Accordingly any person making or intending to make an offer in that Relevant Member State of Units which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Units in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe the Units, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The Units may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Units or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Units have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Units will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Units has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Units.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Units to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Units offered should conduct their own due diligence on the Units. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the Units has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

A.	you confirm and warrant that you are either:

(a)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(b)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(c)	a person associated with the company under section 708(12) of the Corporations Act; or

(d)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

B.	you warrant and agree that you will not offer any of the Units for resale in Australia within 12 months of those Units being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The Units are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the Units do not constitute a public offer of, or an invitation to subscribe for or purchase, the Units in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

The validity of the Units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Genesee & Wyoming’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RailAmerica, Inc. appearing in RailAmerica, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of RailAmerica, Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and RailAmerica each file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents we and RailAmerica file with the SEC at its public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Genesee & Wyoming’s Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. After the completion of the Merger, RailAmerica will no longer file annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC allows us to “incorporate by reference” the information in the documents that we and RailAmerica file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we and RailAmerica filed with the SEC prior to the date of this prospectus supplement, while information that we and RailAmerica file later with the SEC will automatically update and supersede this information. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K and RailAmerica’s Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement and the accompanying prospectus.

All documents filed by Genesee & Wyoming pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement are to be incorporated herein by reference (other than information furnished under Items 2.02 or 7.01 of Form 8-K).

•

Our Annual Report on Form 10-K for the year ended December 31, 2011 (filed on February 27, 2012), including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A (filed on April 10, 2012);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 (filed on May 7, 2012 and August 7, 2012, respectively);

•

Our Current Reports on Form 8-K filed on February 3, 2012, March 1, 2012, May 23, 2012, June 8, 2012, July 23, 2012 (other than Item 7.01 and Item 9.01—Exhibit 99.2), August 2, 2012 (only with respect to Item 5.02), September 10, 2012 and September 12, 2012; and

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A (File No. 001-31456) filed on September 23, 2002.

The representations, warranties and covenants of RailAmerica contained in the Merger Agreement have been made solely for the benefit of Genesee & Wyoming and Merger Sub. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by (i) matters specifically disclosed in any reports filed by RailAmerica with the SEC prior to the date of the Merger Agreement and (ii) confidential disclosures made to Genesee & Wyoming and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of RailAmerica or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in RailAmerica’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding RailAmerica that is or will be contained in, or incorporated by reference into, this prospectus supplement.

All documents filed by RailAmerica pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement are to be incorporated herein by reference (other than information furnished under Items 2.02 or 7.01 of Form 8-K).

•	RailAmerica’s Annual Report on Form 10-K for the year ended December 31, 2011 (filed on February 23, 2012);

•	RailAmerica’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 (filed on April 26, 2012 and July 26, 2012, respectively); and

•	RailAmerica’s Current Report on Form 8-K filed on September 7, 2012.

We make available any documents that we file with the SEC free of charge on our website at http://www.gwrr.com as soon as reasonably practicable after we electronically file such documents. Information contained on or accessible through our website is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus. In addition, you may request a copy of these documents, including the documents that are incorporated by reference in this prospectus supplement, at no cost by writing or telephoning us at the following address or telephone number:

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, CT 06830

Attention: Allison M. Fergus, Esq.

Telephone: (203) 629-3722

PROSPECTUS

Genesee & Wyoming Inc.

Debt Securities

Preferred Stock

Class A Common Stock

Warrants

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Units

We may offer and sell debt securities, shares of preferred stock, shares of Class A common stock, par value $0.01 per share (Class A Common Stock), warrants, depositary shares, stock purchase contracts, stock purchase units or units, comprised of two or more of any of the securities referred to herein in any combination, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of offering.

In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of our Class A Common Stock in such amounts, at prices and on other terms to be determined at the time of the offering and as set forth in a prospectus supplement. We will not receive any proceeds from the sale of shares of our Class A Common Stock by any selling stockholders.

We and the selling stockholders, if any, will provide the specific terms and offering price of these securities in supplements to this prospectus to the extent those terms are not described in this prospectus or are different from the terms described in this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

You should read this prospectus, the supplements to this prospectus and any incorporated documents carefully before you invest in any of our securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We and the selling stockholders, if any, may offer these securities directly to investors, through agents, underwriters or dealers on a continued or delayed basis. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our debt securities, shares of preferred stock, shares of Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units or units involves risks. You should carefully consider the risk factors referred to on page 6 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our debt securities, shares of preferred stock, shares of Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units or units.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GWR.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2012.

Forward-Looking Statements

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding future events and future performance of Genesee & Wyoming Inc. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” “trends,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Actual results may differ materially from those expressed or forecast in these forward-looking statements. Examples of factors that could cause actual results to vary from those expressed in forward-looking statements include all statements that are not historical in nature, including statements regarding:

•	the industry and markets, including their outlook, in which we operate and our competitive position;

•

the impact of political, social or economic conditions (including commodity demand associated with the industrialization of developing economies) on our results and our susceptibility to downturns in the general economy;

•	our operations, competitive position, growth strategy and prospects;

•

our ability to complete, integrate and benefit from acquisitions, including our pending acquisition of RailAmerica, Inc., investments, joint ventures and strategic alliances, and the challenges associated with managing rapid growth and operating a global business with decentralized management and operations;

•	our indebtedness and our ability to fulfill our obligations under such indebtedness;

•	the imposition of operational restrictions as a result of covenants in our debt agreements;

•

our susceptibility to severe weather conditions, climate change and other natural occurrences, which could result in shutdowns, derailments, other substantial disruptions of operations or impacts on our customers;

•

governmental policies, legislative and regulatory developments affecting our railroad operations or the operations of our customers, including the passage of new legislation, rulings by the Surface Transportation Board and the Federal Railroad Administration, as well as the actions of the Railroad Retirement Board in the United States and the actions of the governmental entities in the foreign jurisdictions where we operate;

•	our relationships with Class I railroads and other connecting carriers for our operations;

•	our ability to obtain railcars and locomotives from other providers on which we are currently dependent;

•	competition from numerous sources, including those relating to geography, substitute products, other modes of transportation and other rail operators;

•	changes in foreign exchange policy or rates;

•	strikes, work stoppages or unionization efforts by our employees or in the rail network;

•	our ability to attract, retain and develop a sufficient number of skilled employees, including senior leadership in the various geographies in which we operate;

•	our obligation as a common carrier to transport hazardous materials by rail;

•	the occurrence of losses or other liabilities which are not covered by insurance or which exceed our insurance limits, or which cause our self-insured retentions or insurance premiums to rise;

•	rising fuel costs or constraints in fuel supply;

•	customer retention and contract continuation;

•	our exposure to the credit risk of customers and counterparties;

•	our ability to manage our growth effectively;

•	our funding needs and financing sources, including our ability to obtain government funding for capital projects;

•	acts of terrorism and anti-terrorism measures;

•

the effects of market and regulatory responses to environmental, health and safety law changes, as well as the effects of violations of, or liabilities under, new or existing environmental, health and safety laws, regulations and requirements;

•	our susceptibility to various legal claims and lawsuits; and

•	our susceptibility to risks associated with doing business in foreign countries.

The areas in which there is risk and uncertainty are further described in documents that we file from time to time with the Securities and Exchange Commission (the “SEC”), which contain additional important factors that could cause actual results to differ from current expectations and from the forward-looking statements contained herein. Readers of this document are cautioned that our forward-looking statements are not guarantees of future performance and our actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

In light of the risks, uncertainties and assumptions associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed or incorporated by reference in this prospectus or any accompanying prospectus supplement not to occur.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are taking advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included or incorporated by reference in this prospectus and any accompanying prospectus supplement.

Our forward-looking statements speak only as of the date of this prospectus or as of the date they are made, and we undertake no obligation to update our forward-looking statements whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

Where You Can Find More Information About Us

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any documents we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC allows us to “incorporate by reference” the information in the documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

We incorporate by reference the documents listed below and any documents we file in the future with the SEC subsequent to the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we and the selling stockholders, if any, sell all of the securities that we have registered for sale under the registration statement of which this prospectus forms a part.

•

The Annual Report on Form 10-K for the year ended December 31, 2011 (filed on February 27, 2012), including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A (filed on April 10, 2012);

•	The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 (filed on May 7, 2012 and August 7, 2012, respectively);

•

The Current Reports on Form 8-K filed on February 3, 2012, March 1, 2012, May 23, 2012, June 8, 2012, July 23, 2012 (other than Item 7.01 and Item 9.01 – Exhibit 99.2), August 2, 2012 (only with respect to Item 5.02), September 10, 2012 and September 12, 2012; and

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A (File No. 001-31456) filed on September 23, 2002.

We make available any documents that we file with the SEC free of charge on our website at http://www.gwrr.com as soon as reasonably practicable after we electronically file such documents with the SEC. Information contained on or accessible through our website is not, and should not be deemed to be, a part of this prospectus or the accompanying prospectus supplement. In addition, you may request a copy of these documents, including the documents that are incorporated by reference in this prospectus, at no cost by writing or calling us at the following address or phone number.

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, CT 06830

Attention: Corporate Communications

Telephone: (203) 629-3722

We and the selling stockholders, if any, have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling stockholders, if any, sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement and the documents incorporated by reference herein may also add, update or change information contained in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under “Where You Can Find More Information About Us.” Unless the context otherwise indicates, the terms “Genesee & Wyoming,” “we,” “us” or “our” mean Genesee & Wyoming Inc. and its consolidated subsidiaries.

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the SEC using the automatic shelf registration process. Under the automatic shelf registration process, we may offer from time to time, in one or more offerings, an unlimited amount of any of the following securities:

•	debt securities;

•	preferred stock;

•	Class A Common Stock;

•	warrants;

•	depositary shares;

•	stock purchase contracts and stock purchase units; and

•	units, comprised of two or more of any of the securities referred to herein in any combination.

The selling stockholders, if any, may also offer from time to time, in one or more offerings, shares of our Class A Common Stock.

Debt Securities

We may offer unsecured general obligations, which may be either senior, senior subordinated or subordinated, and may be convertible into shares of our Class A Common Stock or shares of our preferred stock. In this prospectus, we refer to our senior debt securities, senior subordinated securities and subordinated debt securities together as “our debt securities.” The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The senior subordinated debt securities and the subordinated debt securities will be entitled to payment only after payment of our senior debt, including amounts under our current or future senior credit facilities.

Our debt securities will be issued under one of two indentures each between us and a trustee. We have summarized general features of our debt securities under “Description of Our Debt Securities.” We encourage you to read the indentures, the form of each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Preferred Stock

We may issue shares of our preferred stock, $0.01 par value per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Class A Common Stock

We may issue shares of our Class A Common Stock. Holders of shares of our Class A Common Stock are entitled to receive dividends when declared by our Board of Directors, subject to the rights of holders of our preferred stock. Each holder of our Class A Common Stock is entitled to one vote per share. Except as described herein, the holders of our Class A Common Stock have no preemptive rights or cumulative voting rights. See “Description of Our Capital Stock” for a more complete discussion of dividend, voting and conversion rights with respect to our outstanding shares of Class A Common Stock and our Class B common stock, par value $0.01 per share (Class B Common Stock).

Warrants

We may issue warrants to purchase debt securities, preferred stock, Class A Common Stock or any combination of these securities, and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. We have summarized general features of our warrants under “Description of Our Warrants.” Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The description of our warrants below under “Description of Our Warrants” and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, the form of which will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock issued and deposited with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts representing contracts obligating holders to purchase from us and for us to sell to the holders shares of Class A Common Stock or shares of preferred stock at a future date or dates. The price per share of Class A Common Stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either (1) debt securities issued by us or (2) debt obligations of third parties, which may or may not secure the holder’s obligations to purchase the Class A Common Stock or preferred stock under the stock purchase contracts.

Units

We may issue units consisting of one or more warrants, debt securities, shares of Class A Common Stock, preferred stock, depositary shares, stock purchase contracts or stock purchase units or any combination of such securities.

Risk Factors

Investing in our debt securities, shares of preferred stock, shares of Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units or units involves risks. Before you make a decision to buy any of these securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarterly periods subsequent thereto, which are incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of our securities pursuant to this prospectus. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

About Genesee & Wyoming Inc.

We operate short line and regional freight railroads and provide railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, we operate a longer-haul railroad that runs approximately 1,400 miles between Tarcoola in South Australia and Darwin in the Northern Territory of Australia. We operate in 30 states in the United States, four Australian states, one Australian territory and three Canadian provinces and provide rail service at 17 ports in North America and Europe. Our corporate predecessor was founded in 1899 as a 14-mile rail line serving a single salt mine in upstate New York. As of June 30, 2012, we operated over approximately 7,600 miles of owned, jointly owned or leased track (inclusive of the Tarcoola to Darwin rail line operated under a concession agreement) and 1,405 additional miles under other contractual track access arrangements. Based on North American track miles, we believe that we are the second largest operator of short line and regional freight railroads in North America.

By focusing our corporate and regional management teams on improving our return on invested capital, we intend to continue to increase our earnings and cash flow. In addition, we expect that acquisitions will adhere to our return on capital expectations and that existing operations will strive to improve year-over-year financial returns and safety performance.

Our principal executive offices are located at 66 Field Point Road, Greenwich, CT 06830, and our telephone number is (203) 629-3722.

Ratios of Earnings to Fixed Charges

The following table shows our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2012 and for each of the five most recent fiscal years ended on December 31:

	Six Months Ended June 30, 2012	Years Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	5.0	4.3	4.8	3.4	4.7	4.8

(1)	Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding. For the purposes of the table above, fixed charges include interest expense on all debt, capitalized interest, amortization of deferred debt issuance costs and the portion of rental expense on operating leases which management believes is attributable to interest.

Use of Proceeds

Unless otherwise indicated in the prospectus supplement, we will use all or a portion of the net proceeds from the sale of our securities offered by this prospectus and the prospectus supplement for general corporate purposes.

We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholders, if any. The selling stockholders will receive all of the net proceeds from the sale of the shares of Class A Common Stock by the selling stockholders.

Description of Our Debt Securities

Any of our debt securities issued under this prospectus will be our direct, unsecured general obligations. Our debt securities will be either senior debt securities (Senior Debt Securities), senior subordinated debt securities (Senior Subordinated Debt Securities) or subordinated debt securities (Subordinated Debt Securities).

The Senior Debt Securities will be issued under an indenture between us and a U.S. banking institution (a Trustee), and the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and a Trustee. The Trustee for each series of our debt securities will be identified in the applicable prospectus supplement. Senior Debt Securities will be issued under a “Senior Indenture” and Senior Subordinated Debt Securities and Subordinated Debt Securities will be issued under a “Subordinated Indenture”, in each case, as supplemented and/or amended by one or more supplemental indentures. Together the Senior Indenture and the Subordinated Indenture are called the “Indentures” and each an “Indenture”.

Our debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the applicable prospectus supplement and such terms will supplement and, if applicable, modify the general terms described in this prospectus.

We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part and you should read the Indentures for provisions that may be important to you. Whenever we refer to this prospectus or in the prospectus supplement to defined terms of the Indentures, those defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

General

The debt securities will be our direct, unsecured general obligations. The Senior Debt Securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The Senior Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (including the Senior Debt Securities) as described under “Subordination” below and in the prospectus supplement applicable to any Senior Subordinated Debt Securities. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (including the Senior Debt Securities) and Senior Subordinated Indebtedness (including the Senior Subordinated Debt Securities) as described under “Subordination” below and in the prospectus supplement applicable to any Subordinated Debt Securities.

The Indentures provide that our debt securities may be issued without limit as to aggregate principal amount, in one or more series, and in any currency or currency units, in each case as established from time to time in or under the authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

A prospectus supplement will include the terms of any debt securities being offered (Offered Debt Securities), including the covenants, if any, that will apply to the particular Offered Debt Securities. These terms will include some or all of the following:

•	the title of the Offered Debt Securities;

•	whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities;

•	the total principal amount of the Offered Debt Securities;

•	the dates on which the principal of the Offered Debt Securities will be payable;

•	the interest rate, which may be fixed or variable, of the Offered Debt Securities and the interest payment dates for the Offered Debt Securities;

•	the places where payments on the Offered Debt Securities will be payable;

•	any terms upon which the Offered Debt Securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Offered Debt Securities;

•	whether the Offered Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	if convertible into shares of our Class A Common Stock or any of our other securities, the terms on which such Offered Debt Securities are convertible;

•	any addition to or change in the covenants in the applicable Indenture; and

•	any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture.

If so provided in the applicable prospectus supplement, we may issue our debt securities at a discount below their principal amount and pay less than the entire principal amount of our debt securities upon declaration of acceleration of their maturity (Original Issue Discount Securities). The applicable prospectus supplement will describe the material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities.

The general provisions of the Indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions, if any, to the “Events of Default” described below that are applicable to the Offered Debt Securities or any covenants or other provisions providing event risk or similar protection.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof.

Subject to the terms of the applicable Indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary unless:

•	the depositary is unwilling or unable to continue as depositary;

•	an Event of Default has occurred and is continuing; or

•	as otherwise provided in the applicable prospectus supplement.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company (DTC) will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Payment

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and any premium on our debt securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names our debt securities are registered on days specified in the applicable Indenture or any prospectus supplement.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, each of the following will constitute an event of default (Event of Default) under the Indentures with respect to our debt securities of any series:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (whether or not, in the case of the Senior Subordinated Debt Securities or Subordinated Debt Securities, prohibited by the subordination provisions described under “—Subordination” below);

•

default in the payment of the principal of and premium, if any, on any debt security of that series at its Maturity (whether or not, in the case of the Senior Subordinated Debt Securities or Subordinated Debt Securities, prohibited by the subordination provisions described under “—Subordination” below);

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

•

default in the performance, or breach, of any covenant or warranty in the applicable Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of debt securities of a series other than that series, and continuance of such default or breach for a period of 30 days after there has been given by registered or certified mail, to us by the applicable Trustee or to us and the applicable Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•

failure by us to pay final judgments aggregating in excess of $2,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

•	certain events of bankruptcy, insolvency or reorganization with respect to us; or

•	any other Event of Default provided with respect to debt securities of that series.

If you are a holder of Senior Subordinated Debt Securities or Subordinated Debt Securities, all remedies available upon the occurrence of an event of default under the applicable indenture will be subject to the restrictions on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, described below under “—Subordination” and/or the applicable prospectus supplement.

Each Indenture requires us to file with the applicable Trustee, annually, an officers’ certificate as to our compliance with all conditions and covenants under the applicable Indenture. Each Indenture provides that the applicable Trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the holders of that series of debt securities.

Subject to any terms or conditions specified in the applicable prospectus supplement, if an Event of Default with respect to our debt securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the holders of not less than 25% in principal amount of our outstanding debt securities of that series may declare the principal amount, or, if any debt securities of that series are Original Issue Discount Securities, that portion of the principal amount of those Original Issue Discount Securities as may be specified in the terms of those Original Issue Discount Securities, of all our debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the applicable Trustee if given by holders, and upon any such declaration that principal amount, or specified amount, plus accrued and unpaid interest, and premium, if any, will become immediately due and payable. Upon payment of that amount in the currency in which such debt securities are denominated (except as otherwise provided in the applicable Indenture or specified in the prospectus supplement), all of our obligations in respect of the payment of principal of the debt securities of that series will terminate.

Subject to any terms or conditions specified in the applicable prospectus supplement, if an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series, or that portion of the principal amount of such debt securities as may be specified in a prospectus supplement, will automatically become immediately due and payable.

Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to our debt securities of a particular series occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of any of the holders of debt securities of that series, unless the holders have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to the provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of our outstanding debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under the applicable Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to our debt securities of that series.

At any time after a declaration of acceleration with respect to any series of our debt securities has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the applicable Indenture, the holders of a majority in principal amount of our outstanding debt securities of that series, by written notice to us and the applicable Trustee, may rescind and annul such declaration and its consequences, subject to any terms or conditions specified in the applicable prospectus supplement.

Merger or Consolidation

Subject to any terms or conditions specified in the applicable prospectus supplement, each Indenture provides that we may not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any Person, unless:

•

the successor corporation formed by the consolidation or into which we are merged or the Person which acquires by conveyance or transfer, or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States or any State or territory thereof or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on all our debt securities issued under the applicable Indenture and the performance of every covenant in the applicable Indenture on our part to be performed or observed;

•

immediately after giving effect to such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or lapse of time, or both, would become an Event of Default, has happened and is continuing; and

•	the other conditions as may be specified in the applicable prospectus supplement are satisfied.

Modification or Waiver

Subject to any terms or conditions specified in the applicable prospectus supplement, without prior notice to or consent of any holders, we and the applicable Trustee, at any time and from time to time, may modify the applicable Indenture for any of the following purposes:

•

to evidence the succession of another corporation to our rights and the assumption by that successor of our covenants and obligations under the applicable Indenture and under our debt securities issued thereunder in accordance with the terms of the applicable Indenture;

•

to add to our covenants for the benefit of the holders of all or any series of our debt securities, and if those covenants are to be for the benefit of less than all series, stating that those covenants are expressly being included solely for the benefit of that series, or to surrender any of our rights or powers under the applicable Indenture;

•

to add any additional Events of Default, and if those Events of Default are to be applicable to less than all series, stating that those Events of Default are expressly being included solely to be applicable to that series;

•

to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination will become effective only when there is no outstanding debt security issued thereunder of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply;

•

to secure the debt securities issued thereunder or to provide that any of our obligations under the debt securities or the applicable Indenture shall be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

•

to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of the holders of debt securities of that series or any other series of debt securities issued under the applicable Indenture in any material respect;

•	to establish the form or terms of debt securities as permitted by the applicable Indenture;

•

to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the applicable Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or

•

to cure any ambiguity, to correct or supplement any provision in the applicable Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the applicable Indenture and the debt securities issued thereunder and the Trust Indenture Act (the TIA) or to make any other provisions with respect to matters or questions arising under the applicable Indenture which will not be inconsistent with any provision of the applicable Indenture; provided those other provisions do not adversely affect the interests of the holders of our outstanding debt securities of any series created thereunder prior to such modification in any material respect.

With the written consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification voting separately, we and the applicable Trustee may modify the applicable Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or of modifying in any manner the rights of the holders of debt securities under the applicable Indenture; provided, however, that such modifications may not, without the consent of the holder of each outstanding debt security of each series affected, modify the principal or interest terms, reduce the percentage required for modifications or otherwise conflict with the required provisions of the TIA or make those changes or modifications specified in the applicable prospectus supplement as requiring the consent of the holder of each outstanding debt security for each series affected.

A modification which changes or eliminates any covenant or other provision of the applicable Indenture with respect to one or more particular series of debt securities or which modifies the rights of the holders of debt securities of that series with respect to that covenant or other provision, will be deemed not to affect the rights under the applicable Indenture of the holders of debt securities of any other series.

Each of the Indentures provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant Trustee, may on behalf of the holders of the debt securities of that series waive any Default or Event of Default and its consequences under the applicable Indenture, except:

•	a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such debt security held by a non-consenting holder; or

•	a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Senior Debt Securities

The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries. Any such limitations will also be described in the applicable prospectus supplement.

Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, and premium, if any, and interest on the Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture or the Senior Subordinated Indenture, as applicable, and as described in the applicable prospectus supplement, in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Debt Securities and, in the case of, the Subordinated Debt Securities only, the Senior Subordinated Debt Securities, but our obligation to make payment of principal (and premium, if any) or interest on the Senior Subordinated Debt Securities and Subordinated Debt Securities will not otherwise be affected. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness that is neither Senior Indebtedness nor Senior Subordinated Indebtedness and only Indebtedness that is Senior Indebtedness will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indenture.

Unless otherwise indicated in a prospectus supplement, no payment on account of principal (and premium, if any), sinking funds or interest may be made on the Senior Subordinated Debt Securities or the Subordinated

Debt Securities at any time when there is a default in the payment of principal (and premium, if any), interest or certain other obligations on Senior Indebtedness relative to the applicable Offered Debt Securities. In addition, the prospectus supplement for each series of Senior Subordinated Debt Securities or Subordinated Debt Securities may provide that payments on account of principal, any premium, if any, or interest in respect of such Senior Subordinated Debt Securities or Subordinated Debt Securities may be delayed or not paid under the circumstances and for the periods specified in that prospectus supplement. Unless otherwise indicated in a prospectus supplement, in the event that, notwithstanding the foregoing, any payment by us described in the foregoing sentence is received by the Trustee under the Subordinated Indenture or the holders of any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities before all Senior Indebtedness relative to such Offered Debt Securities is paid in full, that payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness relative to the applicable Offered Debt Securities, the holders of the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be (as applicable) subrogated to the rights of the holders of the Senior Indebtedness relative to such Offered Debt Securities to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as applicable.

By reason of this subordination, in the event of a distribution of assets upon insolvency, holders of Senior Indebtedness and certain of our general creditors may recover more, ratably, than holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities. The Subordinated Indenture provide that the subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture.

If this prospectus is being delivered in connection with the offering of a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. “Indebtedness” and “Senior Indebtedness” with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities will have the meaning specified in the applicable prospectus supplement for that series. “Senior Subordinated Indebtedness” is defined in the Senior Subordinated Debt Indenture as the applicable Senior Subordinated Debt Securities and any other Indebtedness that ranks pari passu with such Senior Subordinated Debt Securities. Any Indebtedness that is subordinate or junior by its terms in right of payment to any other Indebtedness will be subordinate to Senior Subordinated Indebtedness, unless the instrument creating or evidencing the same of pursuant to which the same is outstanding specifically provides that this Indebtedness is to rank pari passu with other Senior Subordinated Indebtedness and is not subordinated by its terms to any Indebtedness that is not Senior Indebtedness.

Discharge, Legal Defeasance and Covenant Defeasance

The applicable Indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement when either:

•	all debt securities, with the exceptions provided for in the Indenture, of that series have been delivered to the applicable Trustee for cancellation;

•	all debt securities of that series not theretofore delivered to the applicable Trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their Stated Maturity within one year; or

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the applicable prospectus supplement.

In addition, each series of debt securities may provide additional or different terms or conditions for the discharge or defeasance of some or all of our obligations as may be specified in the applicable prospectus supplement.

If provision is made for the defeasance of debt securities of a series, and if the debt securities of that series are registered securities and denominated and payable only in U.S. dollars, then the provisions of each Indenture relating to defeasance will be applicable except as otherwise specified in the applicable prospectus supplement for debt securities of that series. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies may be specified in the applicable prospectus supplement.

At our option, either (1) we will be deemed to have been discharged from our obligations with respect to debt securities of any series, i.e. the “legal defeasance option,” or (2) we will cease to be under any obligation to comply with certain provisions of the applicable Indenture with respect to certain covenants, if any, specified in the applicable prospectus supplement with respect to debt securities of any series, i.e. the “covenant defeasance option,” at any time after the conditions set forth in the applicable prospectus supplement have been satisfied.

Conversion Rights

The terms and conditions, if any, upon which Offered Debt Securities are convertible into shares of our Class A Common Stock will be set forth in the prospectus supplement relating thereto. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of those Offered Debt Securities.

Corporate Existence

Subject to the terms of the applicable Indenture and as set forth in the applicable prospectus supplement, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Governing Law

The Indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Description of Our Capital Stock

In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and our restated certificate of incorporation and by-laws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information About Us”.

In General

Our authorized capital stock consists of 180,000,000 shares of Class A Common Stock, par value $0.01 per share, 30,000,000 shares of Class B Common Stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2012, there were (1) 40,985,526 shares of Class A Common Stock issued and outstanding, held by approximately 273 holders of record and (2) 1,892,048 shares of Class B Common Stock issued and outstanding, held by approximately 100 holders of record.

Class A Common Stock and Class B Common Stock

Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. Except with respect to the class voting rights of the Class A Common Stock and Class B Common Stock described below or as otherwise required by law, all actions submitted to a vote of stockholders are voted on by the holders of Class A Common Stock and Class B Common Stock voting together as a single class. Except for the filling of vacancies and newly created directorships, a plurality of all of the holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy is necessary for the election of directors at a meeting of stockholders that is duly called and has a quorum present. Certain other actions requiring stockholder approval must be approved by a majority of the voting power of the Class A Common Stock and Class B Common Stock. Subject to certain exceptions, the affirmative vote of 66 2/3% of the voting power of the Class A Common Stock and Class B Common Stock, voting as a single class, is necessary for the approval of a merger, consolidation or sale of substantially all of our assets. Holders of our capital stock are not entitled to cumulative voting in the election of directors.

Conversion. Class A Common Stock has no conversion rights. Pursuant to our Class B Stockholders’ Agreement, dated May 20, 1996 (Class B Stockholders’ Agreement), each share of Class B Common Stock is convertible into one share of Class A Common Stock (1) at any time at the option of the holder of the Class B Common Stock and (2) automatically upon any transfer by the holder thereof other than (a) a transfer by gift to a spouse, child or grandchild of a holder of record of Class B Common Stock, or to a trust for the benefit thereof, (b) a transfer to Mortimer B. Fuller, III or any Executive Officer (as defined in the Class B Stockholders’ Agreement) or (c) a transfer to a spouse, child or grandchild of a holder of record of Class B Common Stock, or to a trust for the benefit thereof, which results, whether by bequest, operation of the laws of intestate succession or otherwise, from the death of such holder of record.

Dividends. Dividends are payable on the outstanding shares of (1) only Class A Common Stock or (2) both Class A Common Stock and Class B Common Stock, in each case, when, as and if declared by our Board of Directors. If there is any arrearage in the payment of dividends on shares of our preferred stock, we may not pay dividends upon, repurchase or redeem shares of our Class A or Class B Common Stock.

If our Board of Directors determines to pay a dividend on Class B Common Stock, each share of Class A Common Stock will receive a dividend in an amount 10% greater than the amount of the dividend per share paid on the Class B Common Stock.

Liquidation. In the event of liquidation, holders of Class A Common Stock and Class B Common Stock will share with each other on a ratable basis as a single class in the net assets of our company available for distribution after payment or provision for our liabilities and after satisfaction of any liquidation preference on any series of our preferred stock.

Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided (whether in the form of a stock dividend or otherwise), consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided (whether in the form of a stock dividend or otherwise), consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation, reorganization or other business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by the holders of the other class. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock are entitled to preemptive rights, and neither the Class A Common Stock nor the Class B Common Stock is subject to redemption.

Listing. Our Class A Common Stock is quoted on the New York Stock Exchange under the symbol “GWR.”

Preferred Stock

General. Our Board of Directors, without action by stockholders, is authorized to:

•	authorize the issuance of shares of preferred stock in one or more series;

•	establish the number of shares in each series; and

•	fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

Each time that we issue a new series of preferred stock registered under the registration statement of which this prospectus forms a part, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation of the title of the series;

•	dividend rates;

•	redemption provisions, if any;

•	special or relative rights in the event of liquidation, dissolution, distribution or winding up of our company;

•	sinking fund provisions, if any;

•	whether the preferred stock will be convertible into our Class A Common Stock or any other of our securities or exchangeable for securities of any other person;

•	voting rights; and

•	any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

The shares of any series of preferred stock will be, when issued, fully paid and non-assessable.

Ranking. Each new series of our preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends. Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our Board of Directors, out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

•	the dividend rates;

•	whether the rates will be fixed or variable or both;

•	the dates of distribution of the cash dividends; and

•	whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

We will pay dividends to holders of record of preferred stock as they appear on our records, on the record dates fixed by our Board of Directors.

We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

Conversion and Exchange. The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our Class A Common Stock or exchangeable for securities of a third party.

Redemption. We will specify in the prospectus supplement relating to each new series of preferred stock:

•	whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

•	whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

•	the redemption prices.

In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by our Board of Directors.

Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on or after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

Liquidation Preference. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

•	distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

•	any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

In the event that holders of preferred stock are not paid in full upon our liquidation, dissolution or winding up, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

Voting Rights. The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by law.

Classes of Directors

Our Board of Directors is currently classified into three classes. One class of directors is elected each year and the members of that class hold office for a three-year term or until their successors are duly elected and qualified. The classification of directors will have the effect of making it more difficult for a third party to change the composition of our Board of Directors without the support of the incumbent directors. At least two annual stockholder meetings, instead of one, will be required to effect a change in the control of our Board, unless stockholders remove directors for cause.

Description of Our Warrants

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, Class A Common Stock or any combination of these securities, and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or Class A Common Stock will not have any rights of holders of the preferred stock or Class A Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or Class A Common Stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed either by the laws of the State of New York or the laws of the State of Delaware.

Description of Our Depositary Shares

The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying a fraction or a multiple of a share of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange

The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares provide for this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges (other than any change in the fees of any depositary, registrar or transfer agent) or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

Description of Our Stock Purchase Contracts and Stock Purchase Units

The following description of stock purchase contracts and stock purchase units sets forth certain general terms of the stock purchase contracts and/or stock purchase units that we may issue. The particular terms of any stock purchase contracts or stock purchase units will be described in the prospectus supplement relating to the stock purchase contracts or stock purchase units. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the stock purchase contracts, any collateral arrangements and any depositary arrangements relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued which will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

We may issue stock purchase contracts representing contracts obligating holders to purchase from us and for us to sell to the holders shares of Class A Common Stock or shares of preferred stock at a future date or dates. The price per share of Class A Common Stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	debt securities issued by us, or

•	debt obligations of third parties, including U.S. Treasury securities,

which may or may not secure the holder’s obligations to purchase the Class A Common Stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original stock purchase contract.

Description of Our Units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units or the securities comprising the units.

Selling Stockholders

We may register shares of our Class A Common Stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. We may register these shares to permit selling stockholders to resell their shares when and if they deem appropriate. A selling stockholder may resell all, a portion or none of such stockholder’s shares of Class A Common Stock at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our Class A Common Stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares of Class A Common Stock for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares of Class A Common Stock by a selling stockholder under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of Class A Common Stock owned by the selling stockholders, other than underwriting fees, discounts or commissions which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholders, describing their position or material relationship with us, the amount of shares to be registered and sold and any other terms of the shares of Class A Common Stock being sold by each selling stockholder.

Plan of Distribution

The debt securities, preferred stock, Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units and units may be sold from time to time in one or more transactions:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of securities we sell will describe that offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The Class A Common Stock covered by this prospectus may also be sold from time to time by our selling stockholders. The selling stockholders and their successors, including their transferees, may sell their shares of Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the securities. In the case of sales by selling stockholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling stockholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling stockholders in a prospectus supplement and provide the principal terms of the agreement between the selling stockholders and the underwriters, dealers or agents. In offering the securities covered by this prospectus, the selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

Legal Opinion

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RailAmerica, Inc. appearing in RailAmerica Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of RailAmerica Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference from Genesee & Wyoming Inc.’s Current Report on Form 8-K filed with the SEC on September 12, 2012. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Genesee & Wyoming Inc.

2,000,000             % Tangible Equity Units

PROSPECTUS SUPPLEMENT

, 2012

BofA Merrill Lynch	Citigroup	J.P. Morgan